UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post Effective Amendment No. 2
to
FORM 10

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

AL INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	90-0890517
(State or other jurisdiction of incorporation or organization)	(I.RS. Employer Identification No.)
2400 Boswell Road, Chula Vista, CA 91914
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     (619) 934-3980

Securities to be registered pursuant to Section 12(b) of the Act: None

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

AL INTERNATIONAL, INC.

FORM 10

For the Years ended December 31, 2012 and 2011

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains “forward-looking” statements.  We intend to identify forward-looking statements in this report by using words such as “believes,” “intends,” “expects,” “may,” “will,” “should,” “plan,” “projected,” “contemplates,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” or similar terminology. These statements are based on our beliefs as well as assumptions we made using information currently available to us. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. These risks include changes in demand for our products, changes in the level of operating expenses, our ability to expand our network of customers, changes in general economic conditions that impact consumer behavior and spending, product supply, the availability, amount, and cost of capital to us and our use of such capital, and other risks discussed in this report.  Additional risks that may affect our performance are discussed below under “Risk Factors Associated with Our Business.”

EXPLANATORY NOTE

This amendment is being filed to include certain information inadvertently not previously included in the Section entitled “Management”.

PART 1

ITEM 1.  DESCRIPTION OF BUSINESS

Unless otherwise noted, the terms “we,” “our,” “us,” “Company” “Youngevity®” and “AL International” refer to AL International, Inc. and its subsidiaries. AL International is a holding company, with substantially all of its assets consisting of the capital stock of its wholly-owned subsidiaries, Youngevity® and CLR Roasters LLC.

Overview and Description of Business

On July 11, 2011, AL Global Corporation (“AL Global”), a privately held California corporation, merged with and into a wholly-owned subsidiary of Javalution Coffee Company, a publicly traded Florida corporation (“Javalution”). After the merger, Javalution reincorporated in Delaware and changed its name to AL International Inc.  AL International operates as Youngevity® Essential Life Sciences and Drinkact.com in the direct selling channel.  In connection with our merger, CLR Roasters, LLC (“CLR Roasters”), the wholly owned subsidiary of Javalution continued to be a wholly owned subsidiary of the Company.  CLR Roasters operates a traditional coffee roasting business, and through the merger we were provided access to additional distributors, as well as added the JavaFit® product line to our network of direct marketers.

We are a Delaware corporation that operates through the following domestic wholly-owned subsidiaries: AL Global Corporation, which operates our two direct selling networks, Youngevity® and Drinkact.com; CLR Roasters, LLC, our commercial coffee business.  In addition, Financial Destinations, Inc., FDI Management, Inc., and MoneyTrax, LLC; (collectively “FDI”) and the wholly-owned foreign subsidiaries Youngevity Australia Pty. Ltd. and Youngevity NZ, Ltd.  make up of our direct selling operation. The Company also consolidated AL Corporation Holding Pte. Ltd. and DrinkAct Southeast Asia, Inc. (collectively “DrinkACT SEA”), which are non-controlled variable interest entities which are consolidated for financial accounting reporting purposes.  AL Global Corporation which does business under the assumed name of Youngevity® Essential Life Sciences was originally formed in the State of California under the name Wellness Lifestyles, Inc. in 1996.

We operate in two segments: the direct sales segment where products are offered through a global distribution network of preferred customers and distributors and the commercial coffee segment where products are sold directly to businesses.  During the year ended December 31, 2012, we derived approximately 90% of our revenue from our direct sales and approximately 10% of our revenue from our commercial coffee sales.

Direct Sales Segment - In the direct sales segment we sell health and wellness products on a global basis and offer a wide range of products through an international direct selling network.  Our direct sales are made through our network, which is a web-based global network of customers and distributors.  Our multiple independent sales forces sell a variety of products to an array of customers, through friend-to-friend marketing and social networking.  Our direct sales products are sold through Youngevity® Essential Life Sciences and Drinkact.com networks.  Initially, our focus was solely on the sale of products in the health, beauty and home care market through our marketing network; however, we have since expanded our selling efforts to include a variety of other products in other markets. The Company's Youngevity® Essential Life Sciences division, founded in 1997 by Dr. Joel Wallach, BS, DVM, ND and Dr. Ma Lan, MS, MD, offers through our direct selling network more than 400 products to support a healthy lifestyle.  Drinkact.com was acquired in 2007 and is focused upon the delivery of nutritional and healthy energy drink and diet programs. Our product offerings include:

• Nutritional products • Sports and energy drinks • Health and wellness-related services • Lifestyle products (spa, bath, garden and pets)	• Gourmet coffee • Skincare and cosmetics • Weight loss • Pharmacy discount cards

Through a series of recent acquisitions of other direct selling companies and their product lines, we have substantially expanded our distributor base by uniting the companies that we have acquired under our web-based independent distributor network, as well as providing our distributors with additional new products to add to their product offerings. In July 2012, we acquired certain assets of Livinity, Inc., a developer and distributor of nutritional products through a network of distributors. In April 2012, we acquired certain assets of GLIE, LLC, a developer and distributor of nutritional supplements, including vitamins and mineral supplements.  In October 2011, we acquired all of the equity of Financial Destination, Inc. (“FDI”), a seller of financial and health and wellness-related services and FDI became our wholly owned subsidiary. In August 2011, we acquired the distributor base and product line of Adaptogenix International, a Salt Lake City based direct seller of botanical derived products, including a health line, wellness beverages and energy drinks.  In July 2011, we acquired the distributors and product line of R-Garden, Inc., (“R-Garden”) a Washington State based designer of nutritional supplements, including vitamin, mineral and unique plant enzyme supplements.  In September 2012, we modified the terms of the agreement with R-Garden, transferring the ownership of the products to R-Garden in exchange for forgiveness of the contingent acquisition debt.  In June 2011, we acquired the distributor base and product line of Bellamora, a Tampa, Florida- based marketer of skin care products. In September 2010, the Company acquired the distributor base and product line of Preferred Price Plus, Inc., a direct seller of health supplement products. In June 2010, we acquired the distributor base and product line of MLM Holdings, Inc., a direct seller of health brand supplements and facial products.

Coffee Segment - We engage in the commercial sale of one of our products, our coffee.  We own a traditional coffee roasting business that produces coffee under its own Café La Rica brand, as well as under a variety of private labels through major national sales outlets and to major customers including cruise lines and office coffee service operators, as well as through our distributor network.  Our coffee manufacturing division, CLR Roasters, was established in 2003 and is a wholly owned subsidiary. CLR Roasters produces and markets a unique line of coffees with health benefits under the JavaFit® brand which is sold directly to consumers.

The Company is currently listed for quotation on the Over-the-Counter Pink Sheets (“OTC PINK”) under the symbol PINK.JCOF.

Emerging Growth Company

    We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

    (a) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more;
    (b) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement;
    (c) the date on which we have issued more than $1 billion in non-convertible debt, during the previous 3-year period, issued; or
    (d) the date on which we are deemed to be a large accelerated filer.

    As an emerging growth company we will be subject to reduced public company reporting requirements.   As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

    As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

    We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Products

Direct Sales Segment - Youngevity®, Drinkact.com

Through Youngevity® Essential Life Sciences, we offer more than 400 products to support a healthy lifestyle. All of these products, which are sold through our direct selling network, can be categorized into eight sub-product lines. (Nutritional Supplements, Sports and Energy Drinks, Health and Wellness, Weight Loss, Gourmet Coffee, Skincare and Cosmetics, Lifestyle Services, and Pharmacy Discount Cards).

Our flagship Nutritional Supplements include our Healthy Start Pak™, which includes Beyond Tangy Tangerine® (a multivitamin/mineral/amino acid supplement), EFA Plus™ (an essential fatty acid supplement), and Osteo-fx Plus™ (a bone and joint health supplement).

Our Sports and Energy Drinks include Rebound FX™, formulated for quick, sustained energy and endorsed by former All Star Basketball player Theo Ratliff. Our flagship Weight Management product is called the Slender FX™ Weight Management System, consisting of a meal replacement shake plus supplements to support healthy weight loss. Our Gourmet Coffee includes JavaFit®, a line of gourmet coffees blended with nutrients to support various health aspects. Our Personal Care products include Youngevity® Mineral Makeup™ and Youngevity® Botanical Spa™, Ancient Legacy™ Essential Oils, and Isola Luce™ Palm Oil Candles. Our Home and Garden products include Arthrydex™, a joint health supplement for pets; Hydrowash™, an environmentally safe cleaner; and Bloomin Minerals™, a line of plant and soil revitalizers.

 Financial Destination, Inc. (“FDI”) and its related entities FDI Management, Inc. and MoneyTrax, LLC were acquired by AL International in October 2011 and fully intergrated into our existing direct selling businesses. FDI was a nationwide direct marketer of financial, and health and wellness-related products and services.  FDI’s distributors now sell our other products such as our Youngevity® and JavaFit® products, and existing distributors of Youngevity® and JavaFit® products also sell our FDI financial services.

Coffee Segment - CLR Roasters

Our coffee line initially began in 2003 with the formation of Javalution.  Javalution, through its JavaFit Brand, develops products in the relatively new category of fortified coffee.  JavaFit fortified coffee is a blend of roasted ground coffee and various nutrients and supplements.  Our JavaFit line of coffee is only sold through our direct selling network. Our wholly owned subsidiary, CLR Roasters produces coffee under its own brands, as well as under a variety of private labels through major national retailers, various office coffee and convenience store distributors, to wellness and retirement centers, to a number of cruise lines and cruise line distributors, and direct to the consumer through sales of the JavaFit Brand to our direct selling division.

In addition, CLR Roasters produces coffee under several company owned brands including: Café La Rica, Café Alma, Josie’s Java House, Javalution Urban Grind, Javalution Daily Grind, and Javalution Royal Roast.  These brands are sold to various internet and traditional brick and mortar retailers including Wal-Mart, Winn-Dixie, Jetro, American Grocers, Publix, Home Goods, Marshalls and TJ Maxx.

Our products offered by CLR Roasters include:

•	100% Colombian Premium Blend;
•	House Blend;
•	Dark Roast;
•	Donut Shop;
•	Flavored Coffees;
•	Espresso;
•	Italian Espresso;
•	Decaffeinated Coffee;
•	Half Caff Espresso;
•	Organic Coffees; and
•	Select Water Decaffeinated.

The following table summarizes our percentage of sales by segment for the years ended December 31, 2012 and 2011.

	Year Ended December 31,
	2012	2011
Segment
Direct sales	90%	93%
Commercial coffee	10%	7%

The approximate percentages of total product sales represented by our top-selling products are:

	Year Ended December 31,
	2012	2011
Product
Beyond Tangy Tangerine®	21%	7%
Healthy Start Pack™	11%	6%
Osteo FX Plus™	3%	4%
Ultimate Classic®	2%	3%

Distribution

Direct Sales Segment - We presently sell products in 68 countries and territories, including all 50 states in the U.S., with operations the U.S. and New Zealand.  For the year ended December 31, 2012, approximately 9% of sales were shipped to destinations outside the U.S.  We primarily sell our products to the ultimate consumer through the direct selling channel. In our case, sales of our products are made to the ultimate consumer principally through direct selling by approximately 70,000 independent distributors, which we refer to as “distributors”. Each distributor is required to pay a one-time enrollment fee of up to ten dollars ($10.00) for a welcome kit that consists of forms, policy and procedures, selling aids, and access to our distributor website, prior to commencing services for us as a distributor. Distributors are independent contractors and not our employees. Distributors earn a profit by purchasing products directly from us at a discount from a published brochure price and selling them to their customers, the ultimate consumer of our products. We generally have no arrangements with end users of our products beyond the distributors, except as described below. No single distributor accounts for more than 1% of our net sales.

A distributor contacts customers directly, selling primarily through our online or printed brochures, which highlight new products and special promotions for each of our sales campaigns.  In this sense, the distributor, together with the brochure, is the “store” through which our products are sold. A brochure introducing new sales campaigns are frequently produced and our websites and social networking activity takes place on a continuous basis.  Generally, distributors and customer’s forward orders using the internet, mail, telephone, or fax and payments are processed via credit card at the time an order is placed.  Orders are processed and the products are assembled at our distribution center in Chula Vista, California and delivered to distributors and customers through a variety of local and national delivery companies.

We employ certain web enabled systems to increase distributor support, which allow a distributor to run her or his business more efficiently and also allow us to improve our order-processing accuracy.  In many countries, distributors can utilize the internet to manage their business electronically, including order submission, order tracking, payment and two-way communications. In addition, distributors can further build their own business through personalized web pages provided by us, enabling them to sell a complete line of our products online. Self-paced online training also is available in certain markets, as well as up-to-the-minute news, about us.

In the U.S. and selected other markets, we also market our products through the following consumer websites:

•	www.youngevity.com;
•	www.drinkact.com;
•	www.90forlife.com
•	www.myjavafit.com;
•	www.javafitbuilder.com;
•	www.javafitgivesback.com;
•	www.alintjcof.com;
•	www.cafelarica.com;
• •	www.financialdestination.com; www.fdidvd.com;
•	www.YoungevityOnline.com; and
•	www.DrinkACTWeb.com.

The information on our websites is not incorporated by reference into this Registration Statement.

 The recruiting of new distributors and the training are the primary responsibilities of key independent distributors supported by the Company’s marketing staff. The independent distributors are independent contractors compensated exclusively based on total sales of products achieved by their down-line distributors and customers. Although the independent distributors are not paid a fee for recruiting additional distributors, they have the incentive to recruit additional distributors to increase their opportunities for increasing their total sales and related sales commissions. Personal contacts, including recommendations from current distributors, and local market advertising constitute the primary means of obtaining new distributors and customers. Distributors also have the opportunity to earn bonuses based on the net sales of products made by distributors they have recruited and trained in addition to discounts earned on their own sales of our products. This program can be unlimited based on the level achieved accordance with the compensation plan that can change from time to time at the discretion of the Company. The primary responsibilities of Sales Leaders are the prospecting, appointing, training and development of their down-line distributors while maintaining a certain level of their own sales.

Coffee Segment – The coffee segment is operated by AL International’s wholly owned subsidiary CLR Roasters.  The segment operates a coffee roasting plant and distribution facility located in Miami, Florida.  The 25,000 square foot plant contains two commercial grade roasters and four commercial grade grinders capable of roasting 10 million pounds of coffee annually.  The plant contains a variety of packaging equipment capable of producing 2 ounce fractional packs, vacuum sealed brick packaging for espresso, various bag packaging configurations ranging from 8 ounces up to a 5 pound bag package, as well as Super Sack packaging that holds bulk coffee up to 1100 pounds.

The versatility of the plant supports a diverse customer base.  The coffee segment is a large supplier to the hospitality market with a great focus on serving the cruise line industry.  A major revenue producing area is the private label market where the company produces coffee for various retailer owned private brands.  The segment supplies coffee and equipment to retirement communities, services the office coffee service segment, and markets through distributors to the convenient store market; CLR Roasters also markets its own brands of coffee to various retailers.  Company owned brands that are currently on retail shelves are Café La Rica, Josie’s Java House, and the Javalution stable of brands.

Seasonality and Back Orders

Our business in both the direct selling and coffee segment can experience weaker sales during the summer months, however, recent experience has not been material to our operation results.  We have not experienced significant back orders.

Promotion and Marketing

Direct Selling Segment - Sales promotion and sales development activities are directed at assisting distributors through sales aids such as brochures, product samples and demonstration products. In order to support the efforts of distributors to reach new customers, specially designed sales aids, promotional pieces, customer flyers, television and print advertising are used. In addition, we seek to motivate our distributors through the use of special incentive programs that reward superior sales performance. Periodic sales meetings with our independent distributors are conducted by the Company’s marketing staff. The meetings are designed to keep distributors abreast of product line changes, explain sales techniques and provide recognition for sales performance.

A number of merchandising techniques are used, including the introduction of new products, the use of combination offers, the use of trial sizes and samples, and the promotion of products packaged as gift items. In general, for each sales campaign, a distinctive brochure is published, in which new products are introduced and selected items are offered as special promotions or are given particular prominence in the brochure. A key current priority for our merchandising is to continue the use of pricing and promotional models to enable a deeper, fact-based understanding of the role and impact of pricing within our product portfolio.

Coffee Segment – Sales promotion and sales development primarily takes place via CLR Roasters in-house team, however, the Company utilizes commission only outside manufacturer’s representatives for a number of specialty accounts.  CLR Roasters works diligently to be sure that the Company is invited to participate in the request for proposal (“RFP”) process that comes up each year on major coffee contracts.  CLR Roasters in-house sales team consists of 5 people that devote the majority of their time to obtaining new business.  CLR has established a direct store distribution (“DSD”) route that it utilizes to market, promote and ship its Company owned Café La Rica and Josie’s Java House brands.  Various promotion strategies and advertisements in retail circulars are utilized to support the brands being marketed through DSD.

Suppliers

Direct Selling Segment - We purchase raw materials from numerous domestic and international suppliers. Other than the coffee products produced through CLR Roasters, all of our products are manufactured by independent suppliers. To achieve certain economies of scale, best pricing and uniform quality, we rely primarily on a few principal suppliers, namely: WVNP, Inc., a related party, Pacific Nutritional, Inc., Pharmachem Laboratories, Inc., Nutritional Engineering, Inc., and Summit Lake Labs, LLC.

Sufficient raw materials were available during the year ended December 31, 2012 and we believe they will continue to be. We monitor the financial condition of certain suppliers, their ability to supply our needs, and the market conditions for these raw materials. We believe we will be able to negotiate similar market terms with alternative suppliers if needed.

Coffee Segment - The Company sources green coffee from various countries in Central and South America.  When CLR Roasters obtains a large contract from its customers to supply coffee it contacts its green coffee suppliers and locks in a price for the identical time period and the identical quantity required by CLR Roasters to supply coffee to its customers.  This protects CLR Roasters and its customers from price fluctuations that take place in the commodities market.

The Company purchases its inventory from multiple third-party suppliers at competitive prices.  For the year ended December 31, 2012 the Company made purchases from four vendors that individually comprised more than 10% of total purchases and in aggregate approximated 53% of total purchases.  For the year ended December 31, 2011, the Company made purchases from two vendors that individually comprised more than 10% of total purchases and in aggregate approximated 21% of total purchases.  The Company does not believe it is substantially dependent upon nor exposed to any significant concentration risk related to purchases from any single vendor, given the availability of alternative sources from which the Company may purchase inventory.

Intellectual Property

We have developed and we use registered trademarks in our business, particularly relating to our corporate and product names. We own 14 trademarks that are registered with the U.S. Patent and Trademark Office and 2 in Canada with the Canadian Intellectual Property Office. Registration of a trademark enables the registered owner of the mark to bar the unauthorized use of the registered trademark in connection with a similar product in the same channels of trade by any third-party in the respective country of registration, regardless of whether the registered owner has ever used the trademark in the area where the unauthorized use occurs.

We also claim ownership and protection of certain product names, unregistered trademarks, and service marks under common law. Common law trademark rights do not provide the same level of protection that is afforded by the registration of a trademark. In addition, common law trademark rights are limited to the geographic area in which the trademark is actually used. We believe these trademarks, whether registered or claimed under common law, constitute valuable assets, adding to recognition of our brands and the effective marketing of our products. We intend to maintain and keep current all of our trademark registrations and to pay all applicable renewal fees as they become due. The right of a trademark owner to use its trademarks, however, is based on a number of factors, including their first use in commerce, and trademark owners can lose trademark rights despite trademark registration and payment of renewal fees. We therefore believe that these proprietary rights have been and will continue to be important in enabling us to compete, and if for any reason we were unable to maintain our trademarks, our sales of the related products bearing such trademarks could be materially and negatively affected. See “Risk Factors”.

We own certain intellectual property, including trade secrets that we seek to protect, in part, through confidentiality agreements with employees and other parties. Most of our products are not protected by patents and therefore such agreements are often our only form of protection.  Even where these agreements exist, there can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors. Our proprietary product formulations are generally considered trade secrets, but are not otherwise protected under intellectual property laws.

We intend to protect our legal rights concerning intellectual property by all appropriate legal action. Consequently, we may become involved from time to time in litigation to determine the enforceability, scope, and validity of any of the foregoing proprietary rights. Any patent litigation could result in substantial cost and divert the efforts of management and technical personnel.

Industry Overview

We are engaged in two industries, the direct selling industry and the sale of coffee industry.

Direct Selling Industry

Direct sales are a business-distribution model that allows a company to market its products directly to consumers by means of independent contractors and relationship referrals.  Independent, unsalaried salespeople, referred to as distributors, represent the company and are awarded a commission based upon the volume of product sold through each of their independent business operations.

According to an Opus Group Research report dated February 21, 2012, direct sales is rapidly becoming the most successful commercialization of social networking.  With more and more retail sales migrating either to the internet or large shopping malls – a prime locale for individually owned and operated kiosks – as well as the globalization of brand names, direct sales has been one of the few bright spots of retail growth in an otherwise moribund consumer sector.

Retailers may be noticing the success of the Direct Selling Industry as noted in the January 9, 2012 news article by Direct Selling  News which pointed out that the industry was facing new competition via e-commerce from online retailers.  The article pointed out that the expansion of e-commerce has changed the selling landscape. It is estimated that e-commerce will top $300 billion in revenues in the United States alone in 2012. Market share is shifting from traditional forms of commerce such as retail stores to more online forms that challenge everyone engaged in the marketing of a product or service including direct sellers.  It is apparent that the companies within the Direct Selling Industry will need to better integrate their selling processes with the capabilities evident in the online retailing space.  Those that do not focus on the e-commerce opportunities will have trouble competing effectively with online retailers.  More and more traditional retailers are moving into the e-commerce space which will provide even greater competition to the Direct Selling Industry.

Coffee Business Industry

Over the last decade, the U.S. retail coffee market has seen explosive growth.  As reported in New York based, National Coffee Association’s (“NCA”) 2011 Coffee Trends Study, sales continue to show robust expansion even during the current consumer recession.  NCA’s 2011 Coffee Trends Study revealed the following:

•	In 2011, 40% of 18-24 year olds reported that they drink coffee every day, up from 31% in 2010, and 54% of 25-39 year olds reported that they drink coffee daily, up from 44% in 2010;

•	Gourmet and specialty coffee continues to be a significant portion (37%) of total coffee consumed;

•	86% of coffee consumers reported that they purchase coffee for home consumption; and

•	25% of all coffee consumers drink a gourmet or specialty coffee at least once a day.

Competition

Direct Selling Segment – The diet fitness and health food industries, as well as the food and drink industries in general, are highly competitive, rapidly evolving and subject to constant change.  The number of competitors in the overall diet, fitness, health food, and nutraceutical industries is virtually endless.  We believe that existing industry competitors are likely to continue to expand their product offerings. Moreover, because there are few, if any, substantial barriers to entry, we expect that new competitors are likely to enter the “functional foods” and nutraceutical markets and attempt to market “functional food” or nutraceutical coffee products similar to our products, which would result in greater competition.  We cannot be certain that we will be able to compete successfully in this extremely competitive market.

We face competition from competing products in each of our lines of business, in both the domestic and international markets. Worldwide, we compete against products sold to consumers by other direct selling and direct-sales companies and through the Internet, and against products sold through the mass market and prestige retail channels. We also face increasing competition in our developing and emerging markets.

Within the direct selling channel, we compete on a regional and often country-by-country basis, with our direct selling competitors. There are also a number of direct selling companies that sell product lines similar to ours, some of which also have worldwide operations and compete with us globally. We compete against large and well-known companies that manufacture and sell broad product lines through various types of retail establishments such as General Foods and Nestle. In addition, we compete against many other companies that manufacture and sell in narrower product lines sold through retail establishments. This industry is highly competitive, and some of our principal competitors in the industry are larger than we are and have greater resources than we do. Competitive activities on their part could cause our sales to suffer. We have many competitors in the highly competitive energy drink, skin care and cosmetic, coffee, pet line and pharmacy card industries globally, including retail establishments, principally department stores, and specialty retailers, and direct-mail companies specializing in these products. Our largest direct sales competitors are Herbalife, Amway, USANA, and Blythe Capital.  In the energy drink market we compete with companies such as Red Bull, Gatorade and Rock Star.  Our beauty, skin care and cosmetic products compete with Avon and Bare Escentuals.  From time to time, we need to reduce the prices for some of our products to respond to competitive and customer pressures or to maintain our position in the marketplace. Such pressures also may restrict our ability to increase prices in response to raw material and other cost increases. Any reduction in prices as a result of competitive pressures, or any failure to increase prices when raw material costs increase, would harm profit margins and, if our sales volumes fail to grow sufficiently to offset any reduction in margins, our results of operations would suffer.

We are also subject to significant competition from other network marketing organizations for the time, attention, and commitment of new and existing distributors. Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining distributors. There can be no assurance that our programs for recruiting and retaining distributors will be successful. The pool of individuals who may be interested in network marketing is limited in each market and it is reduced to the extent other network marketing companies successfully recruit these individuals into their businesses. Although we believe we offer an attractive opportunity for distributors, there can be no assurance that other network marketing companies will not be able to recruit our existing distributors or deplete the pool of potential distributors in a given market.

Coffee Segment – With respect to our coffee products, we compete not only with other widely advertised branded products, but also with private label or generic products that generally are sold at lower prices. Consumers’ willingness to purchase our products will depend upon our ability to maintain consumer confidence that our products are of a higher quality and provide greater value than less expensive alternatives. If the difference in quality between our brands and private label products narrows, or if there is a perception of such a narrowing, then consumers may choose not to buy our products at prices that are profitable for us. If we do not succeed in effectively differentiating ourselves from our competitors in specialty coffee, including by developing and maintaining our brands, or our competitors adopt our strategies, then our competitive position may be weakened and our sales of specialty coffee, and accordingly our profitability, may be materially adversely affected.

Government Regulations

The processing, formulation, manufacturing, packaging, labeling, advertising, and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the FDA, the FTC, the Consumer Product Safety Commission, the U.S. Department of Agriculture, and the Environmental Protection Agency. These activities are also regulated by various state, local, and international laws and agencies of the states and localities in which our products are sold. Government regulations may prevent or delay the introduction or require the reformulation, of our products, which could result in lost revenues and increased costs to us. For instance, the FDA regulates, among other things, the composition, safety, labeling, and marketing of dietary supplements (including vitamins, minerals, herbs, and other dietary ingredients for human use). The FDA may not accept the evidence of safety for any new dietary ingredient that we may wish to market, may determine that a particular dietary supplement or ingredient presents an unacceptable health risk, and may determine that a particular claim or statement of nutritional value that we use to support the marketing of a dietary supplement is an impermissible drug claim, is not substantiated, or is an unauthorized version of a “health claim.” Any of these actions could prevent us from marketing particular dietary supplement products or making certain claims or statements of nutritional support for them. The FDA could also require us to remove a particular product from the market. Any future recall or removal would result in additional costs to us, including lost revenues from any additional products that we are required to remove from the market, any of which could be material. Any product recalls or removals could also lead to liability, substantial costs, and reduced growth prospects. With respect to FTC matters, if the FTC has reason to believe the law is being violated (e.g. failure to possess adequate substantiation for product claims), it can initiate an enforcement action. The FTC has a variety of processes and remedies available to it for enforcement, both administratively and judicially, including compulsory process authority, cease and desist orders, and injunctions. FTC enforcement could result in orders requiring, among other things, limits on advertising, consumer redress, divestiture of assets, rescission of contracts, or such other relief as may be deemed necessary. Violation of these orders could result in substantial financial or other penalties. Any action against us by the FTC could materially and adversely affect our ability to successfully market our products.

Additional or more stringent regulations of dietary supplements and other products have been considered from time to time. These developments could require reformulation of some products to meet new standards, recalls or discontinuance of some products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of some products, additional or different labeling, additional scientific substantiation, adverse event reporting, or other new requirements. Any of these developments could increase our costs significantly. For example, the Dietary Supplement and Nonprescription Drug Consumer Protection Act (S3546), which was passed by Congress in December 2006, imposes significant regulatory requirements on dietary supplements including reporting of “serious adverse events” to FDA and recordkeeping requirements. This legislation could raise our costs and negatively impact our business. In June 2007, the FDA adopted final regulations on GMPs in manufacturing, packaging, or holding dietary ingredients and dietary supplements, which apply to the products we manufacture and sell. These regulations require dietary supplements to be prepared, packaged, and held in compliance with certain rules. These regulations could raise our costs and negatively impact our business. Additionally, our third-party suppliers or vendors may not be able to comply with these rules without incurring substantial expenses. If our third-party suppliers or vendors are not able to timely comply with these new rules, we may experience increased cost or delays in obtaining certain raw materials and third-party products. Also, the FDA has announced that it plans to publish guidance governing the notification of new dietary ingredients. Although FDA guidance is not mandatory, it is a strong indication of the FDA’s current views on the topic discussed in the guidance, including its position on enforcement.

In addition, there are an increasing number of laws and regulations being promulgated by the U.S. government, governments of individual states and governments overseas that pertain to the Internet and doing business online. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local, and foreign governments and agencies. Laws or regulations have been or may be adopted with respect to the Internet relating to:

●	liability for information retrieved from or transmitted over the Internet;
●	online content regulation;
●	commercial e-mail;
●	visitor privacy; and
●	taxation and quality of products and services.

    Moreover, the applicability to the Internet of existing laws governing issues such as:

●	intellectual property ownership and infringement;
●	consumer protection;
●	obscenity;
●	defamation;
●	employment and labor;
●	the protection of minors;
●	health information; and
●	personal privacy and the use of personally identifiable information.

    This area is uncertain and developing. Any new legislation or regulation or the application or interpretation of existing laws may have an adverse effect on our business. Even if our activities are not restricted by any new legislation, the cost of compliance may become burdensome, especially as different jurisdictions adopt different approaches to regulation.

We are also subject to laws and regulations, both in the U.S. and internationally, that are directed at ensuring that product sales are made to consumers of the products and that compensation, recognition, and advancement within the marketing organization are based on the sale of products rather than on investment in the sponsoring company. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes, often referred to as “pyramid” schemes, which compensate participants for recruiting additional participants irrespective of product sales, use high pressure recruiting methods and or do not involve legitimate products. Complying with these rules and regulations can be difficult and requires the devotion of significant resources on our part.

Management Information, Internet and Telecommunication Systems

The ability to efficiently manage distribution, compensation, inventory control, and communication functions through the use of sophisticated and dependable information processing systems is critical to our success.

We continue to upgrade systems and introduce new technologies to facilitate our continued growth and support of independent distributor activities. These systems include: (1) an internal network server that manages user accounts, print and file sharing, firewall management, and wide area network connectivity; (2) a Microsoft SQL database server to manage sensitive transactional data, corporate accounting and sales information; (3) a centralized host computer supporting our customized order processing, fulfillment, and independent distributor management software; (4) a standardized telecommunication switch and system; (5) a hosted independent distributor website system designed specifically for network marketing and direct sales companies; and (6) procedures to perform daily and weekly backups with both onsite and offsite storage of backups.

Our technology systems provide key financial and operating data for management, timely and accurate product ordering, commission payment processing, inventory management and detailed independent distributor records. Additionally, these systems deliver real-time business management, reporting and communications tools to assist in retaining and developing our sales leaders and independent distributors. We intend to continue to invest in our technology systems in order to strengthen our operating platform.

Product Returns

Our return policy in the direct selling segment provides that customers and distributors may return to us any products purchased within 30 days of their initial order for a full refund. Product damaged during shipment is replaced. Product returns as a percentage of our net sales have ranged from 0.9% to 2.4% of our monthly net sales over the last three years. Commercial coffee segment sales are only returnable if defective.

Employees

As of February 1, 2013, we have 118 total employees, of which 115 are full-time employees.  We believe that our current personnel are capable of meeting our operating requirements in the near term.  We expect that as our business grows we may hire additional personnel to handle the increased demands on our operations and to handle some of the services that are currently being outsourced, such as brand management and sales efforts.

Our Corporate Headquarters

Our corporate headquarters are located at 2400 Boswell Road, Chula Vista, California 91914.  This is also the location of the Company’s operations and distribution center. The facility consists of a 59,000 square foot Class A single use building that is comprised 40% of office space and the balance is used for distribution.

    Our telephone number is (619) 934-3980 and our facsimile number is (619) 934-3205.

Roasting, distribution and operations for our CLR Roasters division are handled in our Miami, Florida based facility, which consists of 25,000 square feet of which 10% is office space.  The Company expanded the leased space to approximately 39,500 square feet on March 19, 2013.  We also have a marketing office located in Windham, New Hampshire, which consists of 12,750 square feet of office space.

ITEM 1A.  Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information contained in this registration statement before deciding to invest in our common stock.  You should only purchase our securities if you can afford to suffer the loss of your entire investment.

RISKS RELATED TO OUR BUSINESS

Risks related to our Business

Because we have recently acquired a large number of related businesses, it is difficult to predict if we will continue to generate our current level of revenue.

Until recently, our business was comprised solely of the direct sale of Youngevity® health products.  During 2011 and 2012, we completed 7 business acquisitions, increasing our product line by approximately 185 products.  It is too early to predict whether consumers will accept, and continue to use on a regular basis, the products generated from these new acquisitions  since we have had very limited recent operating history as a combined entity and the impact of all of the acquisitions is difficult to assess. Therefore, our ability to generate revenue is uncertain and there can be no assurance that we will be able to generate significant revenue or be profitable.

Our business is difficult to evaluate because we have recently expanded our product offering and customer base.

The Company has recently expanded its operations, engaging in the sale of new products through new distributors. There is a risk that we will be unable to successfully integrate the newly acquired businesses with our current management and structure.  Although we are based in California, several of the businesses we acquired are based in other places such as Washington, Utah and Florida, making the integration of our newly acquired businesses difficult. Our estimates of capital, personnel and equipment required for our newly acquired businesses are based on the historical experience of management and businesses they are familiar with. Our management has limited direct experience in operating a business of our current size as well as one that is publicly traded.

Our ability to generate profit will be impacted by payments we are required to make under the terms of our acquisition agreements, the extent of which is uncertain.

Since many of our acquisition agreements have no limit as to future consideration owed under the agreements, we could be obligated to make payments that exceed expectations. Many of our acquisition agreements require us to make future payments to the sellers based upon a percentage of sales of products by certain agents, with no maximum payment amount.   The carrying value of the contingent acquisition debt, which requires remeasurement each reporting period, is based on our estimates of future sales.  Profits could be adversely impacted in future periods if adjustment of the carrying value of the contingent acquisition debt is required.

We may have difficulty managing our future growth.

Since we initiated our network marketing sales channel in fiscal 1997, our business has grown significantly. This growth has placed substantial strain on our management, operational, financial and other resources. If we are able to continue to expand our operations, we may experience periods of rapid growth, including increased resource requirements. Any such growth could place increased strain on our management, operational, financial and other resources, and we may need to train, motivate, and manage employees, as well as attract management, sales, finance and accounting, international, technical, and other professionals. Any failure to expand these areas and implement appropriate procedures and controls in an efficient manner and at a pace consistent with our business objectives could have a material adverse effect on our business and results of operations.  In addition, the financing for any of future acquisitions could dilute the interests of our stockholders; resulting in an increase in our indebtedness or both. Future acquisitions may entail numerous risks, including:

•	difficulties in assimilating acquired operations or products, including the loss of key employees from acquired businesses and disruption to our direct selling channel;
•	diversion of management's attention from our core business;
•	adverse effects on existing business relationships with suppliers and customers; and
•	risks of entering markets in which we have limited or no prior experience.

Our failure to successfully complete the integration of any acquired business could have a material adverse effect on our business, financial condition, and operating results. In addition, there can be no assurance that we will be able to identify suitable acquisition candidates or consummate acquisitions on favorable terms

Our business is subject to strict government regulations.

The processing, formulation, manufacturing, packaging, labeling, advertising, and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the FDA, the FTC, the Consumer Product Safety Commission, the U.S. Department of Agriculture, and the Environmental Protection Agency. These activities are also regulated by various state, local, and international laws and agencies of the states and localities in which our products are sold. Government regulations may prevent or delay the introduction, or require the reformulation, of our products, which could result in lost revenues and increased costs to us. For instance, the FDA regulates, among other things, the composition, safety, labeling, and marketing of dietary supplements (including vitamins, minerals, herbs, and other dietary ingredients for human use). The FDA may not accept the evidence of safety for any new dietary ingredient that we may wish to market, may determine that a particular dietary supplement or ingredient presents an unacceptable health risk, and may determine that a particular claim or statement of nutritional value that we use to support the marketing of a dietary supplement is an impermissible drug claim, is not substantiated, or is an unauthorized version of a “health claim.” Any of these actions could prevent us from marketing particular dietary supplement products or making certain claims or statements of nutritional support for them. The FDA could also require us to remove a particular product from the market. Any future recall or removal would result in additional costs to us, including lost revenues from any additional products that we are required to remove from the market, any of which could be material. Any product recalls or removals could also lead to liability, substantial costs, and reduced growth prospects. With respect to FTC matters, if the FTC has reason to believe the law is being violated (e.g. failure to possess adequate substantiation for product claims), it can initiate an enforcement action. The FTC has a variety of processes and remedies available to it for enforcement, both administratively and judicially, including compulsory process authority, cease and desist orders, and injunctions. FTC enforcement could result in orders requiring, among other things, limits on advertising, consumer redress, divestiture of assets, rescission of contracts, or such other relief as may be deemed necessary. Violation of these orders could result in substantial financial or other penalties. Any action against us by the FTC could materially and adversely affect our ability to successfully market our products.

Additional or more stringent regulations of dietary supplements and other products have been considered from time to time. These developments could require reformulation of some products to meet new standards, recalls or discontinuance of some products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of some products, additional or different labeling, additional scientific substantiation, adverse event reporting, or other new requirements. Any of these developments could increase our costs significantly. For example, the Dietary Supplement and Nonprescription Drug Consumer Protection Act (S3546), which was passed by Congress in December 2006, imposes significant regulatory requirements on dietary supplements including reporting of “serious adverse events” to FDA and recordkeeping requirements. This legislation could raise our costs and negatively impact our business. In June 2007, the FDA adopted final regulations on GMPs in manufacturing, packaging, or holding dietary ingredients and dietary supplements, which apply to the products we manufacture and sell. These regulations require dietary supplements to be prepared, packaged, and held in compliance with certain rules. These regulations could raise our costs and negatively impact our business. Additionally, our third-party suppliers or vendors may not be able to comply with these rules without incurring substantial expenses. If our third-party suppliers or vendors are not able to timely comply with these new rules, we may experience increased cost or delays in obtaining certain raw materials and third-party products. Also, the FDA has announced that it plans to publish guidance governing the notification of new dietary ingredients. Although FDA guidance is not mandatory, it is a strong indication of the FDA’s current views on the topic discussed in the guidance, including its position on enforcement.

Unfavorable publicity could materially hurt our business.

We are highly dependent upon consumers’ perceptions of the safety, quality, and efficacy of our products, as well as products distributed by other companies. Future scientific research or publicity may not be favorable to our industry or any particular product. Because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of our product or any similar products distributed by other companies could have a material adverse impact on us. Such adverse publicity could arise even if the adverse effects associated with such products resulted from failure to consume such products as directed. Adverse publicity could also increase our product liability exposure, result in increased regulatory scrutiny and lead to the initiation of private lawsuits.

Product returns may adversely affect our business.

We are subject to regulation by a variety of regulatory authorities, including the Consumer Product Safety Commission and the Food and Drug Administration. The failure of our third party manufacturer to produce merchandise that adheres to our quality control standards could damage our reputation and brands and lead to customer litigation against us. If our manufacturer is unable or unwilling to recall products failing to meet our quality standards, we may be required to remove merchandise or issue voluntary or mandatory recalls of those products at a substantial cost to us. We may be unable to recover costs related to product recalls. We also may incur various expenses related to product recalls, including product warranty costs, sales returns, and product liability costs, which may have a material adverse impact on our results of operations. While we maintain a reserve for our product warranty costs based on certain estimates and our knowledge of current events and actions, our actual warranty costs may exceed our reserve, resulting in a need to increase our accruals for warranty costs in the future.

In addition, selling products for human consumption such as coffee and energy drinks involve a number of risks. We may need to recall some of our products if they become contaminated, are tampered with or are mislabeled. A widespread product recall could result in adverse publicity, damage to our reputation, and a loss of consumer confidence in our products, which could have a material adverse effect on our business results and the value of our brands. We also may incur significant liability if our products or operations violate applicable laws or regulations, or in the event our products cause injury, illness or death. In addition, we could be the target of claims that our advertising is false or deceptive under U.S. federal and state laws as well as foreign laws, including consumer protection statutes of some states. Even if a product liability or consumer fraud claim is unsuccessful or without merit, the negative publicity surrounding such assertions regarding our products could adversely affect our reputation and brand image.

Returns are part of our business. Our return rate since the inception of selling activities has ranged from 0.9% to 2.4% of sales. We replace returned products damaged during shipment wholly at our cost, which historically has been negligible. Future return rates or costs associated with returns may increase. In addition, to date, product expiration dates have not played any role in product returns, however, it is possible they will increase in the future.

A general economic downturn, a recession globally or in one or more of our geographic regions or sudden disruption in business conditions or other challenges may adversely affect our business and our access to liquidity and capital.

A downturn in the economies in which we sell our products, including any recession in one or more of our geographic regions, or the current global macro-economic pressures, could adversely affect our business and our access to liquidity and capital. Recent global economic events over the past few years, including job losses, the tightening of credit markets and failures of financial institutions and other entities, have resulted in challenges to our business and a heightened concern regarding further deterioration globally. We could experience declines in revenues, profitability and cash flow due to reduced orders, payment delays, supply chain disruptions or other factors caused by economic or operational challenges. Any or all of these factors could potentially have a material adverse effect on our liquidity and capital resources, including our ability to issue commercial paper, raise additional capital and maintain credit lines and offshore cash balances. An adverse change in our credit ratings could result in an increase in our borrowing costs and have an adverse impact on our ability to access certain debt markets, including the commercial paper market.

Consumer spending is also generally affected by a number of factors, including general economic conditions, inflation, interest rates, energy costs, gasoline prices and consumer confidence generally, all of which are beyond our control. Consumer purchases of discretionary items, such as beauty and related products, tend to decline during recessionary periods, when disposable income is lower, and may impact sales of our products. We face continued economic challenges in fiscal 2013 because customers may continue to have less money for discretionary purchases as a result of job losses, foreclosures, bankruptcies, reduced access to credit and sharply falling home prices, among other things.

In addition, sudden disruptions in business conditions as a result of a terrorist attack similar to the events of September 11, 2001, including further attacks, retaliation and the threat of further attacks or retaliation, war, adverse weather conditions and climate changes or other natural disasters, such as Hurricane Katrina, pandemic situations or large scale power outages can have a short or, sometimes, long-term impact on consumer spending.

We face significant competition.

We face competition from competing products in each of our lines of business, in both the domestic and international markets. Worldwide, we compete against products sold to consumers by other direct selling and direct-sales companies and through the Internet, and against products sold through the mass market and prestige retail channels. We also face increasing competition in our developing and emerging markets.

Within the direct selling channel, we compete on a regional and often country-by-country basis, with our direct selling competitors. There are also a number of direct selling companies that sell product lines similar to ours, some of which also have worldwide operations and compete with us globally. We compete against large and well-known companies that manufacture and sell broad product lines through various types of retail establishments. In addition, we compete against many other companies that manufacture and sell in narrower product lines sold through retail establishments. This industry is highly competitive and some of our principal competitors in the industry are larger than we are and have greater resources than we do. Competitive activities on their part could cause our sales to suffer.  From time to time, we need to reduce the prices for some of our products to respond to competitive and customer pressures or to maintain our position in the marketplace. Such pressures also may restrict our ability to increase prices in response to raw material and other cost increases. Any reduction in prices as a result of competitive pressures, or any failure to increase prices when raw material costs increase, would harm profit margins and, if our sales volumes fail to grow sufficiently to offset any reduction in margins, our results of operations would suffer.

If our advertising, promotional, merchandising, or other marketing strategies are not successful, if we are unable to deliver new products that represent technological breakthroughs, if we do not successfully manage the timing of new product introductions or the profitability of these efforts, or if for other reasons our end customers perceive competitors' products as having greater appeal, then our sales and financial results may suffer.

If we do not succeed in effectively differentiating ourselves from our competitors’ products, including by developing and maintaining our brands, or our competitors adopt our strategies, then our competitive position may be weakened and our sales, and accordingly our profitability, may be materially adversely affected.

We are also subject to significant competition from other network marketing organizations for the time, attention, and commitment of new and existing distributors. Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining distributors. There can be no assurance that our programs for recruiting and retaining distributors will be successful. The pool of individuals who may be interested in network marketing is limited in each market, and it is reduced to the extent other network marketing companies successfully recruit these individuals into their businesses. Although we believe we offer an attractive opportunity for distributors, there can be no assurance that other network marketing companies will not be able to recruit our existing distributors or deplete the pool of potential distributors in a given market.

Our Coffee segment also faces strong competition.  The coffee industry is highly competitive and coffee is widely distributed and readily available.  Our competition will seek to create advantages in many areas including better prices, more attractive packaging, stronger marketing, more efficient production processes, speed to market, and better quality verses value opportunities.  Many of our competitors have stronger brand recognition and will reduce prices to keep our brands out of the market.  Our competitors may have more automation built into their production lines allowing for more efficient production at lower costs.  We compete not only with other widely advertised branded products, but also with private label or generic products that generally are sold at lower prices. Consumers’ willingness to purchase our products will depend upon our ability to maintain consumer confidence that our products are of a higher quality and provide greater value than less expensive alternatives. If the difference in quality between our brands and private label products narrows, or if there is a perception of such a narrowing, then consumers may choose not to buy our products at prices that are profitable for us.

Our success depends, in part, on the quality and safety of our products.

Our success depends, in part, on the quality and safety of our products, including the procedures we employ to detect the likelihood of hazard, manufacturing issues, and unforeseen product misuse. If our products are found to be, or are perceived to be, defective or unsafe, or if they otherwise fail to meet our distributors' or end customers' standards, our relationship with our distributors or end customers could suffer, we could need to recall some of our products, our reputation or the appeal of our brand could be diminished, and we could lose market share and or become subject to liability claims, any of which could result in a material adverse effect on our business, results of operations, and financial condition.

Our ability to anticipate and respond to market trends and changes in consumer preferences could affect our financial results.

Our continued success depends on our ability to anticipate, gauge, and react in a timely and effective manner to changes in consumer spending patterns and preferences. We must continually work to discover and market new products, maintain and enhance the recognition of our brands, achieve a favorable mix of products, and refine our approach as to how and where we market and sell our products. While we devote considerable effort and resources to shape, analyze, and respond to consumer preferences, consumer spending patterns and preferences cannot be predicted with certainty and can change rapidly. If we are unable to anticipate and respond to trends in the market for beauty and related products and changing consumer demands, our financial results will suffer.

Furthermore, material shifts or decreases in market demand for our products, including as a result of changes in consumer spending patterns and preferences or incorrect forecasting of market demand, could result in us carrying inventory that cannot be sold at anticipated prices or increased product returns. Failure to maintain proper inventory levels or increased product returns could result in a material adverse effect on our business, results of operations and financial condition.

If we are unable to protect our intellectual property rights, specifically patents and trademarks, our ability to compete could be negatively impacted.

Most of our products are not protected by patents. The labeling regulations governing our nutritional supplements require that the ingredients of such products be precisely and accurately indicated on product containers. Accordingly, patent protection for nutritional supplements often is impractical given the large number of manufacturers who produce nutritional supplements having many active ingredients in common. Additionally, the nutritional supplement industry is characterized by rapid change and frequent reformulations of products, as the body of scientific research and literature refines current understanding of the application and efficacy of certain substances and the interactions among various substances. In this respect, we maintain an active research and development program that is devoted to developing better, purer, and more effective formulations of our products. We protect our investment in research, as well as the techniques we use to improve the purity and effectiveness of our products, by relying on trade secret laws.  Notwithstanding our efforts, there can be no assurance that our efforts to protect our trade secrets and trademarks will be successful. We intend to maintain and keep current all of our trademark registrations and to pay all applicable renewal fees as they become due.   The right of a trademark owner to use its trademarks, however, is based on a number of factors, including their first use in commerce, and trademark owners can lose trademark rights despite trademark registration and payment of renewal fees. We therefore believe that these proprietary rights have been and will continue to be important in enabling us to compete and if for any reason we were unable to maintain our trademarks, our sales of the related products bearing such trademarks could be materially and negatively affected. Nor can there be any assurance that third-parties will not assert claims against us for infringement of their intellectual proprietary rights. If an infringement claim is asserted, we may be required to obtain a license of such rights, pay royalties on a retrospective or prospective basis, or terminate our manufacturing and marketing of our infringing products. Litigation with respect to such matters could result in substantial costs and diversion of management and other resources and could have a material adverse effect on our business, financial condition, or operating results.

We consider our roasting methods essential to the flavor and richness of our coffee and, therefore, essential to our various brands. Because our roasting methods cannot be patented, we would be unable to prevent competitors from copying our roasting methods, if such methods became known. If our competitors copy our roasting methods, the value of our brands could be diminished and we could lose customers to our competitors. In addition, competitors could develop roasting methods that are more advanced than ours, which could also harm our competitive position.

We may become involved in the future in legal proceedings that, if adversely adjudicated or settled, could adversely affect our financial results.

We may, in the future, become party to litigation. In general, litigation claims can be expensive and time consuming to bring or defend against and could result in settlements or damages that could significantly affect financial results. However, it is not possible to predict the final resolution of the litigation to which we may in the future become party to, and the impact of certain of these matters on our business, results of operations, and financial condition could be material.

Government reviews, inquiries, investigations, and actions could harm our business or reputation.

As we operate in various locations around the world, our operations in certain countries are subject to significant governmental scrutiny and may be harmed by the results of such scrutiny. The regulatory environment with regard to direct selling in emerging and developing markets where we do business is evolving and officials in such locations often exercise broad discretion in deciding how to interpret and apply applicable regulations. From time to time, we may receive formal and informal inquiries from various government regulatory authorities about our business and compliance with local laws and regulations. Any determination that our operations or activities or the activities of our distributors, are not in compliance with existing laws or regulations could result in the imposition of substantial fines, interruptions of business, loss of supplier, vendor or other third party relationships, termination of necessary licenses and permits, or similar results, all of which could potentially harm our business and or reputation. Even if an inquiry does not result in these types of determinations, it potentially could create negative publicity which could harm our business and or reputation.

The loss of key management personnel could adversely affect our business.

Our founder, Dr. Joel Wallach, is a highly visible spokesman for our products and our business, and our message is based in large part on his vision and reputation, which helps distinguish us from our competitors. Any loss or limitation on Dr. Wallach as a lead spokesman for our mission, business, and products could have a material adverse effect upon our business, financial condition, or results of operations. In addition, our executive officers, including Stephan Wallach, William Andreoli, and David Briskie, are primarily responsible for our day-to-day operations, and we believe our success depends in part on our ability to retain our executive officers, to compensate our executive officers at attractive levels, and to continue to attract additional qualified individuals to our management team. We cannot guarantee continued service by our key executive officers. We do not maintain key man life insurance on any of our executive officers. The loss or limitation of the services of any of our executive officers or the inability to attract additional qualified management personnel could have a material adverse effect on our business, financial condition, or results of operations.

The beneficial ownership of a significant percentage of our common stock gives our officers and directors effective control, and limits the influence of other shareholders on important policy and management issues.

Currently, our officers and directors beneficially own 76% of our outstanding common stock.  By virtue of this stock ownership, they are able to exert significant influence over the election of the members of our Board of Directors and our business affairs. This concentration of ownership could also have the effect of delaying, deterring, or preventing a change in control that might otherwise be beneficial to shareholders. There can be no assurance that conflicts of interest will not arise with respect to this beneficial ownership or that conflicts will be resolved in a manner favorable to other shareholders of the Company.

The inability to obtain adequate supplies of raw materials for products at favorable prices, or at all, or the inability to obtain certain products from third-party suppliers or from our manufacturers, could have a material adverse effect on our business, financial condition, or results of operations.

We contract with third-party manufacturers and suppliers for the production of some of our products, including most of our powdered drink mixes and nutrition bars, and certain of our personal care products. These third-party suppliers and manufacturers produce and, in most cases, package these products according to formulations that have been developed by, or in conjunction with, our in-house product development team. There is a risk that any of our suppliers or manufacturers could discontinue manufacturing our products or selling their products to us. Although we believe that we could establish alternate sources for most of our products, any delay in locating and establishing relationships with other sources could result in product shortages or back orders for products, with a resulting loss of net sales. In certain situations, we may be required to alter our products or to substitute different products from another source. We have, in the past, discontinued or temporarily stopped sales of certain products that were manufactured by third parties while those products were on back order. There can be no assurance that suppliers will provide the raw materials or manufactured products that are needed by us in the quantities that we request or at the prices that we are willing to pay. Because we do not control the actual production of certain raw materials and products, we are also subject to delays caused by any interruption in the production of these materials, based on conditions not within our control, including weather, crop conditions, transportation interruptions, strikes by supplier employees, and natural disasters or other catastrophic events.

Shortages of raw materials may temporarily adversely affect our margins or our profitability related to the sale of those products.

We may experience temporary shortages of the raw materials used in certain of our nutritional products. While we periodically experience price increases due to unexpected raw material shortages and other unanticipated events, this has historically not resulted in a material effect on our overall cost of goods sold. However, there is no assurance that our raw materials will not be significantly adversely affected in the future, causing our profitability to be reduced. A deterioration of our relationship with any of our suppliers, or problems experienced by these suppliers, could lead to inventory shortages. In such case, we may not be able to fulfill the demand of existing customers, supply new customers, or expand other channels of distribution. A raw material shortage could result in decreased revenue or could impair our ability to maintain or expand our business.

A failure of our information technology systems would harm our business.

The global nature of our business and our seamless global compensation plan requires the development and implementation of robust and efficiently functioning information technology systems. Such systems are vulnerable to a variety of potential risks, including damage or interruption resulting from natural disasters, telecommunication failures, and human error or intentional acts of sabotage, vandalism, break-ins and similar acts. Although we have adopted and implemented a business continuity and disaster recovery plan, which includes routine back-up, off-site archiving and storage, and certain redundancies, the occurrence of any of these events could result in costly interruptions or failures adversely affecting our business and the results of our operations.

We are dependent upon access to external sources of capital to grow our business.

Our business strategy contemplates future access to debt and equity financing to fund the expansion of our business. Recent events in the financial markets have had an adverse impact on the credit markets and equity securities, including our common stock, have exhibited a high degree of volatility.  The inability to obtain sufficient capital to fund the expansion of our business could have a material adverse effect on us.

Our business is subject to online security risks, including security breaches.

Our businesses involve the storage and transmission of users’ proprietary information, and security breaches could expose us to a risk of loss or misuse of this information, litigation, and potential liability. An increasing number of websites, including several large companies, have recently disclosed breaches of their security, some of which have involved sophisticated and highly targeted attacks on portions of their sites. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems, change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. A party that is able to circumvent our security measures could misappropriate our or our customers’ proprietary information, cause interruption in our operations, damage our computers or those of our customers, or otherwise damage our reputation and business. Any compromise of our security could result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, and a loss of confidence in our security measures, which could harm our business.

Currently, a significant number of our customers authorize us to bill their credit card accounts directly for all transaction fees charged by us. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication to effectively secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in the technology used by us to protect transaction data being breached or compromised. Non-technical means, for example, actions by a suborned employee, can also result in a data breach.

Under payment card rules and our contracts with our card processors, if there is a breach of payment card information that we store, we could be liable to the payment card issuing banks for their cost of issuing new cards and related expenses. In addition, if we fail to follow payment card industry security standards, even if there is no compromise of customer information, we could incur significant fines or lose our ability to give customers the option of using payment cards to fund their payments or pay their fees. If we were unable to accept payment cards, our business would be seriously damaged.

Our servers are also vulnerable to computer viruses, physical or electronic break-ins, “denial-of-service” type attacks and similar disruptions that could, in certain instances, make all or portions of our websites unavailable for periods of time. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. These issues are likely to become more difficult as we expand the number of places where we operate. Security breaches, including any breach by us or by parties with which we have commercial relationships that result in the unauthorized release of our users’ personal information, could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry coverage limits, which may not be adequate to reimburse us for losses caused by security breaches.

Our web customers, as well as those of other prominent companies, may be targeted by parties using fraudulent “spoof” and “phishing” emails to misappropriate passwords, credit card numbers, or other personal information or to introduce viruses or other malware through “trojan horse” programs to our customers’ computers. These emails appear to be legitimate emails sent by our Company, but they may direct recipients to fake websites operated by the sender of the email or request that the recipient send a password or other confidential information via email or download a program. Despite our efforts to mitigate “spoof” and “phishing” emails through product improvements and user education, “spoof” and “phishing” remain a serious problem that may damage our brands, discourage use of our websites, and increase our costs.

We rely on independent certification for a number of our products, the loss of any of which could harm our business.

We rely on independent certification, such as certifications of our products as “organic” or “Fair Trade,” to differentiate our products from others such as the Newman’s Own ® Organics product line, Green Mountain Coffee® Fair Traded Certified TM coffee line and CBU’s Fair Trade Organic Collection. In fiscal 2011 and 2012, approximately 1% of our coffee purchases were from Fair Trade and or Organic certified sources.  The loss of any independent certifications could adversely affect our marketplace position, which could harm our business.

We must comply with the requirements of independent organizations or certification authorities in order to label our products as certified. For example, we can lose our “organic” certification if a manufacturing plant becomes contaminated with non-organic materials or if it is not properly cleaned after a production run. In addition, all raw materials that we use in manufacturing must be certified organic in order to maintain our certification.

Risks Related to our Direct Selling Business

Independent distributor activities that violate laws could result in governmental actions against us and could otherwise harm our business.

Our independent distributors are independent contractors. They are not employees and they act independently of us. The network marketing industry is subject to governmental regulation. We implement strict policies and procedures to try to ensure that our independent distributors comply with laws. Any determination by the Federal Trade Commission or other governmental agency that we or our distributors are not in compliance with laws could potentially harm our business. Even if governmental actions do not result in rulings or orders against us, they could create negative publicity that could detrimentally affect our efforts to recruit or motivate independent distributors and attract customers.

Network marketing is heavily regulated and subject to government scrutiny and regulation, which adds to the expense of doing business and the possibility that changes in the law might adversely affect our ability to sell some of our products in certain markets.

Network marketing systems, such as ours, are frequently subject to laws and regulations, both in the U.S. and internationally, that are directed at ensuring that product sales are made to consumers of the products and that compensation, recognition, and advancement within the marketing organization are based on the sale of products rather than on investment in the sponsoring company. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes, often referred to as “pyramid” schemes, which compensate participants for recruiting additional participants irrespective of product sales, use high pressure recruiting methods and or do not involve legitimate products. Complying with these rules and regulations can be difficult and requires the devotion of significant resources on our part.  Regulatory authorities, in one or more of our present or future markets, could determine that our network marketing system does not comply with these laws and regulations or that it is prohibited. Failure to comply with these laws and regulations or such a prohibition could have a material adverse effect on our business, financial condition, or results of operations. Further, we may simply be prohibited from distributing products through a network-marketing channel in some countries, or we may be forced to alter our compensation plan.

We are also subject to the risk that new laws or regulations might be implemented or that current laws or regulations might change, which could require us to change or modify the way we conduct our business in certain markets. This could be particularly detrimental to us if we had to change or modify the way we conduct business in markets that represent a significant percentage of our net sales. For example, the FTC released a proposed New Business Opportunity Rule in April 2006. As initially drafted, the proposed rule would have required pre-sale disclosures for all business opportunities, which may have included network marketing compensation plans such as ours. However, in March 2008 the FTC issued a revised notice of proposed rulemaking, which indicates that the New Business Opportunity Rule as drafted will not apply to multi-level marketing companies.

Our principle business segment is conducted worldwide in one channel, direct selling and therefore any negative perceptive of direct selling would greatly impact our sales.

Our principle business segment is conducted worldwide in the direct selling channel. Sales are made to the ultimate consumer principally through approximately 70,000 independent distributors worldwide. There is a high rate of turnover among distributors, which is a common characteristic of the direct selling business. As a result, in order to maintain our business and grow our business in the future, we need to recruit, retain and service distributors on a continuing basis and continue to innovate the direct selling model. Consumer purchasing habits, including reducing purchases of products generally, or reducing purchases from distributors or buying products in channels other than in direct selling, such as retail, could reduce our sales, impact our ability to execute our global business strategy or have a material adverse effect on our business, financial condition and results of operations. If our competitors establish greater market share in the direct selling channel, our business, financial condition and operating results may be adversely affected. Furthermore, if any government bans or severely restricts our business method of direct selling, our business, financial condition and operating results may be adversely affected.

Our ability to attract and retain distributors and to sustain and enhance sales through our distributors can be affected by adverse publicity or negative public perception regarding our industry, our competition, or our business generally. Negative public perception may include publicity regarding the legality of network marketing, the quality or efficacy of nutritional supplement products or ingredients in general or our products or ingredients specifically, and regulatory investigations, regardless of whether those investigations involve us or our distributors or the business practices or products of our competitors or other network marketing companies.  Any adverse publicity may also adversely impact the market price of our stock and cause insecurity among our distributors. There can be no assurance that we will not be subject to adverse publicity or negative public perception in the future or that such adverse publicity will not have a material adverse effect on our business, financial condition, or results of operations.

As a network marketing company, we are dependent upon an independent sales force and we do not have direct control over the marketing of our products.

We rely on non-employee, independent distributors to market and sell our products and to generate our sales. Distributors typically market and sell our products on a part-time basis and likely will engage in other business activities, some of which may compete with us. We have a large number of distributors and a relatively small corporate staff to implement our marketing programs and to provide motivational support to our distributors. We rely primarily upon our distributors to attract, train and motivate new distributors. Our sales are directly dependent upon the efforts of our distributors. Our ability to maintain and increase sales in the future will depend in large part upon our success in increasing the number of new distributors, retaining and motivating our existing distributors, and in improving the productivity of our distributors.

We can provide no assurances that the number of distributors will increase or remain constant or that their productivity will increase. Our distributors may terminate their services at any time, and, like most direct selling companies, we experience a high turnover among new distributors from year to year. We cannot accurately predict any fluctuation in the number and productivity of distributors because we primarily rely upon existing distributors to sponsor and train new distributors and to motivate new and existing distributors. Our operating results in other markets could also be adversely affected if we and our existing distributors do not generate sufficient interest in our business to successfully retain existing distributors and attract new distributors.

The loss of a significant AL International distributor could adversely affect our business.

We rely on the successful efforts of our distributors that become leaders.  If these downline distributors in turn sponsor new distributors, additional business centers are created, with the new downline distributors becoming part of the original sponsoring distributor’s downline network. As a result of this network marketing system, distributors develop business relationships with other distributors. The loss of a key distributors or group of distributors, large turnover or decreases in the size of the key distributors force, seasonal or other decreases in purchase volume, sales volume reduction, the costs associated with training new distributors, and other related expenses may adversely affect our business, financial condition, or results of operations. Moreover, our ability to continue to attract and retain distributors can be affected by a number of factors, some of which are beyond our control, including:

• General business and economic conditions;

• Adverse publicity or negative misinformation about us or our products;

• Public perceptions about network marketing programs;

• High-visibility investigations or legal proceedings against network marketing companies by federal or state authorities or private citizens;

• Public perceptions about the value and efficacy of nutritional, personal care, or weight management products generally;

• Other competing network marketing organizations entering into the marketplace that may recruit our existing distributors or reduce the potential pool of new distributors; and

• Changes to our compensation plan required by law or implemented for business reasons that make attracting and retaining distributors more difficult.

There can be no assurance that we will be able to continue to attract and retain distributors in sufficient numbers to sustain future growth or to maintain our present growth levels, which could have a material adverse effect on our business, financial condition, or results of operations.

Nutritional supplement products may be supported by only limited availability of conclusive clinical studies.

Some of our products include nutritional supplements that are made from vitamins, minerals, herbs, and other substances for which there is a long history of human consumption. Other products contain innovative ingredients or combinations of ingredients. Although we believe that all of our products are safe when taken as directed, there is little long-term experience with human consumption of certain of these product ingredients or combinations of ingredients in concentrated form. We conduct research and test the formulation and production of our products, but we have performed or sponsored only limited clinical studies. Furthermore, because we are highly dependent on consumers' perception of the efficacy, safety, and quality of our products, as well as similar products distributed by other companies, we could be adversely affected in the event that those products prove or are asserted to be ineffective or harmful to consumers or in the event of adverse publicity associated with any illness or other adverse effects resulting from consumers' use or misuse of our products or similar products of our competitors.

Our manufacturers are subject to certain risks.

We are dependent upon the uninterrupted and efficient operation of our manufacturers and suppliers of products. Those operations are subject to power failures, the breakdown, failure, or substandard performance of equipment, the improper installation or operation of equipment, natural or other disasters, and the need to comply with the requirements or directives of government agencies, including the FDA. There can be no assurance that the occurrence of these or any other operational problems at our facilities would not have a material adverse effect on our business, financial condition, or results of operations.

Risks Related to our Coffee Business

Increases in the cost of high-quality arabica coffee beans or other commodities or decreases in the availability of high-quality arabica coffee beans or other commodities could have an adverse impact on our business and financial results

We purchase, roast, and sell high-quality whole bean arabica coffee beans and related coffee products. The price of coffee is subject to significant volatility and, although coffee prices have come down from their near-record highs of 2011, they are still above the historical average price of coffee and may again increase significantly due to factors described below. The high-quality arabica coffee of the quality we seek tends to trade on a negotiated basis at a premium above the “C” price. This premium depends upon the supply and demand at the time of purchase and the amount of the premium can vary significantly. Increases in the “C” coffee commodity price do increase the price of high-quality arabica coffee and also impact our ability to enter into fixed-price purchase commitments. We frequently enter into supply contracts whereby the quality, quantity, delivery period, and other negotiated terms are agreed upon, but the date, and therefore price, at which the base “C” coffee commodity price component will be fixed has not yet been established. These are known as price-to-be-fixed contracts. We also enter into supply contracts whereby the quality, quantity, delivery period, and price are fixed.   The supply and price of coffee we purchase can also be affected by multiple factors in the producing countries, including weather, natural disasters, crop disease, general increase in farm inputs and costs of production, inventory levels, and political and economic conditions, as well as the actions of certain organizations and associations that have historically attempted to influence prices of green coffee through agreements establishing export quotas or by restricting coffee supplies. Speculative trading in coffee commodities can also influence coffee prices. Because of the significance of coffee beans to our operations, combined with our ability to only partially mitigate future price risk through purchasing practices, increases in the cost of high-quality arabica coffee beans could have an adverse impact on our profitability. In addition, if we are not able to purchase sufficient quantities of green coffee due to any of the above factors or to a worldwide or regional shortage, we may not be able to fulfill the demand for our coffee, which could have an adverse impact on our profitability.

Adverse public or medical opinions about the health effects of consuming our products, as well as reports of incidents involving food-borne illnesses, food tampering, or food contamination, whether or not accurate, could harm our business.

Some of our products contain caffeine and other active compounds, the health effects of which are the subject of public scrutiny, including the suggestion that excessive consumption of caffeine and other active compounds can lead to a variety of adverse health effects. In the U.S., there is increasing consumer awareness of health risks, including obesity, due in part to increased publicity and attention from health organizations, as well as increased consumer litigation based on alleged adverse health impacts of consumption of various food products, frequently including caffeine. An unfavorable report on the health effects of caffeine or other compounds present in our products, or negative publicity or litigation arising from certain health risks could significantly reduce the demand for our products.

Similarly, instances or reports, whether true or not, of food-borne illnesses, food tampering and food contamination, either during manufacturing, packaging or preparation, have in the past severely injured the reputations of companies in the food processing, grocery and quick-service restaurant sectors and could affect us as well. Any report linking us to the use of food tampering or food contamination could damage our brand value, severely hurt sales of our products, and possibly lead to product liability claims, litigation (including class actions) or damages. If consumers become ill from food-borne illnesses, tampering or contamination, we could also be forced to temporarily stop selling our products and consequently could materially harm our business and results of operations.

RISKS ASSOCIATED WITH INVESTING IN OUR COMMON STOCK

We are controlled by one principal stockholder who is also our Chief Executive Officer and Chairman.

Through his voting power, Mr. Stephan Wallach, our Chief Executive Officer and Chairman, has the ability to elect a majority of our directors and to control all other matters requiring the approval of our stockholders, including the election of all of our directors. Mr. Wallach owns and beneficially owns approximately 72% of our total equity securities (assuming exercise of the options to purchase Common Stock held by Mr. Wallach and Michelle Wallach, his wife and Chief Operating Officer and Director). As our Chief Executive Officer, Mr. Wallach has the ability to control our business affairs.

We are an “emerging growth company,” and any decision on our part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make our Common Stock less attractive to investors.

 We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, not being required to comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, not being required to comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could remain an emerging growth company until the earliest of : (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  We cannot predict if investors will find our Common Stock less attractive if we choose to rely on these exemptions. If some investors find our Common Stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our Common Stock and our stock price may be more volatile. Further, as a result of these scaled regulatory requirements, our disclosure may be more limited than that of other public companies and you may not have the same protections afforded to shareholders of such companies.

Our financial statements may not be comparable to companies that comply with public company effective dates.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Our stock has historically had a limited market.  If an active trading market for our common stock does develop, trading prices may be volatile.

In the event that an active trading market develops, the market price of our shares of common stock may be based on factors that may not be indicative of future market performance.  Consequently, the market price of our common stock may vary greatly.  If an active market for our common stock develops, there is a significant risk that our stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

●	variations in our quarterly operating results;
●	announcements that our revenue or income/loss levels are below analysts’ expectations;
●	general economic slowdowns;
●	changes in market valuations of similar companies;
●	announcements by us or our competitors of significant contracts; or
●	acquisitions, strategic partnerships, joint ventures or capital commitments.

Because our shares are deemed “penny stocks,” an investor may have difficulty selling them in the secondary trading market.

The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price, as therein defined, of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  Additionally, if the equity security is not registered or authorized on a national securities exchange that makes certain reports available, the equity security may also constitute a “penny stock.”  As our common stock comes within the definition of penny stock, these regulations require the delivery by the broker-dealer, prior to any transaction involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock. The ability of broker-dealers to sell our common stock and the ability of shareholders to sell our common stock in the secondary market would be limited.  As a result, the market liquidity for our common stock would be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

We will be subject to the reporting requirements of Federal Securities Laws, which can be expensive.

Upon the effectiveness of this registration statement, we will become subject to the information and reporting requirements under the Securities Exchange Act of 1934 and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act of 2002. The costs of preparing and filing annual and quarterly reports and other information with the SEC will cause our expenses to be higher than they would be if we were a privately-held company.

Sales by our shareholders of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock.

A large number of outstanding shares of our common stock are held by several of our principal shareholders. If any of these principal shareholders were to decide to sell large amounts of stock over a short period of time such sales could cause the market price of our common stock to decline.

Our stock price has been volatile and subject to various market conditions.

There can be no assurance that an active market in our stock will be sustained. The trading price of our common stock has been subject to wide fluctuations. The price of our common stock may fluctuate in the future in response to quarter-to-quarter variations in operating results, material announcements by us or our competitors, governmental regulatory action, conditions in the nutritional supplement industry, negative publicity, or other events or factors, many of which are beyond our control. In addition, the stock market has historically experienced significant price and volume fluctuations, which have particularly affected the market prices of many dietary and nutritional supplement companies and which have, in certain cases, not had a strong correlation to the operating performance of these companies. Our operating results in future quarters may be below the expectations of securities analysts and investors. If that were to occur, the price of our common stock would likely decline, perhaps substantially.

We may issue preferred stock with rights senior to the common stock, which we may issue in order to consummate a merger or other transaction necessary to raise capital.

Our certificate of incorporation authorizes the issuance of up to 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”) without shareholder approval and on terms established by our directors.  We may issue shares of preferred stock in order to consummate a financing or other transaction, in lieu of the issuance of common stock.  The rights and preferences of any such class or series of preferred stock would be established by our board of directors in its sole discretion and may have dividend, voting, liquidation and other rights and preferences that are senior to the rights of the common stock.

You should not rely on an investment in our common stock for the payment of cash dividends.

                Because of our significant operating losses and because we intend to retain future profits, if any, to expand our business, we have never paid cash dividends on our stock and do not anticipate paying any cash dividends in the foreseeable future.  You should not make an investment in our common stock if you require dividend income.  Any return on investment in our common stock would only come from an increase in the market price of our stock, which is uncertain and unpredictable.

ITEM 2.  FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF  OPERATIONS

FORWARD LOOKING STATEMENTS

A number of statements contained in this discussion and analysis are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. You are cautioned not to place undue reliance on these forward-looking statements. The nature of our business makes predicting the future trends of our revenues, expenses and net income difficult.  The risks and uncertainties involved in our businesses could affect the matters referred to in such statements and it is possible that our actual results may differ materially from the anticipated results indicated in these forward looking statements.  Important factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to:

●	our ability to meet our financial obligations;
●	the relative success of marketing and advertising;
●	the continued attractiveness of our lifestyle and diet programs;
●	competition, including price competition and competition with self-help weight loss and medical programs;
●	our ability to obtain and continue certain relationships with the providers of popular nutrition and fitness approaches and the suppliers of our meal delivery service;
●
adverse results in litigation and regulatory matters, more aggressive enforcement of existing legislation or regulations, a change in the interpretation of existing legislation or regulations, or promulgation of new or enhanced legislation or regulations; and,

●	general economic and business conditions.

A.	Overview

We operate in two segments: the direct sales segment where products are offered through a global distribution network of preferred customers and distributors and the commercial coffee segment where products are sold directly to businesses. In the direct sales segment we sell health and wellness products on a global basis and offer a wide range of products through an international direct selling network.  Our direct sales are made through our network of independent distributors, which is a web-based global network of customers and distributors.  Our multiple independent sales forces sell a variety of products through friend-to-friend marketing and social networking.  Our direct sales products are sold through two of our divisions: our Youngevity® Essential Life Sciences division and our Drinkact.com division.  We also engage in the commercial sale of one of our products, our coffee.  We own a traditional coffee roasting business that produces coffee under its own Café La Rica brand, as well as under a variety of private labels through major national sales outlets and major customers including cruise lines and office coffee service operators. We derive approximately 91% of our revenue and almost all of our costs from within the United States, where we have not seen any significant changes in either revenue or results of operations as a result of inflation or rising prices of goods or services

Critical Accounting Policies and Estimates

Discussion and analysis of our financial condition and results of operations are based upon financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates; including those related to collection of receivables, inventory obsolescence, sales returns and non-monetary transactions such as stock and stock options issued for services. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

Emerging Growth Company.  We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Revenue Recognition. The Company recognizes revenue from product sales when the following four criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured.  Sales revenue and a reserve for estimated returns are recorded when product is shipped. Revenue from product sales is recorded net of sales taxes.

Inventory Valuation. Inventories are stated at the lower of cost or market on a first-in first-out basis. A reserve for inventory obsolescence is maintained and is based upon assumptions about current and future product demand, inventory whose shelf life has expired, and prevailing market conditions.

Business Combinations. The Company accounts for business combinations under the acquisition method and allocates the total purchase price for acquired businesses to the tangible and identified intangible assets acquired and liabilities assumed, based on their estimated fair values. When a business combination includes the exchange of the Company’s common stock, the value of the common stock is determined using the closing market price as of the date such shares were tendered to the selling parties. The fair values assigned to tangible and identified intangible assets acquired and liabilities assumed are based on management or third party estimates and assumptions that utilize established valuation techniques appropriate for the Company’s industry and each acquired business. Goodwill is recorded as the excess, if any, of the aggregate fair value of consideration exchanged for an acquired business over the fair value (measured as of the acquisition date) of total net tangible and identified intangible assets acquired. A liability for contingent consideration, if applicable, is recorded at fair value as of the acquisition date. In determining the fair value of such contingent consideration, management estimates the amount to be paid based on probable outcomes and expectations on financial performance of the related acquired business. The fair value of contingent consideration is reassessed quarterly, with any change in the estimated value charged to operations in the period of the change. Increases or decreases in the fair value of the contingent consideration obligations can result from changes in actual or estimated revenue streams, discount periods, discount rates, and probabilities that contingencies will be met.

Long-Lived Assets.  Long-lived assets, including property and equipment and definite lived intangible assets are carried at cost less accumulated amortization. Costs incurred to renew or extend the life of a long lived asset are reviewed for capitalization. All finite-lived intangible assets are amortized on a straight-line basis, which approximates the pattern in which the estimated economic benefits of the assets are realized, over their estimated useful lives. The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate their net book value may not be recoverable. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made.

Goodwill.  Goodwill is recorded as the excess, if any, of the aggregate fair value of consideration exchanged for an acquired business over the fair value (measured as of the acquisition date) of total net tangible and identified intangible assets acquired. Goodwill and other intangible assets with indefinite lives are not amortized but are tested for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.

Stock Based Compensation. The Company accounts for stock based compensation in accordance with Financial Accounting Standards Board (“FASB”) Topic 718, Compensation – Stock Compensation, which establishes accounting for equity instruments exchanged for employee services. Under such provisions, stock based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense, under the straight-line method, over the vesting period of the equity grant. The Company accounts for equity instruments issued to non-employees in accordance with authoritative guidance for equity based payments to non-employees. Stock options issued to non-employees are accounted for at their estimated fair value determined using the Black-Scholes option-pricing model. The fair value of options granted to non-employees is re-measured as they vest, and the resulting increase in value, if any, is recognized as expense during the period the related services are rendered.

Income Taxes.  The Company accounts for income taxes under the asset and liability method which includes the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this approach, deferred taxes are recorded for the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial statement and tax bases of our assets and liabilities, and are adjusted for changes in tax rates and tax laws when changes are enacted. The effects of future changes in income tax laws or rates are not anticipated.

B.	Results of Operations

We have incurred significant operating losses to date and we have a significant accumulated deficit.  These losses are directly attributable to impairments to goodwill, product research, identifying channels of distribution, and marketing expenses incurred in order for us to bring our products to market.

The comparative financials discussed below show the condensed consolidated financial statements of AL International, Inc. as of and for years ended December 31, 2012 and 2011.  We have completed a number of acquisitions during the reporting periods, whose operating results for periods before their respective acquisition dates are not included in the consolidated financial statements.

Year ended December 31, 2012 compared to year ended December 31, 2011

For the year ended December 31, 2012, our revenue increased approximately 84% to approximately $75,004,000 compared to approximately $40,670,000 for the year ended December 31, 2011.  The increase in revenue is attributed primarily to the increase in our product offerings and the number of distributors resulting from our acquisitions during 2011, the effect of a new marketing campaign, and growth of the CLR Roasters private label business. During the year ended December 31, 2012 we acquired True2Life and Livinity, Inc. The following table summarizes our revenue in thousands by segment:

	For the year ended December 31,		Percentage change
Segment	2012	2011
Direct sales	$67,324	$37,784	78%
Commercial coffee	7,680	2,886	166%
Total	$75,004	$40,670	84%

            For the year ended December 31, 2012, cost of sales increased approximately 95% to $31,179,000 compared to $15,962,000 for the year ended December 31, 2011.  The increase in cost of sales is primarily attributed to the increase in product offerings resulting from our acquisitions during 2011 and increases in fulfillment costs during 2012.

For the year ended December 31, 2012, gross profit increased approximately 77% to $43,825,000 compared to $24,708,000 for the year ended December 31, 2011. Below is a table of the gross margin percentages by segment:

	For the year ended December 31,
Segment	2012	2011
Direct sales	64%	64%
Commercial coffee	11%	17%
Combined	58%	61%

The respective decreases in gross margin were a result of increases in fulfillment costs, mainly due to shipping costs in the direct selling segment and those related to the packaging and increased labor cost related to retail displays launched during 2012 in the commercial coffee segment.

For the year ended December 31, 2012, our operating expenses decreased approximately 75% to $44,106,000 compared to $176,230,000 for the year ended December 31, 2011. The decrease was primarily attributed to the goodwill impairment expenses of $151,432,000 recorded in connection with the reverse merger in July 2011 and $366,000 recorded in the fourth quarter of 2011 in connection with the Adaptogenix acquisition. Net of the goodwill impairment, the operating expense for the year ended December 31, 2011 was, $24,432,000, and the change to the year ended December 31, 2012 was an approximate 81% increase. Included in operating expense is distributor compensation, the compensation paid to our independent distributors in the direct sales segment. For the year ended December 31, 2012, the distributor compensation increased 80% to $30,526,000 from $16,986,000 for the year ended December 31, 2011. Distributor commission as a percentage of direct sales revenue remained the same at 45% for both of the comparative year ends. For the year ended December 31, 2012, the sales and marketing expense increased 75% to $3,259,000 from $1,861,000 for the year ended December 31, 2011 due to the acquisition of FDI in 2011.  For the year ended December 31, 2012, the general and administrative expense increased 85% to $10,321,000 from $5,585,000 for the year ended December 31, 2011 due to the acquisition of FDI in 2011, increase in amortization expense of acquired intangible assets, and the $1,130,000 expense from increasing the contingent acquisition liabilities.

For the year ended December 31, 2012, interest expense increased approximately 135% to approximately $1,004,000 compared to approximately $427,000 for the year ended December 31, 2011.  The increase is the result of increases in contingent acquisition debt, principally the contingent debt related to the FDI acquisition. Additionally, other income increased in the year ended December 31, 2012, for the settlement of a claim related to the government closure of a product supplier, which occurred in 2003 in the amount of $227,000, and the adjustment to the carrying amount of the liability to M2C Global, Inc. by approximately $690,000.

Liquidity

At December 31, 2012 we had cash and cash equivalents of approximately $3,025,000 and working capital of approximately $1,440,000 compared to cash and cash equivalents of $1,390,000 and a working capital deficit of approximately $101,000 as of December 31, 2011. The increase in cash and improvement in net working deficit was due to increased revenues and gross profit and cash acquired from investing activities.

Our net cash provided by operating activities for the year ended December 31, 2012 was $3,646,000 compared to $520,000 for the year ended December 31. The increase in operating cash flow was due to a reduction of inventory on hand due to improved management of inventory turnover cycles and an increase in accrued expenses as a result of higher distributor commissions payable. Net cash used in investing activities for the year ended December 31, 2012 was approximately $529,000 primarily related to purchases of equipment to increase production capacity in the commercial coffee segment while in the comparative period in 2011, $413,000 in cash was generated, principally from acquisition activity. Net cash used in financing activities was approximately $1,472,000 for the year ended December 31, 2012 compared to $135,000 in the same period in 2011 and was primarily attributed to payments to reduce notes payable, contingent acquisition debt and our factoring arrangement offset by proceeds from the sale of common stock.

 In the past we have funded our working capital needs from loans as well as revenue generated by our business.  In November 2006, the Company entered into a $1,944,000 unsecured note payable to 2400 Boswell, LLC (“2400 Boswell”) to fund the Company’s working capital needs.  2400 Boswell is the owner and lessor of the building occupied by the Company for its corporate office and warehouse and the Step-parent of a greater than 5% shareholder of the Company is the single member of 2400 Boswell.  The note bears interest at 5.25% per annum.  The note and all accrued unpaid interest were forgiven by 2400 Boswell in June 2011, and recognized as a capital contribution. On March 15 2013, 2400 Boswell refinanced its mortgage on the building occupied by the Company for its corporate office and warehouse in Chula Vista, CA. The Company provided a co-guarantee for the mortgage. The mortgage is for $3,625,000. Also on March 15, 2013, the Company acquired 2400 Boswell from an immediate family member of a greater than 5% shareholder of the Company for approximately $975,000.  The Company paid approximately $248,000 in cash, forgave a note receivable and accrued interest of approximately $334,000, and issued a promissory note of approximately $393,000, which is payable in equal payments over 5 years and bears interest at 5%.

In April 2007, the Company entered into a $130,000 unsecured note payable to Dr. Joel Wallach, the Company founder and a family member of the Company’s Chief Executive Officer, to fund the Company’s working capital needs.  The note bears interest at 5.00% per annum.  The note and all accrued unpaid interest were forgiven by Dr. Joel Wallach in June 2011 and recognized as a capital contribution.

In December 2007, the Company entered into a $156,000 unsecured note payable to Stephan Wallach, the Company’s CEO, in lieu of compensation.  The note bears interest at 5.25% per annum.  The note and all accrued unpaid interest were forgiven by Stephan Wallach in June 2011 and recognized as a capital contribution.

Payments Due by Period

The following table summarizes our expected contractual obligations and commitments subsequent to December 31, 2012 (in thousands):

Contractual Obligations	Total	2013	2014	2015	2016	2017	Thereafter

Operating leases	$6,138	$781	$726	$534	$509	$509	$3,079
Capital leases	208	96	96	16	-	-	-
Capital commitments	-	-	-	-	-	-	-
Purchase obligations	6,864	6,864	-	-	-	-	-
Notes payable	1,555	366	283	278	284	287	57
Contingent acquisition debt	5,684	619	743	701	492	336	2,793
	$20,449	$8,726	$1,848	$1,529	$1,285	$1,132	$5,929

“Operating leases" generally provide that property taxes, insurance, and maintenance expenses are the responsibility of the Company. Such expenses are not included in the operating lease amounts that are outlined in the table above.

“Purchase obligations” relates to minimum future purchase commitments for green or unroasted coffee.

The “Notes payable” refers to debt related to business acquisitions.

The “Contingent acquisition debt” relates to contingent liabilities related to business acquisitions.  Generally, these liabilities are payments to be made in the future based on a level of revenue derived from the sale of products.  These numbers are estimates and actual numbers could be higher or lower because many of our contingent liabilities relate to payments on sales that have no maximum payment amount.

In addition to the above, we have co-guaranteed the mortgage on the building in which our corporate headquarters are located, which we lease from the Step-parent of Mr. Wallach. The mortgage balance is approximately $3,976,000 as of December 31, 2012.   On March 15, 2013, the mortgage was refinanced in the amount of $3,625,000.  Also on March 15, 2013, the Company acquired 2400 Boswell, LLC, the owner of the building, for approximately $975,000 and assumed the mortgage. In connection with our acquisition of FDI, we assumed mortgage guarantee obligations made by FDI on the building housing our New Hampshire office.  The balance of the mortgages is approximately $2,142,000 as of December 31, 2012.

Our core business model is to create and market high quality consumable products that will positively impact people’s lives.  Our objective is to market our products through a direct selling platform as well as more traditional distribution channels, through vertically integrated business segments.  We have set our sights on building a global, industry leading, direct sales platform.  We expect to continue to grow our distributor network and multiple revenue streams from our Youngevity®, JavaFit®, and other brands in our network marketing organization.  Our traditional sales platform is derived from our commercial coffee business segment, CLR Roasters which is also experiencing growth.  To drive top line revenue growth, in addition to continuing to grow organically, we intend to grow through continued acquisitions and with a focus on expanding our international footprint.

We believe that current cash balances, future cash provided by operations, and our accounts receivable factoring agreement will be sufficient to cover our operating and capital needs in the ordinary course of business for at least the next 12 months. If we experience an adverse operating environment or unusual capital expenditure requirements, additional financing may be required. No assurance can be given, however, that additional financing, if required, would be available or on favorable terms. We might also require or seek additional financing for the purpose of expanding into new markets, growing our existing markets, or for other reasons. Such financing may include the use of additional debt or the sale of additional equity securities. Any financing which involves the sale of equity securities or instruments that are convertible into equity securities could result in immediate and possibly significant dilution to our existing shareholders.

C.	Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements as of December 31, 2012.

D.	Customer Concentrations

We have no single customer or independent distributor that accounts for any substantial portion of our current revenues.

Quantitative and Qualitative Disclosures About Market Risk

A smaller reporting company is not required to provide the information required by this item.

ITEM 3.  DESCRIPTION OF PROPERTY

    Facilities

   Our corporate headquarters are located at 2400 Boswell, Road, Chula Vista, California 91914. This is also the  location of Youngevity®’s operations and distribution center. The facility consists of a 59,000 square foot Class A single use building that is comprised 40% of office space and the balance is used for distribution. The lease expires April 30, 2021. The building is owned by 2400 Boswell, a limited liability company which, prior to March 15, 2013, was owned by the Step-parent of Mr. Wallach and we had co-guaranteed the mortgage on the building. Our annual office rent for 2012 and 2011 was $342,000 and $342,000, respectively. The total remaining obligation under the lease as of December 31, 2012 was approximately $2,850,000. On March 15, 2013, the mortgage was refinanced by 2400 Boswell in the amount of $3,625,000. Also on March 15, 2013, the Company acquired 2400 Boswell for approximately $975,000 and assumed the mortgage.

    Roasting, distribution and operations for our CLR Roasters division are handled in our Miami, Florida based facility, which consists of 39,500 square feet, which includes an additional 14,500 that was added subsequent to year end. Approximately 2,500 square feet is office space. This lease expires in approximately May 2023, depending on the occupancy date of the additional space. The rent expense for the year ended December 31, 2012 was approximately $134,000 compared to approximately $29,000 for the same period in 2011. The remaining obligation under the lease as of December 31, 2012 was approximately $403,000, which does not include the new lease entered into subsequent to year end.

    Our marketing office is located in Windham, New Hampshire, which consists of 12,750 square feet of office space. This lease expires July 31, 2029. The rent expense for the year ended December 31, 2012 was approximately $271,000 compared to $0 for the same period in 2011. The remaining obligation under the lease as of December 31, 2012 was $2,776,000.  FDI Realty is the owner and lessor of the building. The Company is the lessee and is currently one of three tenants. An officer of the Company is the single member of FDI Realty. The Company is a co-guarantor of FDI Realty’s mortgages on the leased building and has an agreement to purchase FDI Realty in connection with the acquisition of FDI.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of March 20, 2013, the number and percentage of the outstanding shares of common stock which, according to the information supplied to AL International, Inc., were beneficially owned by: (i) each person who is currently a director; (ii) each executive officer; (iii) all current directors and executive officers as a group; and (iv) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding common stock. The addresses of the individuals listed below are in the Company’s care at 2400 Boswell Road, Chula Vista, CA 91914, unless otherwise noted.

Name and Address	Number of Shares Beneficially Owned		Percentage of Outstanding Shares Owned (1)

Stephan Wallach	281,250,000	(2)	72%
Chairman and Chief Executive Officer

William Andreoli	950,000	(3)	*
President

David Briskie	12,701,055	(4)	3%
President of Commercial Development, Chief Financial Officer and Director

Michele Wallach	281,250,000	(5)	72%
Director and Chief Operations Officer

Richard Renton	175,000	(6)	*
Director

John P. Rochon	5,050,000	(7)	1%
Director

All directors and officers as a group	301,376,055		76%

(1) On March 20, 2013, we had 389,126,848 shares of common stock issued and outstanding.
(2) Mr. Stephan Wallach, our Chief Executive Officer, owns 280,000,000 shares of common stock through joint ownership with his wife, Michelle Wallach, with whom he shares voting and dispositive control. Mr. Wallach also owns options to purchase 2,500,000 shares of common stock, of which 1,250,000 are exercisable within 60 days of March 20, 2013 and are included in the number of shares beneficially owned by him.

(3) Mr. William Andreoli, our President, owns 750,000 shares of common stock, which are held in escrow as collateral for the promissory note for $120,000 owed to the Company by Mr. Andreoli.  The amount currently owed to the Company is approximately $62,000. Mr. Andreoli also owns options to purchase 400,000 shares of common stock, of which 200,000 are exercisable within 60 days of March 20, 2013 and are included in the number of shares beneficially owned by him.

(4) Mr. David Briskie, our Chief Financial Officer, owns 2,950,488 shares of common stock, and beneficially owns 2,000,567 shares of common stock owned by Brisk Investments, LP, 5,000,000 shares of common stock owned by Brisk Management, LLC.  Mr. Briskie also owns options to purchase 5,000,000 shares of common stock, of which 2,500,000 options are exercisable within 60 days of March 20, 2013 and are included in the number of shares beneficially owned by him.  Also includes warrants to purchase 250,000 shares of common stock which have been adjusted to reflect the reverse 1 for 2 stock split in August 2011.

(5) Ms. Michelle Wallach, our Chief Operating Officer, beneficially owns 280,000,000 shares of common stock through joint ownership with her husband, Stephan Wallach, with whom she shares voting and dispositive control.  Ms. Wallach also owns options to purchase 2,500,000 shares of common stock, of which 1,250,000are exercisable within 60 days of March 20, 2013 and are included in the number of shares beneficially owned by him.

(6) Mr. Renton owns 125,000 shares of common stock through joint ownership with his wife, Roxanna Renton, with whom he shares voting and dispositive control.  Mr. Renton also owns 50,000 options to purchase common stock which are exercisable within 60 days of March 20, 2013 and are included in the number of shares beneficially owned by him.

(7) Mr. John Rochon, a Director, beneficially owns 5,000,000 shares of common stock owned by the following: Rochon Capital Partners Ltd.- 3,814,286 shares; Heidi Christine Rochon 1992 Trust - 235,714 shares;  Lauren Jean Rochon 1992 Trust - 235,714; William John Philip Rochon 1992 Trust - 714,286 shares. Mr. Rochon also owns 50,000 options to purchase common stock which are exercisable within 60 days of March 20, 2013 and are included in the number of shares beneficially owned by him.

* ownership of less than 1%

ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and officers

The following sets forth certain information regarding each of our directors and executive officers:

Name	Age	Positions and Offices with the Registrant
Stephan Wallach	46	Chief Executive Officer and Chairman
William Andreoli	42	President
David Briskie	52	President of Commercial Development, Chief Financial Officer and Director
Michele Wallach	42	Chief Operating Officer and Director
Richard Renton	57	Director
John P. Rochon	61	Director

Directors hold office until the next annual meeting of stockholders following their election unless they resign or are removed as provided in the bylaws.  Our officers serve at the discretion of our Board of Directors.

The following is a summary of our directors’ and executive officers’ business experience.

Management

Stephan Wallach, Chief Executive Officer and Chairman of the Board

Mr. Stephan Wallach was appointed to the position of Chief Executive Officer on July 11, 2011 pursuant to the terms of the merger agreement between Youngevity® and Javalution. He previously served as President and Chief Executive Officer of AL Global Corporation d/b/a Youngevity® Essential Life Sciences. He has served as a director of our Company since inception and was appointed Chairman of the Board on January 9, 2012. In 1997, Mr. Wallach and the Wallach family together launched our Youngevity® division and served as its co-founder and Chief Executive Officer from inception until the merger with Javalution.

Michelle G. Wallach, Chief Operating Officer and Director

Ms. Michelle Wallach was appointed to the position of Chief Operating Officer on July 11, 2011 pursuant to the terms of the merger agreement between Youngevity® and Javalution.  She previously served as Corporate Secretary and Manager of AL Global Corporation d/b/a Youngevity® Essential Life Sciences. She has a background in network marketing, including more than 10 years in distributor management. Her career in network marketing began in 1991 in Portland, Oregon, where she developed a nutritional health product distributorship. In 1997, Ms. Wallach and the Wallach family together launched our Youngevity® division and served as its co-founder and Chief Operations Officer from inception until the merger with Javalution. Ms. Wallach has an active role in promotion, convention and event planning, domestic and international training, and product development.

William Andreoli, President

Mr. William Andreoli was appointed to the position of President of the Youngevity® Essential Life Sciences division on October 25, 2011 pursuant to the terms of the merger agreement between Youngevity® and Financial Destination, Inc.  He previously served as founder and Chief Executive Officer of Financial Destination, Inc. from July 2003 until the acquisition on October 25, 2011.

David Briskie, President of Commercial Development, Chief Financial Officer and Director

Mr. David Briskie was appointed to the position of Chief Financial Officer on May 15, 2012. Prior to that Mr. Briskie served as President of Commercial Development, a position he was appointed to on July 11, 2011 pursuant to the terms of the merger agreement between Youngevity® and Javalution. From February 2007 until the merger he served as the Chief Executive Officer and director of Javalution and since September 2007 has served as the Managing Director of CLR Roasters. Prior to joining Javalution in 2007, Mr. Briskie had an 18-year career with Drew Pearson Marketing (“DPM”), a consumer product company marketing headwear and fashion accessories. He began his career at DPM in 1989 as Executive Vice President of Finance and held numerous positions in the company, including vice president of marketing, chief financial officer, chief operating officer and president.  Mr. Briskie graduated magna cum laude from Fordham University with a major in marketing and finance.

Board of Directors

Richard Renton, Director

Mr. Richard Renton was appointed to our Board of Directors on January 9, 2012, and currently serves on the Youngevity® Medical and Athletic Advisory Boards. For the past five years, Mr. Renton owned his own business providing nutritional products to companies like ours.  The Company purchases Beyond Tangy Tangerine and a few other products from Mr. Renton’s company WVNP, Inc.  Mr. Renton graduated from Portland State University with quad majors in Sports Medicine, Health, Physical Education, and Chemistry. He has served as an Associate Professor at PSU in Health and First Aid, and was the Assistant Athletic Trainer for PSU, the Portland Timbers Soccer Team, and the Portland Storm Football team. Mr. Renton is a board certified Athletic Trainer with the National Athletic Trainers Association.

John Rochon, Director

Mr. John Rochon was appointed to our Board of Directors on July 15, 2011. He is founder and chairman of Richmont Holdings Strategic Alliance. Mr. Rochon is a veteran of more than three decades of successful leadership in finance, marketing, sales, and operations. After spending the early part of his career working for Chesebrough-Ponds (Unilever) and Ecolab International, he joined Mary Kay, Inc. in 1980. In 1984, he became chief financial officer of Mary Kay, Inc. Mr. Rochon became vice chairman in 1987, and was appointed to the position of chairman and chief executive officer in 1991. Mr. Rochon is the General Partner of Richmont Capital Partners I, which was the largest shareholder in Avon Products, Inc. Mr. Rochon has managed the growth of dozens of Richmont entities, in such varied industries as financial services, marketing, international trading, food services, and office supplies. Mr. Rochon is the Chief Executive Officer and a director of Computer Vision Systems, Inc. Mr. Rochon holds a B.Sc. and an MBA from the University of Toronto, and has written and spoken extensively on topics relating to business strategy. He is a member of the School of Administration Advisory Board of the University of Texas at Dallas and is a past trustee of the University of Scranton and serves on The President's International Alumni Council of the University of Toronto. Further, Mr. Rochon established and heads the Rochon Family Foundation to assist victims of violence against women, particularly sexual assault.   In June 2009, Nukote International, Inc. (“Nukote”), a privately owned Delaware corporation, and certain of its subsidiaries and its affiliates voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code.  Mr. Rochon was Chief Executive Officer, President and a director of Nukote at the time of that filing and held an approximate 59% equity interest in Nukote and its subsidiaries and affiliates.

Compliance with Section 16(a) of the Exchange Act

The Company does not have a class of equity securities registered under Sections 12(b) or 12(g) of the Exchange Act.  Accordingly, our directors, executive officers and 10% equity holders are not required to make filings under Section 16(a) of the Exchange Act.

Nominating Committee

The Company does not have a formal Nominating Committee, however its Board of Directors acts in this capacity.  As the Company’s cash resources improve, however, it will reassess this.

Audit Committee

The Audit Committee is comprised of two members of the Board of Directors.  Its financial expert is deemed to be its Chief Financial Officer.  As he is an executive officer of the Company he is not deemed independent.  As the Company’s cash resources improve, it will evaluate the composition and independence of its Audit Committee.

Code of Ethics

AL International, Inc. has adopted a Code of Ethics applicable to all its employees including its principal executive officer, principal financial officer, principal accounting officer and controller, a copy of the Company’s Code of Ethics can be found on their website www.alintjcof.com, which is filed as an exhibit to this Form 10.

ITEM 6.  EXECUTIVE COMPENSATION

The following table sets forth for the two years ended December 31, 2012 and December 31, 2011 the compensation awarded to, paid to, or earned by, our Chief Executive Officer and our other most highly compensated executive officers.  Certain columns were excluded as the information was not applicable.

Summary Compensation Table
Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Option Awards ($)(7)	All Other Compensation	Total $

Stephan Wallach (2)(3)
Chairman and Chief Executive Officer	2012	135,020	9,380	274,500	-	418,900
	2011	260,000	10,000	-	-	270,000

Michelle Wallach (2)(3)
Chief Operating Officer	2012	143,220	9,380	274,500	-	427,100
	2011	18,200	-	-	-	18,200

William Andreoli(4)
President	2012	170,000	-	44,600	1,110,100	1,324,700
	2011	31,800	-	-	150,000	181,800

David Briskie (2)(5)
Chief Financial Officer, President of Commercial Development	2012	147,200	83,200	557,500	-	787,900
	2011	50,400	-	-	10,000	60,400

Chris Nelson (6)
former Chief Financial Officer	2012	59,800	-	-	-	59,800
	2011	150,000	6,500	-	-	156,500

(1)	The business address for each officer listed above is: AL International, Inc., 2400 Boswell Road, Chula Vista, CA 91914.

(2)
Mr. Stephan Wallach, Mr. David Briskie, and Ms. Michelle Wallach have direct and or indirect (beneficially) distributor positions in our Company that pay income based on the performance of those distributor positions in addition to their base salaries, and the people and or companies supporting those positions based upon the contractual agreements that each and every distributor enter into upon engaging in the network marketing business. The Board of Directors has approved these distributor positions. The contractual terms of these positions are the same as those of all the other individuals that become distributors in our Company. There are no special circumstances for these officers/directors.

(3)
Mr. Stephan Wallach and Ms. Michelle Wallach received or beneficially received $227,300 and $155,600 for the fiscal years ended December 31, 2012 and 2011, respectively related to their distributor positions, which is not included above.

(4)
Mr. Andreoli became President of the Company on October 26, 2011, in connection with the acquisition of FDI.  The Other Compensation includes payments of $848,500 to Mr. Andreoli in 2012, in accordance with the terms of our acquisition agreement related to the acquisition of FDI, and $261,600 of rent paid to FDI Realty LLC, a company controlled by Mr. Andreoli, and payments in 2011 of $116,000 to Mr. Andreoli in accordance with the terms of our acquisition agreement, related to the acquisition of FDI, and $34,000 of rent paid to FDI Realty LLC.

(5)
Mr. Briskie joined the Company on July 11, 2011 as President of Commercial Development and was appointed Chief Financial Officer on May 15, 2012. Mr. Briskie beneficially received $7,900 and $2,300 for the fiscal years ended December 31, 2012 and 2011, respectively related his spouse’s distributor position, which is not included above.

(6)	Mr. Nelson served as Chief Financial Officer from March 24, 2010 to April 12, 2012.

(7)
The Company uses a Black-Scholes option-pricing model (Black-Scholes model) to estimate the fair value of the stock option grant. These amounts represent the grant date fair value of equity-based awards granted by the Company during the years presented, determined in accordance with FASB ASC Topic 718.  The use of a valuation model requires the company to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the historical volatility of the Company’s stock price over the contractual term of the option. The expected life will be based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. Currently it is based on the simplified approach provided by SAB 110. The risk-free interest rate is based on U.S. Treasury Daily Yield Curve Rates with a remaining term equal to the expected life assumed at the date of the grant. The following were the factors used in the Black Sholes model to calculate the compensation expense:

Stock price volatility	85%
Risk-free rate of return	0.35%
Annual dividend yield	-%
Expected life	2.5 Years

Grants of Plan-Based Awards
During 2012, we issued the options listed below. There were no stock options exercised by officers or directors in 2012.

Name		All Other
		Option Awards:
		Number of Securities	Exercise or Base Price	Grant Date Fair
	Grant	Underlying Options	of Option Awards	Value of Option Awards
	Date (1)	(#) (2)	($/ Sh) (1)	($) (3)
Stephan Wallach,	5/31/2012	2,500,000	0.22	274,500
Chairman and Chief Executive Officer

Michelle Wallach,	5/31/2012	2,500,000	0.22	274,500
Chief Operating Officer

William Andreoli	5/31/2012	400,000	0.22	44,600
President

David Briskie,	5/31/2012	5,000,000	0.22	557,500
Chief Financial Officer, President of Commercial Development

(1) The Company uses the same date for the grant date and the approval date.
(2) The award was granted under the Company’s 2012 Stock Option Plan.
(3) Option award values are computed in accordance with FASB ASC Topic 718

Outstanding Equity Awards at Fiscal Year-End

There were no equity awards for the year ended December 31, 2012. During 2012 the Company established the 2012 Employee Stock Option Plan and granted the equity awards. The table below reflects all outstanding equity awards made to each of the named executive officers that are outstanding at December 31, 2012.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price	Option expiration date
Stephan Wallach	1,250,000	1,250,000	$0.22	5/31/2017
Michelle Wallach	1,250,000	1,250,000	$0.22	5/31/2017
David Briskie	2,500,000	2,500,000	$0.22	5/31/2017
William Andreoli	200,000	200,000	$0.22	5/31/2017

Stock Option Exercises and Stock Vested

There were no options exercised by the named executive officers during the year ended December 31, 2012.

Employment Agreements

In July 2011, we entered into an employment agreement with Mr. Briskie, our President of Commercial Development, which expired on June 30, 2012 with an option to extend. His current salary is $135,000 per year. Mr. Briskie is also entitled to receive a cash bonus on a quarterly basis commencing the quarter ended December 31, 2011 equal to twenty percent (20%) of the increase in Net Sales (gross sales of products and services received by CLR Roasters, LLC less direct cost of goods ) from the prior year’s comparable  quarters.  The employment agreement expired on June 30, 2012.  Mr. Briskie currently works as an at-will employee.

On October 25, 2011, we executed a ten (10) year employment agreement with William J. Andreoli for Mr. Andreoli to serve as the Company’s President.  Pursuant to the agreement, Mr. Andreoli will be paid an annual base salary of One Hundred Seventy Thousand Dollars ($170,000) and will be eligible for discretionary and transactional bonus payments.  The employment agreement also includes confidentiality obligations and inventions assignments by Mr. Andreoli.

If Mr. Andreoli’s employment is terminated by the Company for any reason other than for Cause (as defined in the agreement), Mr. Andreoli will be entitled to receive all accrued but unpaid salary amounts payable through the date of termination plus reimbursement of any approved expenses previously incurred and will continue to receive his base salary for six (6) months following termination.  If Mr. Andreoli’s employment is terminated by the Company for Cause, or if Mr. Andreoli terminates the agreement for any reason, he will be entitled solely to all accrued but unpaid salary amounts payable through the date of termination plus reimbursement of any approved expenses previously incurred.

Compensation of Directors

The following table sets forth information for the fiscal year ended December 31, 2012 regarding the compensation of our directors, who are not officers or employees of the Company.

Name	Fees Earned or Paid in Cash	Option Awards	Other Compensation	Total
John Rochon	$-	$5,490	$-	$5,490
Richard Renton (1)	$-	$5,490	$-	$5,490

(1) The above does not include compensation paid to Mr. Renton's company for inventory purchases.

Compensation Committee Interlocks

Not Applicable.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Director Independence and Related Transactions

The Board of Directors is comprised of Stephan Wallach, Michelle Wallach, Richard Renton, David Briskie and John P. Rochon.

Our common stock is not quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our board of directors be independent and therefore we are not subject to any director independence requirements.  However, for purposes of determining independence we use the definition applied by the NASDAQ Stock Market, our board of directors has determined that John Rochon is our only independent director in accordance with such definition.

The Committees of the Board are:

Audit Committee: Dave Briskie (chair) and Michelle Wallach
Compensation Committee: Richard Renton (chair) and John Rochon
Science Committee: Richard Renton (chair) and Steve Wallach
Investment Committee: Steve Wallach (chair), John Rochon, Dave Briskie

Certain Relationships and Related Transactions

Our corporate headquarters are leased at the rate of $28,500 per month from 2400 Boswell, a limited liability company, which, prior to March 15, 2013, was owned by the Step-parent of Stephan Wallach who was the sole member.  Payment of the mortgage on the building was co-guaranteed by us. During July 2012 the Company loaned 2400 Boswell, $323,000 in exchange for a promissory note bearing interest at 5% due June 1, 2013. The Company’s maximum exposure to loss was approximately $3,976,000 as of December 31, 2012.  On March 15, 2013, 2400 Boswell refinanced the mortgage on the building.  We, along with Stephan Wallach and Michelle Wallach, provided co-guarantees for the mortgage.  The mortgage is for $3,625,000.  Also on March 15, 2013, we acquired 2400 Boswell from the Step-parent of Stephan Wallach for approximately $975,000 and assumed the mortgage.

In November 2006, we entered into a loan with a company controlled by our Chief Executive Officer evidence by a note in the principal amount of $1,944,000, bearing interest at a rate of 5.25% per annum.  The outstanding balance of the note was forgiven in June 2011 and there is no remaining amount owed under such note.  Our founder, who is the father of our Chief Executive Officer, also forgave debt in June 2011 in the principal amount of $130,000 owed to him for loans for working capital.

Mr. Richard Renton was appointed to the Board of Directors in 2012.  During the year ended December 31, 2012, we paid a company owned by Mr. Renton and his wife $2,254,000 primarily for the supply of Beyond Tangy Tangerine.

 On July 1, 2012, the President of the Company was issued a loan to purchase stock in the Company, in the amount $120,000. The loan is to be repaid within one year and carries an interest rate of 4.0%.  As of December 31, 2012, $60,000 has been repaid under the terms of the note and a minimal amount has been recorded as interest income for the year ended December 31, 2012.

As part of the agreement to acquire FDI and FDI Realty, in October, 2011, the Company completed the acquisition of FDI, but postponed the acquisition of FDI Realty subject to the seller obtaining consent regarding assignment of certain mortgages. If the transaction with FDI Realty closes, the Company will assume outstanding liabilities of approximately $2,160,000 in full consideration for FDI Realty. No other consideration will be  due to the seller with respect to the acquisition of FDI Realty. As of March 20, 2013, FDI Realty has not been acquired. FDI is a co-guarantor of the mortgage guarantee obligations of FDI Realty, which houses our New Hampshire office.  The Company’s maximum exposure to loss is approximately $2,142,000 as of December 31, 2012.

ITEM 8.   LEGAL PROCEEDINGS

The Company is not a party to any material pending legal proceedings.

ITEM 9.  MARKET PRICE OF, AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Quotations for the common stock of AL International, Inc. are included in the OTC Markets’ OTC Pink Market system under the symbol “JCOF.” The following table sets forth for the respective periods indicated the prices of the common stock in the over-the-counter market, as reported and summarized on the OTC Pink Market. Such prices are based on inter-dealer bid and ask prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

	High	Low
Fiscal Year 2012
First Quarter	$0.40	$0.25
Second Quarter	$0.33	$0.18
Third Quarter	$0.30	$0.12
Fourth Quarter	$0.19	$0.14

Fiscal Year 2011
First Quarter	$0.15	$0.07
Second Quarter	$2.08	$0.13
Third Quarter	$1.68	$0.30
Fourth Quarter	$0.67	$0.20

Fiscal Year 2010
First Quarter	$0.32	$0.08
Second Quarter	$0.24	$0.08
Third Quarter	$0.28	$0.12
Fourth Quarter	$0.18	$0.06

At December 31, 2012, there were approximately 348 holders of record of our common stock.

Since inception, no dividends have been paid on the common stock.  The Company intends to retain any earnings for use in its business activities, so it is not expected that any dividends on the common stock will be declared and paid in the foreseeable future.

Equity Compensation Plan Information

The table below sets forth certain information as of the December 31, 2012 regarding the shares of the Company's common stock available for grant or granted under stock option plans that (i) were adopted by the Company's stockholders and (ii) were not adopted by the Company's stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in1st column )

Equity Compensation Plans approved by security holders	-	-	-

Equity Compensation Plans not approved by security holders	13,728,000	$0.22	26,272,000

Total	13,728,000	$0.22	26,272,000

The above plan, as approved by the Company’s Board of Directors on May 15, 2012, is a nonqualified stock option plan eligible for employees, non-employee directors and consultants of the Company.  The plan is administered by the Company’s Board of Directors which determines the terms and conditions upon which awards may be made and exercised.  The maximum number of shares of the Company’s common stock that may be issued pursuant to awards made under the plan is 40,000,000.   Grants under this stock option plan are effective until May 16, 2022, at which time the plan shall terminate except that awards made prior to, and outstanding on, that date shall remain valid in accordance with their terms.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

In February 2010, the Javalution settled an obligation for consulting services with Westport Strategic Partners, Inc. and agreed to issue 5,000,000 shares of the Company's common stock.  This offering was done with no general solicitation or advertising by us.  In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted.

Additionally, in February 2010, Javalution issued 6,116,936 restricted shares from the 2010 Javalution Stock Bonus Plan to the employees of Javalution under the terms of the Plan.  This offering was done with no general solicitation or advertising by us.  In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted.

In June 2010, Javalution issued an aggregate of 27,111,111 shares of common stock and warrants exercisable for an aggregate of 13,555,555 shares of common stock (with a warrant exercise price of $0.25 per share) to 34 accredited investors in a private placement.  This offering was done with no general solicitation or advertising by us.  In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted.

In March 2011, Javalution issued warrants exercisable for 3,000,000 shares of common stock at an exercise price equal to the average closing price of our common stock for the 50 trading days prior to March 29, 2011 and 7,000,000 shares of restricted common stock as paid in full compensation in accordance with an Alliance Agreement with Richmont Holdings. The warrants, which were to expire in March 2016, were exercised on June 24 of 2011.  This offering was done with no general solicitation or advertising by us.  In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted.

In March 2011, Javalution issued warrants exercisable for 5,000,000 shares of common stock at an exercise price of $0.07 per share and 5,000,000 shares of restricted common stock to one investor in accordance with a Subscription Agreement in the amount of $250,000. The warrants, which were to expire in 2016, have not been exercised.  This offering was done with no general solicitation or advertising by us.  In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted.

In March 2011, Javalution issued and aggregate of 6,116,936 shares of common stock to 8 employees in accordance with their Employment Agreements and Employee Stock Pool Distribution.  This offering was done with no general solicitation or advertising by us.  In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted.

In May 2011, Javalution issued 8,351,543 shares of common stock in exchange for a warrant with an exercise price of $0.12 per share to several investors. The exchanged securities were issued in reliance upon Section 3(a)(9) of the Act.

Javalution issued 2,385,886 shares of common stock in exchange for a cashless exercise of warrants.  The offering and sale of the securities did not involve a public offering.  The exchanged securities were issued in reliance upon Section 3(a)(9) of the Act.

In June 2011, Javalution issued 12,754,489 shares of common stock upon exercise of warrants with an exercise price of $0.12 per share to several investors  The exchanged securities were issued in reliance upon Section 3(a)(9) of the Act Additionally, Javalution issued 5,980,592 shares of common stock in accordance with a  cashless exercise of warrants. The exchanged securities were issued in reliance upon Section 3(a)(9) of the Act.

In June 2011, Javalution issued 802,280 shares of our common stock to an investor as part of a convertible promissory note in the amount of $100,000 plus accrued interest of $20,342.08. The promissory note issued has an interest at an annual rate of 12% per annum and provide for the issuance of one share of common stock for each one dollar of principal amount of the note.  This offering was done with no general solicitation or advertising by us.  In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted.

On July 11, 2011, Javalution issued 560,000,000 shares of its common stock to AL Global Corporation’s stockholders in exchange for all of the common stock of AL Global Corporation. Stephan Wallach, our current Chief Executive Officer and Chairman of the Board, held all of the stock of AL Global Corporation. Giving effect to the 1-for-2 reverse stock split of Javalution’s common stock effective August 5, 2011, Mr. Wallach now holds 280,000,000 restricted shares of common stock of our Company, AL International, Inc. His wife, Michelle Wallach, our current Chief Operating Officer, beneficially owns 280,000,000 shares of common stock through joint ownership with Mr. Wallach, with whom she shares voting and dispositive control.  This offering was done with no general solicitation or advertising by us.  In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted.

In July 2011, we issued 3,693,712 shares of common stock in exchange for warrants as follows:  3,000,000 warrants had an exercise price of $0.07 per share and 580,000 warrants had an exercise prices between $0.18 and $0.25 per share and the balance of the warrants (113,712) were exercised with a cashless exercise at $0.25 per share. The exchanged securities were issued in reliance upon Section 3(a)(9) of the Act.

In September 2011 we issued 100,805 shares of common stock to a preferred shareholder who converted their 25,000 preferred shares into common stock.  Dividends that had accrued on the preferred shares were also paid in full with common stock. The exchanged securities were issued in reliance upon Section 3(a)(9) of the Act.

In October 2011 we issued 430,729 shares of common stock to preferred shareholders who converted 100,000 preferred shares into common stock.  Dividends that had accrued on the preferred shares were also paid in full with common stock. The exchanged securities were issued in reliance upon Section 3(a)(9) of the Act.

In October 2011 we issued 1,800,000 shares of common stock to an investor who exercised 2,200,000 warrants utilizing a cashless exercise. The exchanged securities were issued in reliance upon Section 3(a)(9) of the Act.

In October 2011 we issued a warrant for 2,785,516 with an exercise price of 35.9 cents per share.  The warrant expires in 2016. The warrant was issued to an investor who purchased an asset in the company in the amount of $1,750,000. The offering and sale of the securities did not involve a public offering.  This offering was done with no general solicitation or advertising by us. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted.

During July 2012, we sold an aggregate of 4,100,000 shares of restricted common stock at a purchase price of $0.20 per share to 13 investors and issued a note in the principal amount of $120,000 which was secured by a pledge of 600,000 shares of our common stock. In connection with this offering, we issued a warrant to purchase an aggregate of 4,100,000 shares of common stock.  The warrants expire three years after issuance and are exercisable at prices ranging from $0.25 to $0.40 per share.   This offering was done with no general solicitation or advertising by us.  In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted.

ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Common stock

We are authorized to issue up to 600,000,000 shares of common stock, par value $0.001.  As of December 31, 2012 there are 389,599,848 shares of common stock issued and outstanding.

The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative   voting   rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors, subject to preferred stock voting rights below.  Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our directors and officers are indemnified as provided by the Delaware General Corporation Law and our Certificate of Incorporation. Section 145 of the Delaware General Corporation Law provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Our Certificate of Incorporation provides for indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements of AL International, Inc. appear at the end of this report beginning with the Index to Financial Statements on page F-1.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15.   FINANCIAL STATEMENTS AND EXHIBITS.

(a)  List of all financial statements filed as part of the registration statement.

(b) Exhibits

The following documents are included as exhibits to this report.

Exhibit No.	Title of Document
3.1	Certificate of Incorporation Dated July 15, 2011*
3.2	Bylaws*
4.1	Specimen Common Stock certificate. *
4.2	Warrant for Common Stock issued to David Briskie*
4.3	Stock Option issued to Stephan Wallach*
4.4	Stock Option issued to Michelle Wallach*
4.5	Stock Option issued to David Briskie*
4.6	Stock Option issued to William Andreoli*
4.7	Stock Option issued to Richard Renton*
4.8	Stock Option issued to John Rochon*
10.1	Purchase Agreement with M2C Global, Inc. dated March 9, 2007*
10.2	First Amendment to Purchase Agreement with M2C Global, Inc. dated September 7, 2008*
10.3	Asset Purchase Agreement with MLM Holdings, Inc. dated June 10, 2010*
10.4	Agreement of Purchase and Sale with Price Plus, Inc. dated September 21, 2010*
10.5	Amended and Restated Agreement and Plan of Reorganization Javalution Coffee Company, YGY Merge, Inc. dated July 11, 2011*
10.6	Asset Purchase Agreement with R-Garden Inc. dated July 1, 2011*
10.7	Re-Purchase Agreement with R-Garden dated September 12, 2012*
10.8	Agreement and Plan of Reorganization with Javalution dated July 18, 2011*
10.9	Asset Purchase Agreement with Adaptogenix, LLC dated August 22, 2011*
10.10	Amended Asset Purchase Agreement with Adaptogenix, LLC dated January 27, 2012*
10.11	Asset Purchase Agreement with Prosperity Group, Inc. dated October 10, 2011*
10.12	Amended and Restated Equity Purchase Agreement with Financial Destination, Inc., FDI Management Co, Inc., FDI Realty, LLC, and MoneyTRAX, LLC dated October 25, 2011*
10.13	Exclusive License/Marketing Agreement with GLIE, LLC dba True2Life dated March 20, 2012*
10.14	Bill of Sale with Livinity, Inc. dated July 10, 2012*
10.15	Consulting Agreement with Livinity, Inc. dated July 10, 2012*
10.16	Employment Agreement with William Andreoli dated October 25, 2011*
10.17	Promissory Note with 2400 Boswell LLC dated July 15, 2012*
10.18	Promissory Note with William Andreoli dated July 1, 2012*
10.19	2012 Stock Option Plan*
10.20	Form of Stock Option*
10.21	Lease with 2400 Boswell LLC dated May 1, 2001*
10.22	Lease with FDI Realty LLC dated July 29, 2008*
10.23	First Amendment to Lease with FDI Realty LLC dated October 25, 2011*
10.24	Lease with Perc Enterprises dated February 6, 2008*
10.25	Lease with Perc Enterprises dated September 25, 2012*
10.26	Factoring Agreement with Crestmark Bank dated February 12, 2010*
10.27	First Amendment to Factoring Agreement with Crestmark Bank dated April 6, 2011*
10.28	Second Amendment to Factoring Agreement with Crestmark Bank dated February 1, 2013*
10.29	Lease with Perc Enterprises dated March 19, 2013*
10.30	Purchase Agreement with Ma Lan Wallach dated March 15, 2013*
10.31	Promissory Note with Plaza Bank dated March 14, 2013*
21.1	Subsidiaries of AL International, Inc.*
____________________

  *Previously filed.

SIGNATURES

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AL INTERNATIONAL, INC
(Registrant)

Dated: May 31, 2013	By:	/s/ Stephan Wallach
Chief Executive Officer

AL INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
AL International, Inc.
Chula Vista, California

We have audited the accompanying consolidated balance sheets of AL International, Inc. (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AL International, Inc. as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
April 1, 2013

AL International, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share amounts)

	As of December 31,
	2012	2011

ASSETS

Current Assets:
Cash and cash equivalents	$3,025	$1,390
Accounts receivable, due from factoring company	836	937
Notes receivable, related party	330	-
Inventory	4,675	4,981
Prepaid expenses and other current assets	430	591
Total current assets	9,296	7,899

Property and equipment, net	1,343	916
Intangible assets, net	9,114	10,398
Goodwill	5,154	5,154
	$24,907	$24,367

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$2,144	$2,948
Accrued distributor compensation	2,992	2,195
Accrued expenses	1,426	653
Other current liabilities	238	424
Due to factoring company	-	743
Capital lease payable, current portion	71	-
Notes payable, current portion	366	712
Contingent acquisition debt, current portion	619	325
Total current liabilities	7,856	8,000

Other liabilities	75	138
Capital lease payable, less current portion	101	-
Deferred tax liability	742	716
Notes payable, less current portion	1,189	2,090
Contingent acquisition debt, less current portion	5,065	4,345
Total liabilities	15,028	15,289

Commitments and contingencies (Note 10)

Equity:
AL International, Inc. stockholders' equity:
Convertible Preferred Stock, $0.001 par value: 100,000,000 shares authorized, 211,135 and 271,135 shares issued and outstanding at December 31, 2012 and 2011, respectively	-	-
Common Stock, $0.001 par value: 600,000,000 shares authorized; 389,599,848 and 385,237,309 shares issued and outstanding at December 31, 2012 and 2011, respectively	389	385
Note receivable for stock purchase	(62)	-
Additional paid-in capital	165,017	163,584
Accumulated deficit	(155,266)	(154,841)
Accumulated other comprehensive loss	(123)	(113)
Total AL International, Inc. stockholders' equity	9,955	9,015
Non-controlling interest	(76)	63
Total equity	9,879	9,078
	$24,907	$24,367

See accompanying notes to consolidated financial statements.

AL International, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Years Ended December 31,
	2012	2011

Revenues	$75,004	$40,670
Cost of revenues	31,179	15,962
Gross profit	43,825	24,708
Operating expenses
Distributor compensation	30,526	16,986
Sales and marketing	3,259	1,861
General and administrative	10,321	5,585
Impairment of goodwill	-	151,798
Total operating expenses	44,106	176,230
Operating income (loss)	(281)	(151,522)
Other income	917	-
Interest expense, net	(1,004)	(427)
Total other expense	(87)	(427)
Loss before income taxes	(368)	(151,949)
Income tax provision	196	246
Net loss	(564)	(152,195)
Net income (loss) attributable to non-controlling interest	(139)	60
Net loss attributable to AL International, Inc.	(425)	(152,255)
Preferred stock dividends	17	17
Net loss available to common stockholders	$(442)	$(152,272)
Net loss per share, basic and diluted	$(0.00)	$(0.46)
Weighted average shares outstanding, basic and diluted	387,392,118	329,229,717

See accompanying notes to consolidated financial statements.

AL International, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Loss
(In thousands)

	Years Ended December 31,
	2012	2011

Net loss	$(564)	$(152,195)
Other comprehensive loss:
Foreign currency translation	(10)	(7)
Total other comprehensive loss	(10)	(7)
Comprehensive loss	$(574)	$(152,202)

See accompanying notes to consolidated financial statements.

AL International, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity
(In thousands, except share amounts)
					Non-controlling
	Preferred Stock		Common Stock			Additional Paid-in	Note Receivable for Stock	Other Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Interest	Capital	Purchase	Loss	Deficit	Total

Balance at December 31, 2010	-	$-	280,000,000	$280	$-	$42	$-	$(106)	$(2,586)	$(2,370)
Issuance of preferred and common stock in connection with the reverse merger	401,135	*	102,640,775	103	-	160,017	-	-	-	160,120
Debt forgiveness - related party	-	-	-	-	-	2,792	-	-	-	2,792
Fair value of warrants issued	-	-	-	-	-	620	-	-	-	620
Issuance of common stock pursuant to the exercise of stock warrants	-	-	2,065,000	2	-	95	-	-	-	97
Issuance of common stock pursuant to the conversion of convertible preferred stock and accrued dividends	(130,000)	*	531,534	*	-	35	-	-	-	35
Other comprehensive loss, foreign currency translation adjustment	-	-	-	-	-	-	-	(7)	-	(7)
Dividends on preferred stock	-	-	-	-	-	(17)	-	-	-	(17)
Equity of non-controlling interest	-	-	-	-	3	-	-	-	-	3
Net loss	-	-	-	-	60	-	-	-	(152,255)	(152,195)
Balance at December 31, 2011	271,135	$-	385,237,309	$385	$63	$163,584	$-	$(113)	$(154,841)	$9,078

Issuance of common stock pursuant to the cashless exercise of stock warrants	-	-	180,769	*	-	-	-	-	-	-
Issuance of common stock pursuant to the exercise of stock options	-	-	1,000	*	-	-	-	-	-	-
Issuance of common stock pursuant to the conversion of convertible preferred stock and accrued dividends	(60,000)	*	155,770	*	-	19	-	-	-	19
Issuance of common stock for cash and note receivable, net	-	-	4,100,000	4	-	815	(62)	-	-	757
Repurchase of common stock	-	-	(75,000)	*	-	(13)	-	-	-	(13)
Stock based compensation expense	-	-	-	-	-	629	-	-	-	629
Other comprehensive loss, foreign currency translation adjustment	-	-	-	-	-	-	-	(10)	-	(10)
Dividends on preferred stock	-	-	-	-	-	(17)	-	-	-	(17)
Net loss	-	-	-	-	(139)	-	-	-	(425)	(564)

Balance at December 31, 2012	211,135	$-	389,599,848	$389	$(76)	$165,017	$(62)	$(123)	$(155,266)	$9,879

* Amount rounds to less than $1.
See accompanying notes to consolidated financial statements.

AL International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands, except share amounts)

	Years Ended December 31,
	2012	2011
Cash Flows from Operating Activities:
Net loss	$(564)	$(152,195)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,905	1,064
Impairment of goodwill	-	151,798
Stock based compensation expense	629	-
Increase in fair value of contingent acquisition debt	1,130	-
Fair value of warrants issued	-	620
Amortization of debt discount	75	100
Loss on disposal of assets	56	-
Interest income accrued on note receivable, related party	(9)	-
Reduction of note payable	(690)	-
Changes in operating assets and liabilities net of effect from business combinations:
Accounts receivable	101	(375)
Inventories	306	(2,439)
Prepaid expense and other current assets	161	(120)
Accounts payable	(804)	1,101
Accrued distributor compensation	797	(1,033)
Accrued expenses and other liabilities	527	1,955
Deferred tax liability	26	44
Net Cash Provided by Operating Activities	3,646	520

Cash Flows from Investing Activities:
Purchases of property and equipment	(529)	(248)
Cash acquired in business combinations, net of cash paid	-	661
Net Cash (Used in) Provided by Investing Activities	(529)	413

Cash Flows from Financing Activities:
Proceeds from the sale of common stock, net	700	-
Payments (to) from factoring company, net	(743)	411
Payments of notes payable, net	(632)	(458)
Payments for note receivable, related parties, net	(263)	-
Payments of contingent acquisition debt	(461)	(188)
Payments of capital leases	(60)	-
Repurchase of common stock	(13)	-
Payment to establish non-controlling interest	-	3
Proceeds from exercise of common stock warrants	-	97
Net Cash Used in Financing Activities	(1,472)	(135)
Foreign Currency Effect on cash	(10)	(7)
Net increase in cash and cash equivalents	1,635	791
Cash and Cash Equivalents, beginning of period	1,390	599
Cash and Cash Equivalents, end of period	$3,025	$1,390

Cash paid during the period for:
Interest	$951	$84
Income taxes	$259	$113
Non cash financing activities:
Forgiveness of related party debt and accrued interest recognized as a capital contribution	$-	$2,792
Common stock issued for note receivable	$120	$-
Capital lease for manufacturing equipment	$232	$-
Acquisition of intangible assets in exchange for contingent acquisition debt and note payable	$868	$4,304
Issued 102,640,775 shares of common stock at $1.56 per share in connection with the Reverse Merger in 2011
Sale of approximately $578 of intangible assets for forgiveness of $524 of contingent acquisition debt in 2012
Issued 155,770 shares of common stock for conversion of 60,000 shares of preferred stock and payment of approximately $19 of accrued dividends on preferred stock during 2012, of which approximately $1 was accrued in 2012

Issued 260,000 shares of common stock for conversion of 60,000 shares of preferred stock and 271,534 shares of common stock in payment of approximately $35 of accrued dividends on preferred stock, of which approximately $7 was accrued in 2011

See accompanying notes to consolidated financial statements.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION

Nature of Operations

AL International, Inc. (the “Company”) develops and distributes health and nutrition related products through its global independent direct selling network, also known as multi-level marketing, and manufactures coffee products which are sold to commercial customers.  The Company operates in two business segments, its direct selling segment where products are offered through a global distribution network of preferred customers and distributors and its commercial coffee segment where products are sold directly to businesses. In the following text, the terms “we,” “our,” and “us” may refer, as the context requires, to the Company or collectively to the Company and its subsidiaries.

The Company operates through the following domestic wholly-owned subsidiaries: CLR Roasters, LLC, our commercial coffee business; AL Global Corporation, Financial Destination, Inc., FDI Management, Inc., and MoneyTrax, LLC; in our direct selling operation, and the following wholly-owned foreign subsidiaries: Youngevity Australia Pty. Ltd. and Youngevity NZ, Ltd., in our direct selling operation. The Company also consolidates AL Corporation Holding Pte. Ltd. and DrinkAct Southeast Asia, Inc. (collectively “DrinkACT SEA”) in our direct selling operation, which are non-controlled variable interest entities that are consolidated for financial accounting reporting purposes.  AL Global Corporation, which does business under the assumed name of Youngevity® Essential Life Sciences, was originally formed in the State of California under the name Wellness Lifestyles, Inc. in 1996.  Activities for all entities other than CLR Roasters, LLC, are operating under AL Global Corporation.  The transfer of these activities, which occurred subsequent to our acquiring or forming the related subsidiaries, did not have any accounting impact to the financial statements.

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company consolidates all majority owned subsidiaries, investments in entities in which we have controlling influence, and variable interest entities where we have been determined to be the primary beneficiary.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain reclassifications have been made to conform to the current year presentation. These reclassifications had no effect on reported results of operations or stockholders’ equity.

Segment Information

Beginning with the Reverse Acquisition in July 2011, the Company has two reporting segments: direct selling and commercial coffee. The direct selling segment develops and distributes health and wellness products through its global independent direct selling network also known as multi-level marketing. The commercial coffee segment is a coffee roasting and distribution company specializing in the gourmet coffee category and the owner of the direct selling brand Javafit, as well as the brands Café La Rica, Josie’s Java House and the Javalution family of brands which are marketed in the commercial coffee segment. The determination that the Company has two reportable segments is based upon the guidance set forth in Accounting Standards Codification (“ASC”) 280, “Segment Reporting”.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense for each reporting period.  Estimates are used in accounting for, among other things, allowances for doubtful accounts, deferred taxes and related valuation allowances, uncertain tax positions, loss contingencies, fair value of options granted under our stock based compensation plan, fair value of assets and liabilities acquired in business combinations, capital leases, asset impairments, estimates of future cash flows used to evaluate impairments, useful lives of property, equipment and intangible assets, value of contingent acquisition debt,  inventory obsolescence, and sales returns.

Actual results may differ from previously estimated amounts and such differences may be material to the consolidated financial statements.  Estimates and assumptions are reviewed periodically and the effects of revisions are reflected prospectively in the period they occur.

Cash and Cash Equivalents

The Company considers only its monetary liquid assets with original maturities of three months or less as cash and cash equivalents

Accounts Receivable

Accounts receivable are recorded net of an allowance for doubtful accounts. Accounts receivable are considered delinquent when the due date on the invoice has passed. The Company records its allowance for doubtful accounts based upon its assessment of various factors including past experience, the age of the accounts receivable balances, the credit quality of its customers, current economic conditions and other factors that may affect customers’ ability to pay. Accounts receivable are written off against the allowance for doubtful accounts when all collection efforts by the Company have been unsuccessful. Certain accounts receivable are financed as part of a factoring agreement. There was no allowance for doubtful accounts recorded as of December 31, 2012 or 2011.

Inventory and Cost of Sales

Inventory is stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. The Company records an inventory reserve for estimated excess and obsolete inventory based upon historical turnover, market conditions and assumptions about future demand for its products. When applicable, expiration dates of certain inventory items with a definite life are taken into consideration.

Inventories consist of the following (in thousands):

	December 31,
	2012	2011
Finished goods	$3,213	$3,327
Raw materials	1,828	1,970
	5,041	5,297
Reserve for excess and obsolete	(366)	(316)

Inventory, net	$4,675	$4,981

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    A summary of the reserve for obsolete and excess inventory is as follows (in thousands):

	December 31,
	2012	2011
Balance as of January 1,	$(316)	$(216)
Addition to provision	(50)	(100)
Write-off of obsolete inventory	-	-
Balance as of December 31,	$(366)	$(316)

Cost of revenues includes the cost of inventory, shipping and handling costs incurred by the Company in connection with shipments to customers, royalties associated with certain products, transaction banking costs and depreciation on certain assets.

            The Company analyzes its firm purchase commitments, which currently consist primarily of commitments to purchase green coffee, at each period end. When necessary, provisions are made in each reporting period if the amounts to be realized from the disposition of the inventory items are not adequately protected by firm sales contracts of such inventory items. In that situation, a loss would be recorded for the inventory cost in excess of the saleable market value.

Property and Equipment

Property and equipment are recorded at historical cost. Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over the estimated useful lives of the related assets. The straight-line method of depreciation and amortization is followed for financial statement purposes. Leasehold improvements are amortized over the shorter of the life of the respective lease or the useful life of the improvements. Estimated service lives range from three to ten years. When such assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in operations in the period of disposal. The cost of normal maintenance and repairs is charged to expense as incurred. Significant expenditures that increase the useful life of an asset are capitalized and depreciated over the estimated useful life of the asset.

Property and equipment are considered long-lived assets and are evaluated for impairment whenever events or changes in circumstances indicate their net book value may not be recoverable. Management has determined that no impairment of its property and equipment occurred as of December 31, 2012 or 2011.

Property and equipment consist of the following (in thousands):

	December 31,
	2012	2011
Computer equipment	$205	$200
Computer software	673	427
Furniture and other equipment	820	785
Manufacturing equipment	1,012	610
Vehicles	33	-
Leasehold improvements	835	820
	3,578	2,842
Accumulated depreciation	(2,235)	(1,926)

Total property and equipment	$1,343	$916

Depreciation expense totaled approximately $332,000 and $175,000 for the years ended December 31, 2012 and 2011, respectively.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Business Combinations

The Company accounts for business combinations under the acquisition method and allocates the total purchase price for acquired businesses to the tangible and identified intangible assets acquired and liabilities assumed, based on their estimated fair values. When a business combination includes the exchange of the Company’s common stock, the value of the common stock is determined using the closing market price as of the date such shares were tendered to the selling parties. The fair values assigned to tangible and identified intangible assets acquired and liabilities assumed are based on management or third party estimates and assumptions that utilize established valuation techniques appropriate for the Company’s industry and each acquired business. Goodwill is recorded as the excess, if any, of the aggregate fair value of consideration exchanged for an acquired business over the fair value (measured as of the acquisition date) of total net tangible and identified intangible assets acquired. A liability for contingent consideration, if applicable, is recorded at fair value as of the acquisition date. In determining the fair value of such contingent consideration, management estimates the amount to be paid based on probable outcomes and expectations on financial performance of the related acquired business. The fair value of contingent consideration is reassessed quarterly, with any change in the estimated value charged to operations in the period of the change. Increases or decreases in the fair value of the contingent consideration obligations can result from changes in actual or estimated revenue streams, discount periods, discount rates and probabilities that contingencies will be met.

Intangible Assets and Goodwill

Intangible assets are comprised of distributor organizations, customer relationships and trademarks.  The Company's acquired intangible assets, which are subject to amortization over their estimated useful lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an intangible asset may not be recoverable. An impairment loss is recognized when the carrying amount of an intangible asset exceeds its fair value. The Company reviewed the carrying value of its intangible assets as of the years ended December 31, 2012 and 2011 and concluded that the customer relationship from the Bellamora business combination was impaired. The impairment of approximately $48,000 was recorded as amortization expense in 2012.

Intangible assets consist of the following (in thousands):

	December 31, 2012		December 31, 2011
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Distributor organizations	$6,825	$(3,157)	$6,546	$(2,222)
Trademarks	2,741	(66)	2,835	(34)
Customer relationships	3,500	(729)	3,500	(229)
Other	20	(20)	20	(18)

Intangible assets, net	$13,086	$(3,972)	$12,901	$(2,503)

Amortization expense related to intangible assets was approximately $1,573,000 and $889,000 for the years ended December 31, 2012 and 2011, respectively.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    As of December 31, 2012, future expected amortization expense related to definite lived intangible assets for the next five years is as follows (in thousands):

Years ending December 31,
2013	$1,515
2014	1,224
2015	1,095
2016	1,095
2017	1,024

Total	$5,953

As of December 31, 2012, the weighted-average remaining amortization period for intangibles assets was approximately 5.5 years.

Trade names, which do not have legal, regulatory, contractual, competitive, economic, or other factors that limit the useful lives are considered indefinite lived assets and are not amortized but are tested for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Approximately $800,000 of trademarks related to the Reverse Acquisition and approximately $1,467,000 in trademarks from business combinations entered into prior to the year ended December 31, 2010 have been identified as having indefinite lives. The Company has determined that no impairment occurred for the year ended December 31, 2012.

Goodwill is recorded as the excess, if any, of the aggregate fair value of consideration exchanged for an acquired business over the fair value (measured as of the acquisition date) of total net tangible and identified intangible assets acquired. In accordance with ASC 350, “ Intangibles — Goodwill and Other”, goodwill and other intangible assets with indefinite lives are not amortized but are tested for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The Company conducts annual reviews for goodwill and indefinite-lived intangible assets in the fourth quarter or whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable.

The Company first assesses qualitative factors to determine whether it is more likely than not (a likelihood of more than 50%) that goodwill is impaired. After considering the totality of events and circumstances, the Company determines whether it is more likely than not that goodwill is not impaired.  If an impairment is indicated, then the Company conducts  the two-step impairment testing process. The first step compares the Company’s fair value to its net book value. If the fair value is less than the net book value, the second step of the test compares the implied fair value of the Company’s goodwill to its carrying amount. If the carrying amount of goodwill exceeds its implied fair value, the Company would recognize an impairment loss equal to that excess amount. The testing is generally performed at the “reporting unit” level. A reporting unit is the operating segment, or a business one level below that operating segment (referred to as a component) if discrete financial information is prepared and regularly reviewed by management at the component level. The Company has determined that its reporting units for goodwill impairment testing are the Company’s reportable segments. As such, the Company analyzed its goodwill balances separately for the commercial coffee reporting unit and the direct selling reporting unit.

In the third quarter of 2011, immediately following the Reverse Acquisition with Javalution, the Company determined that the goodwill recorded in that transaction was impaired. As a result, the Company recorded an estimated non-cash impairment charge of approximately $151,432,000 to reduce the carrying amount of goodwill to $3,933,000.  During the fourth quarter of 2011, the Company also determined that its goodwill related to the Adaptogenix acquisition was impaired and recorded a non-cash impairment charge of approximately $366,000, ultimately reducing the related goodwill balance to $0 (See Note 3).  The Company has determined that no impairment of its goodwill occurred for the year ended December 31, 2012.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Goodwill activity for the years ended December 31, 2012 and 2011 by reportable segment consists of the following (in thousands):

	Direct selling	Commercial coffee	Total
Balance at December 31, 2010	$-	$-	$-
Goodwill recognized	2,206	154,746	156,952
Goodwill impaired	(366)	(151,432)	(151,798)
Balance at December 31, 2011	$1,840	$3,314	$5,154
Goodwill recognized	-	-	-
Goodwill impaired	-	-	-
Balance at December 31, 2012	$1,840	$3,314	$5,154

Revenue Recognition

The Company recognizes revenue from product sales when the following four criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured. The Company ships the majority of its direct selling segment products directly to the distributors via UPS or USPS and receives substantially all payments for these sales in the form of credit card transactions. The Company regularly monitors its use of credit card or merchant services to ensure that its financial risk related to credit quality and credit concentrations is actively managed. Revenue is recognized upon passage of title and risk of loss to customers when product is shipped from the fulfillment facility. The Company ships the majority of its coffee segment products via common carrier and invoices its customer for the products. Revenue is recognized when the title and risk of loss is passed to the customer under the terms of the shipping arrangement, typically, FOB shipping point.

The Company also charges fees to become a distributor, and earn a position in the network genealogy, which are recognized as revenue in the period received. The standard fee to become a distributor is $10.00, for a welcome kit that consists of forms, policy and procedures, selling aids, and access to our distributor website and a genealogy position with no down line distributors. The Company recognized related revenue of $210,000 and $105,000 for the years ended December 31, 2012 and 2011, respectively. During 2011, the Company also sold three specific genealogy positions with existing down line distributors and issued 2,785,516 warrants to purchase the Company’s common stock. The Company accounted for the transactions by recording net revenue of $1,130,000 (See Note 8).

Sales revenue and a reserve for estimated returns are recorded when product is shipped. Revenue from product sales is recorded net of sales taxes.

Product Return Policy

All products, except food products and commercial coffee products are subject to a full refund within the first 30 days of receipt by the customer, subject to an advance return authorization procedure. Returned product must be in unopened resalable condition. Commercial coffee products are returnable only if defective. The Company establishes product return reserves based on historical experience. As of December 31, 2012 and 2011, the Company’s reserve balance for returns was approximately $75,000 and $47,000, respectively, which is recorded in other current liabilities in the consolidated balance sheets.

Shipping and Handling

Shipping and handling costs associated with inbound freight and freight to customers, including independent distributors, are included in cost of sales. Shipping and handling fees charged to all customers are included in sales. Shipping expense was approximately $2,851,000 and $3,367,000 for the years ended December 31, 2012 and 2011, respectively.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Distributor Compensation

In the direct selling segment, the Company utilizes a network of independent distributors, each of whom has signed an agreement with the Company, enabling them to purchase products at wholesale prices, enroll new distributors for their down-line and earn compensation on product purchases made by those down-line distributors.

The payments made under the compensation plans are the only form of compensation paid to the distributors. Each product has a point value, which may or may not correlate to the wholesale selling price of a product. A distributor must qualify each month to participate in the compensation plan by making a specified amount of product purchases, achieving specified point levels. Once qualified, the distributor will receive payments based on a percentage of the point value of products sold by the distributor’s down-line. The payment percentage varies depending on the qualification level of the distributor and the number of levels of down-line distributors. There are also additional incentives paid upon achieving predefined activity and or down-line point value levels. There can be multiple levels of independent distributors earning incentives from the sales efforts of a single distributor. Due to the multi-layer independent sales approach, distributor incentives are a significant component of the Company’s cost structure. The Company accrues all distributor compensation expense in the month earned and pays the compensation the following month.

Advertising Expense

Advertising costs are expensed in the period incurred and are not material to the results of operations in any of the periods presented.  Advertising expense for the years ended December 31, 2012 and 2011 was approximately $75,000 and $10,000, respectively.

Earnings Per Share

Basic earnings per common share (“EPS”) is based on the weighted-average number of common shares that were outstanding during each period. Diluted earnings per common share include the effect of potentially dilutive common shares, which include conversion of preferred shares and outstanding warrants for preferred and common shares that have not been exercised.

For the period of time prior to the Reverse Acquisition, the weighted-average number of common shares outstanding are based on the shares outstanding for AL Global, retroactively adjusted for the Reverse Acquisition and the reverse stock split. The weighted-average number of shares outstanding after the Reverse Acquisition is based on the shares outstanding for the Company during that period of time.

Since the Company has a net loss for all periods presented, common stock equivalents are not included in the weighted-average calculation since their effect would be anti-dilutive.  The Company has excluded the following securities from the calculation of diluted loss per share, as their effect would have been antidilutive:

	December 31,
	2012	2011
Potential dilutive securities:
Convertible preferred stock	422,270	542,270
Warrants - Common stock	20,158,823	16,745,634
Warrants - Preferred stock	261,830	261,830
Options - Common stock	13,728,000	-
Total potential dilutive securities	34,570,923	17,549,734

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Foreign Currency Translation

The financial position and results of operations of the Company’s foreign subsidiaries are measured using the foreign subsidiary’s local currency as the functional currency. Revenues and expenses of such subsidiaries have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. The resulting translation gain and loss adjustments are recorded directly as a separate component of shareholders’ equity, unless there is a sale or complete liquidation of the underlying foreign investments. The Company translates the foreign currencies of its Australian and New Zealand subsidiaries as well as the operations of its Philippine variable interest entity. Translation gains or losses resulting from transactions in currencies other than the respective entities functional currency are included in the determination of income and are not considered significant to the Company for 2012 and 2011.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net gains and losses affecting stockholders’ deficit that, under generally accepted accounting principles, are excluded from net loss. For the Company, the only items are the cumulative foreign currency translation and net loss.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, "Income Taxes," under the asset and liability method which includes the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this approach, deferred taxes are recorded for the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial statement and tax basis of assets and liabilities, and are adjusted for changes in tax rates and tax laws when changes are enacted. The effects of future changes in income tax laws or rates are not anticipated.

The Company is subject to income taxes in the United States and certain foreign jurisdictions. The calculation of the Company’s tax provision involves the application of complex tax laws and requires significant judgment and estimates. The Company evaluates the realizability of its deferred tax assets for each jurisdiction in which it operates at each reporting date and establishes a valuation allowance when it is more likely than not that all or a portion of its deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income of the same character and in the same jurisdiction. The Company considers all available positive and negative evidence in making this assessment, including, but not limited to, the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. In circumstances where there is sufficient negative evidence indicating that deferred tax assets are not more likely than not realizable, the Company will establish a valuation allowance.

The Company applies ASC 740 in the accounting for uncertainty in income taxes recognized in its financial statements. ASC 740 requires that all tax positions be evaluated using a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Differences between tax positions taken in a tax return and amounts recognized in the financial statements are recorded as adjustments to income taxes payable or receivable, or adjustments to deferred taxes, or both. The Company believes that its accruals for uncertain tax positions are adequate for all open audit years based on its assessment of many factors including past experience and interpretation of tax law. To the extent that new information becomes available, which causes the Company to change its judgment about the adequacy of its accruals for uncertain tax positions, such changes will impact income tax expense in the period such determination is made. The Company’s policy is to include interest and penalties related to unrecognized income tax benefits as a component of income tax expense.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Stock Based Compensation

The Company accounts for stock based compensation in accordance with ASC 718, “Compensation – Stock Compensation”, which establishes accounting for equity instruments exchanged for employee services. Under such provisions, stock based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense, under the straight-line method, over the vesting period of the equity grant.

The Company accounts for equity instruments issued to non-employees in accordance with authoritative guidance for equity based payments to non-employees. Stock options issued to non-employees are accounted for at their estimated fair value, determined using the Black-Scholes option-pricing model. The fair value of options granted to non-employees is re-measured as they vest, and the resulting increase in value, if any, is recognized as expense during the period the related services are rendered.

Other Income

In April 2012, the Company received approximately $227,000 in proceeds from a claim related to the government shutdown of a product supplier which occurred in 2003.  During the fourth quarter of 2012, the Company reduced the carrying amount of a note payable by approximately $690,000 (See Note 6). These are recorded as other income in the 2012 consolidated statement of operations.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by FASB, or other standard setting bodies, which are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company’s management believes that the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s consolidated financial statements upon adoption.

Comprehensive Income (Topic 220)—Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220)—Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”).  ASU 2013-02 amends prior guidance by requiring an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component.  ASU 2013-02 is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2012. Early adoption is permitted. The Company does not expect the adoption of this pronouncement to have a material impact on its consolidated financial statements.

Foreign Currency Matters  (Topic 830)—Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity.  In March 2013, the FASB issued ASU 2013-05m, Foreign Currency Matters (Topic 830)—Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (“ASU 2013-05”).  ASU 2013-05 provides guidance on releasing Cumulative Translation Adjustments when a reporting entity (parent) ceases to have a controlling financial interest in a subsidiary or a business within a foreign entity.  ASU 2013-05 is effective on a prospective basis for fiscal years and interim reporting periods within those years, beginning after December 15, 2013. Early adoption is permitted. The Company is evaluating the impact this may have on the Company’s consolidated financial statements.

3.	BUSINESS COMBINATIONS

During 2012 and 2011, the Company entered into a number of business and asset acquisitions, which are detailed below.  All of the acquisitions were conducted in an effort to expand the Company’s distributor network, enhance and expand its product portfolio, and diversify its product mix.  As such, the major purpose for all of the business combinations was to increase revenue.  In most cases, the acquisitions were structured as asset purchases which resulted in the recognition of certain intangible assets.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    We have accounted for all of our business combinations using the acquisition method of accounting, whereby the total purchase price was allocated to the acquired identifiable net assets based on assessments of their respective fair values, and the excess of the purchase price over the fair values of these identifiable net assets was allocated to goodwill.

Livinity

In July 2012, the Company acquired certain assets of Livinity, Inc., a Kansas corporation (“Livinity”). Livinity develops and distributes nutritional supplements through its distributorship organization of independent authorized agents. The transaction was accounted for as a business combination. The contingent consideration to be paid in cash by the Company is based on a percentage of sales by the seller’s distributor organization of which the Company has estimated the fair value at the date of acquisition to be approximately $641,000, as determined by management using a discounted cash flow methodology.

The assets acquired were recorded at estimated fair values as of the date of the acquisition. The purchase price allocation for Livinity is (in thousands):

Intangible assets - Distributor organization	$555
Intangible assets - Trademarks	86

Total purchase price	$641

The fair value of intangible assets acquired in the amount of approximately $641,000 was determined through use of a discounted cash flow methodology. Specifically, the intangibles identified in the acquisition were trademarks and the distributor organization. The intangible assets are being amortized over their estimated useful life of seven and ten years for the distributor organization and trademarks, respectively, using the straight-line method which is believed to approximate the time-line with which the economic benefit of the underlying intangible asset will be realized.

Consideration paid was approximately $108,000, of which approximately $21,000 was recorded as interest expense for the year ended December 31, 2012. During the fourth quarter of 2012 the Company revalued the contingent acquisition debt for Livinity due to higher than forecasted revenues, recording $370,000 as an increase to contingent acquisition debt and general and administrative expense. The revenue included in the consolidated statements of operations for the year ended December 31, 2012 was approximately $871,000. The costs related to the acquisition of Livinity were expensed as incurred and were not considered significant.

True2Life

In March 2012, the Company acquired certain assets of GLIE, LLC, a California limited liability corporation conducting the majority of its business under the trade name True2Life.  True2Life is a developer and distributor of nutritional supplements, including vitamin and mineral supplements, and has developed a distributorship organization of independent authorized agents for the sale of its products. The transaction was accounted for as a business combination. The contingent consideration to be paid in cash by the Company is based on a percentage of revenue derived from sales through the True2Life distributor organization and sales of the True2Life products over a 7 year period. The Company has estimated the fair value at the date of acquisition to be approximately $227,000, as determined by management using a discounted cash flow methodology.

The assets acquired were recorded at estimated fair values as of the date of the acquisition. The purchase price allocation for True2Life is (in thousands):

Intangible assets - Distributor organization	$200
Intangible assets - Trademarks	27

Total purchase price	$227

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    The fair value of intangible assets acquired in the amount of approximately $227,000 was determined through use of a discounted cash flow methodology. Specifically, the intangibles identified in the acquisition were trademarks and the distributor organization. The intangible assets are being amortized over their estimated useful life of seven and ten years for the distributor organization and trademarks, respectively, using the straight-line method which is believed to approximate the time-line with which the economic benefit of the underlying intangible asset will be realized.

Consideration paid for the year ended December 31, 2012 was approximately $49,000, of which approximately $11,000 was recorded as interest expense. During the fourth quarter of 2012 the Company revalued the contingent acquisition debt for True2Life due to higher than forecasted revenues, recording $656,000 as an increase to contingent acquisition debt and general and administrative expense. The revenue included in the consolidated statements of operations was approximately $448,000 for the year ended December 31, 2012.  The costs related to the acquisition of True2Life were expensed as incurred and were not considered significant.

Financial Destination, Inc.

In October 2011, the Company agreed to acquire all outstanding stock of Financial Destination, Inc., a New Hampshire corporation, and its related entities, FDI Management, Inc., a New Hampshire corporation, and MoneyTrax, LLC, a Nevada limited liability corporation (collectively “FDI”), a direct marketer of telecom products and other services, and FDI Realty, LLC, a New Hampshire limited liability company (“FDI Realty”). In October 2011, the Company completed the acquisition of FDI; however the acquisition of FDI Realty was postponed, subject to the seller obtaining consent to assignment of its mortgages.  The Company has agreed to assume outstanding liabilities of approximately $2,160,000 in full consideration for FDI Realty upon seller’s receipt of consent to assignment from the lenders. As of December 31, 2012, FDI Realty had not been acquired.  The consideration to be paid for FDI by the Company is payable in cash, and is contingent, based on a percentage of revenue generated by the Company.  The Company estimated the fair value of the liability at the date of acquisition to be approximately $3,260,000, which is included in contingent acquisition debt in the consolidated balance sheet.

The assets acquired and liabilities assumed were recorded at estimated fair values as of the date of the acquisition. The purchase price allocation for FDI was (in thousands):

Cash and cash equivalents	$377
Prepaid expenses and other current assets	202
Property and equipment	51
Goodwill	1,221
Intangible assets - Distributor organization	2,200
Intangible assets - Trademarks	130
Accounts payable	(119)
Other current liabilities	(802)

Total purchase price	$3,260

The consideration of approximately $3,260,000 was determined based on the Earn-Out Consideration, which is equal to 1% of the Company’s net sales, payable monthly for a period of ten years up to a maximum of approximately $20,000,000. In accordance with the terms of the agreement, the seller is also entitled to: 1) Residual Consideration, which is equal to 1% of the Company’s net sales, payable monthly beginning the earlier of the full payment of the Earn-Out Consideration or October 21, 2021, up to approximately $1,000,000 per year for an indefinite period, and 2) Contingent Consideration of approximately $2,300,000 to be payable in equal monthly installments over ten years. The Earn-Out, Residual and Contingent Consideration are terminable in the event of the seller’s death or if the seller engages in any employment, business or other activity that is in any way competitive with the Company. The Earn-Out and Residual Consideration may be reduced upon conclusion of seller’s employment with the Company, and are being accounted for as compensation for post-acquisition services. The Residual Consideration is subject to certain buy-out provisions, based on a formula, at the request of the Company. The Contingent Consideration will be reduced in the event that the distributor network included in the assets of FDI does not achieve approximately $8,500,000 in gross sales per year.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    Goodwill of $1,221,000 was recognized in the direct selling segment as the excess purchase price over the acquisition-date fair value of net assets acquired. Goodwill is estimated to represent the synergistic values expected to be realized from the combination of the two businesses. The goodwill is not expected to be deductible for tax purposes.

The fair value of intangible assets acquired in the amount of approximately $2,330,000 was determined through the use of a third party valuation firm using various income and market approach methodologies. Specifically, the intangibles identified in the acquisition were trademarks and the distributor organization. The intangible assets are being amortized over their estimated useful life of seven and ten years for the distributor organization and trademarks, respectively, using the straight-line method which is believed to approximate the time-line with which the economic benefit of the underlying intangible asset will be realized.

The costs related to the acquisition of FDI totaled approximately $48,000, which included; advisory, legal, valuation and other professional fees. These costs were expensed as incurred in the periods in which services were received and recognized in the consolidated statements of operations in general and administrative expenses.

During the years ended December 31, 2012 and 2011, consideration paid was approximately $663,000 and $77,000, respectively, and imputed interest of $639,000 and $99,000, was recorded as interest expense, respectively.  During the fourth quarter of 2012 the Company revalued the contingent acquisition debt for FDI due to higher than forecasted revenues, recording $150,000 as an increase to contingent acquisition debt and general and administrative expense. The revenue included in the consolidated statements of operations was approximately $6,733,000 and $1,218,000 for the years ended December 31, 2012 and 2011, respectively.

Adaptogenix

In August 2011, the Company acquired substantially all the assets of Adaptogenix, LLC, a Utah limited liability company (“Adaptogenix”), a seller of botanical derived products, including a health line, wellness beverages and energy drinks and has developed a distributorship organization of independent authorized agents for the sale of its products. The purchase price was initially determined to be approximately $1,300,000 based on $400,000 in cash payments and a promissory note payable of approximately $900,000.  Subsequent to the initial purchase agreement, during the measurement period, the note payable was renegotiated and ultimately reduced to approximately $314,000.  Accordingly, the purchase price has been decreased to $714,000 resulting from a decrease in the note payable and a corresponding decrease to goodwill. The promissory note bears interest at a rate of less than 1% per annum and is due in monthly payments of $25,000 for the first 3 months and $10,000 commencing on January 1, 2012 and continuing on a monthly basis until the note is paid in full.

The assets acquired were recorded at estimated fair values as of the date of the acquisition. The purchase price allocation for Adaptogenix is (in thousands):

Inventory, net	$270
Goodwill	366
Intangible assets - Distributor organization	66
Intangible assets - Trademarks	12

Total purchase price	$714

The revenue included in the consolidated statements of operations was approximately $438,000 and $91,000 for the years ended December 31, 2012 and 2011, respectively.  The costs related to the acquisition of Adaptogenix were expensed as incurred and were not considered significant.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    Javalution

On July 11, 2011, AL Global Corporation (“AL Global”), a privately held California corporation, merged with and into a wholly-owned subsidiary of Javalution Coffee Company, a publicly traded Florida corporation (“Javalution”). For accounting purposes, this business combination has been treated as a reverse acquisition (“Reverse Acquisition”) with AL Global as the accounting acquirer. Under the terms of the Reverse Acquisition, Javalution issued approximately 560,000,000 shares of its common stock (280,000,000 shares after giving effect of the Second Merger) in exchange for all the issued and outstanding common stock of AL Global which totaled 220 shares. The exchange ratio was 2,545,454 shares of Javalution common stock for each share of AL Global stock. As a result, AL Global became a wholly-owned subsidiary of Javalution. To effect the transaction, Javalution amended its articles of incorporation to increase its authorized shares of common stock to 1,000,000,000 and preferred stock to 100,000,000.

Subsequent to the Reverse Acquisition and as a result of the Second Merger, effective August 6, 2011, Javalution merged with and into the Company.  Each issued and outstanding share of no par value common stock of Javalution was converted into and became one-half of one validly issued, fully paid and non-assessable share of common stock, $0.001 par value, of the Company, and each issued and outstanding share of Series A preferred stock, no par value, of Javalution was converted into and became one validly issued, fully paid and non-assessable share of Series A preferred stock, par value $0.001 per share, of the Company.

The transaction is being treated as a reverse merger and accounted for as a Reverse Acquisition in which AL Global is deemed to be the accounting “acquirer” and Javalution is deemed to be the accounting “acquiree”.  Consequently, the assets and liabilities and the historical operations reflected in the accompanying consolidated financial statements prior to the Reverse Acquisition are those of AL Global and are recorded at their historical cost basis. The consolidated financial statements after completion of the Reverse Acquisition include the assets and liabilities of AL Global and the acquiree and the historical operations of AL Global and the acquiree after the closing date of the Reverse Acquisition.

The assets acquired and liabilities assumed were recorded at their estimated fair values as of the date of the Reverse Acquisition. The purchase price allocation for the acquiree is (in thousands):

Cash and cash equivalents	$684
Accounts receivable	443
Inventory	401
Prepaid expenses and other assets	23
Property and equipment	594
Goodwill	155,365
Intangible assets - Customer relationships	3,500
Intangible assets - Trademarks	900
Accounts payable	(742)
Other current liabilities	(109)
Due to factoring company	(331)
Deferred tax liability	(313)
Other non-current liabilities	(296)

Total purchase price	$160,119

The consideration of approximately $160,119,000 was determined based on the closing price of Javalution’s common stock the day before the closing of the Reverse Acquisition.  The closing price on that day of $1.56 was multiplied by the total common shares outstanding of 102,640,610 shares.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    The Company utilized the services of a third party valuation firm to determine the purchase price allocation.  As part of that valuation, the total enterprise value of the acquired business was determined to be approximately $9,000,000.  As a result, the carrying amount of the goodwill, recorded in the commercial coffee segment, substantially exceeded its implied fair value; therefore, the Company recorded an impairment of approximately $151,432,000 in the third quarter of 2011, resulting in a net goodwill value of approximately $3,933,000.  The goodwill is not expected to be deductible for tax purposes.

The intangible assets identified in the acquisition were customer relationships and trademarks.  Approximately $800,000 of the intangible assets was determined to have indefinite lives and therefore not subject to amortization. The definite lived intangible assets are being amortized over their estimated useful life of seven and ten years for the customer relationships and trademarks, respectively, using the straight-line method which is believed to approximate the time-line with which the economic benefit of the underlying intangible asset will be realized.

The revenue and loss for commercial coffee included in the consolidated statement of operations were approximately $7,680,000 and $891,000, respectively for the year ended December 31, 2012 and $2,886,000 and $270, respectively for the year ended December 31, 2011. The revenue for direct selling included in the consolidated statement of operations was approximately $657,000 and $124,000 for the years ended December 31, 2012 and 2011, respectively.

The costs related to the acquisition of Javalution totaled approximately $46,000, which included; advisory, legal, valuation and other professional fees. These costs were expensed as incurred in the periods in which services were received and recognized in the consolidated statements of operations in general and administrative expenses.

R-Garden

In July 2011, the Company acquired certain assets of R-Garden, Inc., a Washington corporation (“R-Garden”), a developer and distributor of nutritional supplements, including vitamin, mineral and unique plant enzyme supplements and has developed a distributorship organization of independent authorized agents for the sale of its products. The consideration to be paid by the Company was based on a percentage of revenue the sales of R-Garden products generate over a 5 year period, which the Company had estimated its fair value at the acquisition date to be approximately $681,000.

The assets acquired were recorded at estimated fair values as of the date of the acquisition. The purchase price allocation for R-Garden was (in thousands):

Intangible assets - Distributor organization	$475
Intangible assets - Trademarks	206

Total purchase price	$681

The costs related to the acquisition of R-Garden were expensed as incurred and were not considered significant.

Consideration paid for the years ended December 31, 2012 and 2011, was approximately $123,000 and $84,000, respectively, of which approximately $27,000 and $23,000, respectively, was recorded as interest expense.  The revenue included in the consolidated statements of operations was approximately $1,234,000 and $841,000 for the years ended December 31, 2012 and 2011, respectively.

During September 2012, the Company entered into an agreement that modified the terms of its business combination agreement, transferring the ownership of the intangible assets and trademarks to R-Garden in exchange for forgiveness of the contingent consideration.  The Company became a reseller authorized to sell certain R-Garden products.  The Company has no further payment obligation to R-Garden.  The Company recorded a loss on the disposition of assets of approximately $54,000 for the year ended December 31, 2012, which is reported in general and administrative expense.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    Bellamora

In June 2011, the Company acquired certain assets of Bellamora, Inc., a Washington corporation (“Bellamora”).  Bellamora markets and sells its own brand of skin care products and has developed a distributorship organization of independent authorized agents for the sale of its products. The transaction was accounted for as a business combination. The consideration to be paid in cash by the Company is contingent, based on the quantity of Bellamora products sold plus a percentage of sales made by the Bellamora distributor organization over a 5 year period, which the Company has estimated the combined fair value at the acquisition date to be approximately $49,000.  Consideration paid for the year ended December 31, 2012 and 2011 is immaterial.

The assets acquired were recorded at estimated fair values as of the date of the acquisition. The purchase price allocation for Bellamora is (in thousands):

Intangible assets - Trademarks	$49

Total purchase price	$49

The costs related to the acquisition of Bellamora were expensed as incurred and were not considered significant.

During the fourth quarter of 2012 the Company determined that there had been a material change in the business of Bellamora, and recognized an impairment loss for the remaining intangible asset of approximately $46,000. The Company also revalued the contingent acquisition debt for Bellamora due to lower than forecasted revenues, recording $46,000 as a decrease to contingent acquisition debt and general and administrative expense.  In addition, the Company recorded approximately $41,000 of additional amortization expense reducing the carrying value of the trademarks.

Pro-Forma Information

The following table presents the approximate pro-forma effect assuming the Reverse Acquisition with Javalution as well as the business combinations discussed above had occurred at the beginning of the Company’s fiscal year for each respective year and includes pro-forma adjustments for revenue, intangible amortization, property and equipment depreciation and interest expense, as applicable (in thousands).  The pro-forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisitions had taken place at the beginning of each fiscal period or of results that may occur in the future.

	Years ended December 31,
	2012	2011
Revenues	$75,605	$50,315
Loss before income taxes	$(189)	$(153,224)

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	ARRANGEMENTS WITH VARIABLE INTEREST ENTITIES

The Company consolidates all variable interest entities in which it holds a variable interest and is the primary beneficiary of the entity. Generally, a variable interest entity (“VIE”) is a legal entity with one or more of the following characteristics: (a) the total at risk equity investment is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties; (b) as a group the holders of the equity investment at risk lack any one of the following characteristics: (i) the power, through voting or similar rights, to direct the activities of the entity that most significantly impact its economic performance, (ii) the obligation to absorb the expected losses of the entity, or (iii) the right to receive the expected residual returns of the entity; or (c) some equity investors have voting rights that are not proportional to their economic interests, and substantially all of the entity's activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights. The primary beneficiary of a VIE is required to consolidate the VIE and is the entity that has (a) the power to direct the activities of the VIE that most significantly impact the VIE's economic performance, and (b) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

In determining whether it is the primary beneficiary of a VIE, the Company considers qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE's economic performance and which party has the power to direct such activities; the amount and characteristics of Company's interests and other involvements in the VIE; the obligation or likelihood for the Company or other investors to provide financial support to the VIE; and the similarity with and significance to the business activities of Company and the other investors. Significant judgments related to these determinations include estimates about the current and future fair values and performance of these VIEs and general market conditions.

FDI Realty, LLC

FDI Realty is the owner and lessor of the building occupied by the Company for its sales office in Windham, NH. The Company is the lessee and currently one of three tenants. An officer of the Company is the single member of FDI Realty. The Company is a co-guarantor of FDI Realty’s mortgages on the leased building and has an agreement to purchase FDI Realty in connection with the acquisition of FDI.  The Company determined that the fair value of the guarantees is not significant and therefore did not record a related liability. The first mortgage is due on August 13, 2018 and the second mortgage is due on August 13, 2028. The Company’s maximum exposure to loss as a result of its involvement with the unconsolidated VIE is approximately $2,142,000 and $2,210,000 as of December 31, 2012 and 2011, respectively. The Company may be subject to additional losses to the extent of any financial support that it voluntarily provides in the future. During the year ended December 31, 2012, the Company provided financial support it was not previously contractually required to provide in the form of additional rent of approximately $58,000 to assist FDI Realty with its working capital needs.  The Company has no intent to provide such support in the future.

At December 31, 2012, the Company holds a variable interest in FDI Realty, for which the Company is not deemed to be the primary beneficiary. The Company has concluded, based on its qualitative consideration of the lease agreement, and the role of the single member of FDI Realty, that the single member is the primary beneficiary of FDI Realty. In making these determinations, the Company considered that the single member conducts and manages the business of FDI Realty, is authorized to borrow funds on behalf of FDI Realty, is the sole person authorized and responsible for conducting the business of FDI Realty, and is obligated to fund the obligations of FDI Realty. As a result of this determination, the financial position and results of operations of FDI Realty have not been included in the consolidated financial statements of the Company.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    2400 Boswell, LLC

2400 Boswell, LLC (“2400 Boswell”) is the owner and lessor of the building occupied by the Company for its corporate office and warehouse in Chula Vista, CA. The Company is the lessee and currently the sole tenant. An immediate family member of a greater than 5% shareholder of the Company is the single member of 2400 Boswell. The Company is involved as a co-guarantor of the 2400 Boswell mortgage on the leased building. The mortgage is due June 1, 2013. During July 2012, the Company provided financial support it was not previously contractually required to provide in the form of a loan of approximately $323,000, in exchange for a promissory note bearing interest at 5% due June 1, 2013. This support was provided to assist 2400 Boswell to obtain a mortgage due date extension.  The Company’s maximum exposure to loss as a result of its involvement with the unconsolidated VIE is approximately $3,976,000 and $3,900,000 as of December 31, 2012 and December 31, 2011, respectively. The Company may be subject to additional losses to the extent of any financial support that it voluntarily provides in the future. The Company has no intent to provide such support in the future, except that the Company has provided a guarantee for the mortgage refinance completed by 2400 Boswell in March 2013.

At December 31, 2012 and 2011, the Company holds a variable interest in 2400 Boswell, for which the Company is not deemed to be the primary beneficiary. The Company has concluded, based on its qualitative consideration of the lease agreement, and the role of the single member of 2400 Boswell, that the single member is the primary beneficiary of 2400 Boswell. In making these determinations, the Company considered that the single member conducts and manages the business of 2400 Boswell, is authorized to borrow funds on behalf of 2400 Boswell, is the sole person authorized and responsible for conducting the business of 2400 Boswell, and is obligated to fund obligations of 2400 Boswell. As a result of this determination, the financial position and results of operations of 2400 Boswell have not been included in the consolidated financial statements of the Company.

Subsequent to December 31, 2012, the Company acquired 2400 Boswell (See Note 13).

AL Corporation Holding Pte. Ltd. and DrinkAct Southeast Asia, Inc.

The Company has concluded that it holds variable interests in AL Corporation Holding Pte. Ltd. (“DrinkACT Singapore”) and DrinkAct Southeast Asia, Inc. (“DrinkACT Philippines”). DrinkACT Philippines and DrinkACT Singapore were established during the year ended December 31, 2011, as vehicles to distribute the Company’s product in the Southeast Asia region. The VIE’s serve to exclusively market and distribute the Company’s product. Although the Company does not have any legal ownership of the businesses themselves, it does exert a level of control over the activities undertaken by each business and bears the risk of loss and the benefit of profits, to the extent that profits can be repatriated to the United States. Also, the nature of the relationship between the VIE’s and the Company have created an obligation for the Company to absorb certain losses if either VIE failed. Considering the nature of the relationship between the VIE’s and the Company, and that the Company is obligated to absorb losses, if any, the Company has determined that it is the primary beneficiary in the relationship and, therefore, the results of operations and non-controlling interests are included in the consolidated financial statements. The Company’s assets and liabilities used in operations, used to fund initial operations or used to collateralize the relationship for each VIE are not considered significant. The Company’s maximum exposure to loss is deemed to be the value of inventory on hand at either VIE at any given time. The Company ended its relationship with DrinkACT Singapore during 2012.

The following table summarizes the amounts included in the consolidated financial statements related to the operations of the VIE’s (in thousands):

	Years ended December 31,
	2012	2011
Revenues	$446	$487
Operating income	$(136)	$73

	As of December, 31
	2012	2011
Total assets	$169	$97

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value measurements are performed in accordance with the guidance provided by ASC 820, “Fair Value Measurements and Disclosures.” ASC 820 defines fair value as the price that would be received from selling an asset, or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or parameters are not available, valuation models are applied.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities recorded at fair value in the financial statements are categorized based upon the hierarchy of levels of judgment associated with the inputs used to measure their fair value. Hierarchical levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2 – Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Unobservable inputs that are supportable by little or no market activity and that are significant to the fair value of the asset or liability.

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate their fair values based on their short-term nature. The carrying amount of the Company’s long term notes payable approximates its fair value based on interest rates available to the Company for similar debt instruments and similar remaining maturities. The estimated fair value of the contingent consideration related to the Company’s business combinations is recorded using significant unobservable measures and other fair value inputs and is therefore classified as a Level 3 financial instrument.

The following table details the fair value measurement within the three levels of the value hierarchy of the Company’s financial instruments, which includes the Level 3 liabilities related to contingent consideration on acquisitions (in thousands):

	Fair Value at December 31, 2012
	Total	Level 1	Level 2	Level 3
Liabilities:
Contingent acquisition debt	$5,684	$-	$-	$5,684

Total liabilities	$5,684	$-	$-	$5,684

	Fair Value at December 31, 2011
	Total	Level 1	Level 2	Level 3
Liabilities:
Contingent acquisition debt	$4,670	$-	$-	$4,670

Total liabilities	$4,670	$-	$-	$4,670

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    The following table reflects the activity for the Company’s contingent acquisition liabilities measured at fair value using Level 3 inputs (in thousands):

Contingent Consideration
Balance at December 31, 2010	$867
Level 3 liabilities acquired	3,991
Level 3 liabilities settled	(188)
Adjustments to liabilities included in earnings	-
Balance at December 31, 2011	4,670
Level 3 liabilities acquired	868
Level 3 liabilities settled	(984)
Adjustments to liabilities included in earnings	1,130
Balance at December 31, 2012	$5,684

The contingent acquisition liabilities are remeasured to fair value each reporting period using projected revenues, discount rates, and projected timing of revenues. Projected contingent payment amounts are discounted back to the current period using a discount rate. Projected revenues are based on the Company’s most recent internal operational budgets and long-range strategic plans. In some cases, there is no maximum amount of contingent consideration that can be earned by the sellers. Increases in projected revenues will result in higher fair value measurements. Increases in discount rates and the time to payment will result in lower fair value measurements. Increases (decreases) in any of those inputs in isolation may result in a significantly lower (higher) fair value measurement.

The weighted-average of the discount rates used was 15% and 14.0% as of December 31, 2012 and 2011, respectively. The projected year of payment ranges from 2013 to 2021.

6.	NOTES PAYABLE AND OTHER DEBT

In November 2006, the Company entered into a $1,944,000 unsecured note payable to 2400 Boswell to fund the Company’s working capital needs. The note did not specify repayment terms. The note bears interest at 5.25% per annum. The note and all accrued unpaid interest was forgiven by 2400 Boswell in June 2011 and recognized as a capital contribution.

In April 2007, the Company entered into a $130,000 unsecured note payable to Dr. Joel Wallach, a family member of the Company’s Chief Executive Officer and Company founder, to fund the Company’s working capital needs. The note did not specify repayment terms. The note bears interest at 5.00% per annum. The note and all accrued unpaid interest was forgiven by Dr. Joel Wallach in June 2011 and recognized as a capital contribution.

In December 2007, the Company entered into a $156,000 unsecured note payable to Stephan Wallach, the Company’s CEO, in lieu of compensation. The note did not specify repayment terms. The note bears interest at 5.25% per annum. The note and all accrued unpaid interest was forgiven by Stephan Wallach in June 2011 and recognized as a capital contribution.

In October 2011, the Company assumed, with its acquisition of FDI, an unsecured line of credit held by Sovereign Bank, a Federal Savings Bank.  The line of credit is payable on demand.  The line of credit bears interest at the rate of the Sovereign Bank Prime Rate plus 1.00% and has a maximum borrowing limit of $150,000.  The balance outstanding and the interest rate on the line was $145,000 and 4.25%, respectively, for the year ended December 31, 2011 and until it was repaid in October 2012.  The Company has no further borrowing availability under this line of credit as of December 31, 2012.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    In October 2011, the Company assumed, with its acquisition of FDI, an unsecured note payable to Rose Arraj.  The note bears interest at 12.6% per annum. As of December 31, 2011, the amount outstanding on the note was approximately $29,000.  The note was paid in full in February 2012.

In March 2007, the Company entered into an agreement to purchase certain assets of M2C Global, Inc., a Nevada corporation, for $4,500,000.  The agreement required payments totaling $500,000 in three installments during 2007, followed by monthly payments in the amount of 10% of the sales related to the acquired assets until the entire note balance is paid.  The Company has imputed interest at the rate of 7% per annum.  During 2008, the Company alleged that one of the principals of M2C committed a breach of the agreement, at which time the Company discontinued a portion of its payments under this agreement.  During the fourth quarter of 2012, the Company reduced the carrying amount of the liability by approximately $690,000, as the statutory time limit to bring action for non-payment against the Company expired.  This amount was recognized as other income in the consolidated statement of operations.  As of December 31, 2012 and 2011, the carrying value of the liability was approximately $1,365,000 and $2,419,000, respectively, net of an unamortized discount of $79,000 and $154,000, respectively.  Imputed interest recorded on the note was approximately $75,000 and $100,000 for the years ended December 31, 2012 and 2011, respectively.

In August 2011, the Company entered into a $900,000 unsecured note payable to Adaptogenix, LLC in relation to the purchase of certain business assets.  The note was subsequently renegotiated and reduced to approximately $314,000.  The note is payable in monthly payments of $25,000 for the first 3 months and $10,000 per month commencing January 1, 2012 and continuing to maturity in March 2014. The note bears interest at less than 1.0% per annum.  As of December 31, 2012 and 2011, the amounts outstanding on the note were approximately $150,000 and $239,000, respectively.

The following summarizes the maturities of notes payable (in thousands):

Years ending December 31,
2013	$366
2014	283
2015	278
2016	284
2017	287
Thereafter	57

Total	$1,555

Capital Lease

The Company leases certain manufacturing equipment under a non-cancelable capital lease, which was included in fixed assets as follows (in thousands):

	December 31,
	2012	2011
Manufacturing equipment	$232	$-
Less accumulated depreciation	(21)	-
Total manufacturing equipment	$211	$-

Depreciation expense related to the capitalized lease obligation was approximately $21,000 for the year ended December 31, 2012.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    Future minimum lease payments at December 31, 2012 are as follows (in thousands):

Years ending December 31,
2013	$96
2014	96
2015	16
2016	-
2017	-
Total minimum lease payments	208
Amount representing interest	(36)
Present value of minimum lease payments	172
Less current portion	(71)
Long term portion	$101

Factoring Agreement

The Company has a factoring agreement (“Factoring Agreement”) with Crestmark Bank (“Crestmark”) related to the Company’s accounts receivable resulting from sales of certain products within its commercial coffee reportable segment. Under the terms of the Factoring Agreement, the Company effectively sold all of its accounts receivable to Crestmark with non-credit related recourse. The Company continues to be responsible for the servicing and administration of the receivables. The terms of the Factoring Agreement require that it stay in effect until February 1, 2014 at which time it will automatically renew for successive one year periods unless proper notice of termination is given. During January 2013, the Company extended its Factoring Agreement through February 1, 2016, and modified certain of the terms (See Note 13).

The Factoring Agreement provides for the Company to receive advances against the purchase price of its receivables at the rate of 85% of the aggregate purchase price of the receivable outstanding at any time less: receivables that are in dispute, receivables that are not credit approved within the terms of the Factoring Agreement, and any fees or estimated fees related to the Factoring Agreement. Interest is accrued on all outstanding advances at the greater of 5.25% per annum or the Prime Rate (as identified by the Wall Street Journal) plus an applicable margin. The margin is based on the magnitude of the total outstanding advances and ranges from 2.50% to 5.00%. In addition to the interest accrued on the outstanding balance, Crestmark charges a factoring commission for each invoice factored, which is calculated as the greater of $5.00 or 1.50% of the gross invoice amount and is recorded as interest expense. The minimum factoring commission payable to the bank as of December 31, 2012 was $30,000 during each consecutive 12-month period.

The outstanding liability related to the Factoring Agreement was approximately $0 and $743,000 as of December 31, 2012 and 2011, respectively. Fees and interest paid pursuant to this agreement were approximately $150,000 and $54,000 for the years ended December 31, 2012 and 2011, respectively, which were recorded as interest expense. Trade receivables of approximately $7,392,000 and $2,447,000 were sold under the terms of the Factoring Agreement for the years ended December 31, 2012 and 2011, respectively.

The Company accounts for the sale of receivables under the Factoring Agreement as secured borrowing with a pledge of the subject receivables as well as all bank deposits as collateral, in accordance with the authoritative guidance for accounting for transfers and servicing of financial assets and extinguishments of liabilities. The caption “Accounts receivable, due from factoring company” on the accompanying consolidated balance sheet in the amount of approximately $836,000 and $937,000 as of December 31, 2012 and 2011, respectively, reflects the related collateralized accounts.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	RELATED PARTIES

An immediate family member of a greater than 5% shareholder of the Company is the single member of 2400 Boswell.  2400 Boswell is the owner and lessor of the building occupied by the Company for its corporate office and warehouse. The Company is the lessee and currently the sole tenant.  The lease expires on April 30, 2021.  The Company is a co-guarantor of 2400 Boswell’s mortgage on the leased building.  During July 2012, the Company loaned 2400 Boswell $323,000 in exchange for a promissory note bearing interest at 5% due June 1, 2013. As of December 31, 2012 the Company had recorded approximately $7,000 in accrued interest under the terms of the note.  The Company’s maximum exposure to loss is approximately $3,976,000 and $3,900,000 as of December 31, 2012 and 2011, respectively.  As of December 31, 2012, the mortgage was due June 1, 2013. The rent expense was approximately $342,000 for each of the years ended December 31, 2012 and 2011.   On March 15, 2013, 2400 Boswell refinanced its mortgage on the building, and the Company acquired 2400 Boswell from the single member (See Note 13).

A member of the Board of Directors appointed in 2012 owns and operates WVNP, Inc., a supplier of certain inventory items.  The Company made purchases of approximately $2,254,000 from this supplier for the year ended December 31, 2012.

On July 1, 2012, the President of the Company was issued a loan to purchase stock in the Company in the amount $120,000. The loan is to be repaid within one year and carries an interest rate of 4.0%.  As of December 31, 2012, $60,000 has been repaid under the terms of the note and a minimal amount has been recorded as interest income for the year ending December 31, 2012.

The President of the Company is the single member of FDI Realty.  FDI Realty is the owner and lessor of the building occupied by the Company for its sales office in New Hampshire. The Company is the lessee and currently one of three tenants.  The lease expires July 31, 2014 with five 3-year renewal options.  The Company is a co-guarantor of FDI Realty’s mortgages on the leased building and has an agreement to purchase FDI Realty in connection with the acquisition of FDI.  The Company determined that the fair value of the guarantees is not significant and therefore did not record a related liability. The Company’s maximum exposure to loss is approximately $2,142,000 and $2,210,000 as of December 31, 2012 and 2011, respectively. The first mortgage is due in August 2018 and the second mortgage is due in August 2028. The rent expense was approximately $261,000 and $34,000 for years ended December 31, 2012 and 2011, respectively.

8.	SHAREHOLDERS’ EQUITY

The Company’s Articles of Incorporation, as amended, authorize the issuance of two classes of stock to be designated “Common Stock” and “Preferred Stock”.

Convertible Preferred Stock

The Company had 211,135 and 271,135 shares of Series A Convertible Preferred Stock ("Series A Preferred") outstanding as of December 31, 2012 and 2011, respectively. The holders of the Series A Preferred stock are entitled to receive a cumulative dividend at a rate of 8.0% per year, payable annually either in cash or shares of the Company's common stock at the Company's election.  Shares of common stock paid as accrued dividends are valued at $.50 per share.  At December 31, 2012 and 2011 the Company had cumulative dividends of approximately $77,000 and $79,000, respectively. Each share of Series A Preferred is convertible into two shares of the Company's common stock. The holders of Series A Preferred are entitled to receive payments upon liquidation, dissolution or winding up of the Company before any amount is paid to the holders of common stock. Effective August 8, 2011, there was a one for two reverse split of the Company’s common stock. As a result, the conversion rate for the Series A Preferred was adjusted from four shares to one to two shares to one. The holders of Series A Preferred shall have no voting rights, except as required by law.

During 2012, there were 60,000 shares of Series A Preferred and accrued dividends of approximately $19,000 converted into 155,770 shares of common stock. During 2011, there were 130,000 shares of Series A Preferred and accrued dividends of approximately $35,000 converted into 531,534 shares of common stock.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Common Stock

The holders of common stock are entitled to one vote per share on matters brought before the shareholders.

On July 11, 2011, the Company issued 560,000,000 shares of common (pre-split) stock, or 280,000,000 post-split, in connection with the acquisition of AL Global with shareholders of AL Global becoming the majority shareholders of Javalution.

Effective August 8, 2011, there was a reverse split of the common stock where two shares became one share. The conversion rate of the Series A Preferred was adjusted from four shares to one to two shares to one. The historical results of the Company have been retroactively adjusted to affect the reverse stock split.

During 2011, the Company issued 2,065,000 shares of common stock as the result of the exercise of 2,200,000 warrants in a cashless exercise and another 265,000 warrants with an average exercise price of approximately $0.37 for proceeds of $97,500.

During July 2012, the Company sold an aggregate of 4,100,000 shares of the Company’s common stock at a purchase price of $0.20 per share, for aggregate proceeds of $700,000 and a note receivable of $120,000.  All sales were to key distributors, officers and directors of the Company, and members of their families. As part of this transaction, the Company also issued warrants to purchase an aggregate of 4,100,000 shares of common stock at exercise prices ranging from $0.25 to $0.40 per share. These warrants expire in 2015, three years after the closing dates.  The Company determined that the warrants are equity instruments and do not represent derivative instruments.  Also during 2012, the Company issued 180,769 shares of common stock as a result of the cashless exercise of 250,000 warrants to purchase common stock and issued 1,000 shares of common stock as a result of the exercise of 1,000 stock options.

The following table summarizes the common stock activity for the following periods:

Shares outstanding at December 31, 2010	280,000,000
Shares issued in connection with Reverse Acquisition	102,640,775
Shares issued pursuant to warrants exercised for cash	265,000
Shares issued pursuant to cashless warrant exercises	1,800,000
Conversion of preferred stock into common	531,534
Shares outstanding at December 31, 2011	385,237,309
Shares issued pursuant to cashless warrant exercises	180,769
Conversion of preferred stock into common	155,770
Shares issued pursuant to exercise of stock options	1,000
Shares issued for cash and note receivable	4,100,000
Shares repurchased	(75,000)
Shares outstanding at December 31, 2012	389,599,848

Warrants to Purchase Preferred Stock

The following table summarizes preferred stock warrant activity for the following periods:

Balance at December 31, 2010	-
Granted	130,915
Expired / cancelled	-
Exercised	-
Balance at December 31, 2011	130,915
Granted	-
Expired / cancelled	-
Exercised	-
Balance at December 31, 2012	130,915

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    As of December 31, 2012, warrants to purchase 130,915 shares of preferred stock at a price of $1.00 were outstanding. All warrants are exercisable as of December 31, 2012 and expire at various dates through November 2013. The 130,915 warrants were issued to replace similar instruments outstanding from the Javalution business.

Warrants to Purchase Common Stock

The following table summarizes common stock warrant activity for the following periods:

Balance at December 31, 2010	-
Granted	19,240,634
Expired / cancelled	(30,000)
Exercised	(2,465,000)
Balance at December 31, 2011	16,745,634
Granted	4,100,000
Expired / cancelled	(436,811)
Exercised	(250,000)
Balance at December 31, 2012	20,158,823

As of December 31, 2012, warrants to purchase 20,158,823 shares of common stock at prices ranging from $0.10 to $1.00 were outstanding. All warrants are exercisable as of December 31, 2012 and expire at various dates through May 2017.

During 2012, the Company issued 4,100,000 warrants in connection with the sale of common stock discussed above. During 2012, the Company issued 180,769 shares of common stock pursuant to the cashless exercise of 250,000 warrants.

During 2011, 16,455,118 warrants were issued to replace similar instruments outstanding prior to the Javalution Reverse Merger. The remaining 2,785,516 warrants issued in 2011 were issued in connection with an asset purchase agreement whereby the Company sold three specific genealogy positions for $1,750,000.  The warrants were valued at $620,000, using the Black Scholes valuation model, based on a number of assumptions including the common stock trading price on the date of grant, an estimated 5 year life, volatility of 75% and a risk-free interest rate of 2.18%. The Company accounted for the transactions by recording net revenue of $1,130,000.

Repurchase of Common Stock

On December 11, 2012, the Company authorized a share repurchase program to repurchase up to 15 million of the Company's issued and outstanding common shares from time to time on the open market or via private transactions through block trades.  Under this program, as of December 31, 2012, the Company repurchased a total of 75,000 shares at a weighted-average cost of $0.17 per share.  The remaining number of shares authorized for repurchase under the plan as of December 31, 2012 is 14,925,000.

Earnings Per Share

Basic earnings per share are based on the weighted-average number of shares outstanding for each period.   Shares that are included in the diluted earnings per share calculations under the treasury stock method include equity awards that are in-the-money but have not yet been exercised. As a result of the Company’s loss position, diluted EPS is the same as basic EPS for all periods.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	STOCK OPTION PLAN

On May 16, 2012, the Company established the 2012 Stock Option Plan (“Plan”) authorizing the granting of options for up to 40,000,000 shares of common stock. The purpose of the Plan is to promote the long-term growth and profitability of the Company by (i) providing key people and consultants with incentives to improve stockholder value and to contribute to the growth and financial success of the Corporation and (ii) enabling the Corporation to attract, retain and reward the best available persons for positions of substantial responsibility. The Plan permits the granting of stock options, including non-qualified stock options and incentive stock options qualifying under Section 422 of the Code, in any combination (collectively, "Options").

The Company uses the Black-Scholes option-pricing model (“Black-Scholes model”) to estimate the fair value of stock option grants. The use of a valuation model requires the Company to make certain assumptions with respect to selected model inputs. Expected volatility is calculated based on the historical volatility of the Company’s stock price over the contractual term of the option. The expected life is based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. Currently it is based on the simplified approach provided by SAB 110. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of the grant. The following were the factors used in the Black Scholes model to calculate the compensation cost:

	Years ended December 31,
	2012	2011
Stock price volatility	84% - 110%	-
Risk-free rate of return	0.22% - 0.35%	-
Annual dividend yield	0%	-
Expected life	1.5 - 5.0 years	-

A summary of the Plan Options for the year ended December 31, 2012, is presented in the following table:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)
Outstanding December 31, 2011	-	$-	$-
Granted	13,729,000	0.22
Exercised	(1,000)	0.22	-

Outstanding December 31, 2012	13,728,000	$0.22	$5
Exercisable December 31, 2012	1,528,000	$0.21	$5

The weighted-average fair value per share of the granted options for the year ended December 31, 2012, was $0.11.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    The following table sets forth the exercise price range, number of shares, weighted-average exercise price and remaining contractual lives at December 31, 2012:

Weighted		Weighted	Weighted
Average		Average	Average
Exercise Price	Options	Exercise Price	Remaining Life
Outstanding:
$0.16 - $0.21	424,250	$0.17	2.82
$0.21 - $0.23	12,942,000	$0.22	4.51
$0.23 - $0.29	361,750	$0.25	2.54
Exercisable:
$0.16 - $0.21	424,250	$0.17	2.82
$0.21 - $0.23	742,000	$0.22	8.75
$0.23 - $0.29	361,750	$0.25	2.54

At December 31, 2012, the Company had 26,272,000 shares of common stock available for issuance under the Plan.

Total stock based compensation expense included in the consolidated statements of operations was charged as follows in thousands:

	Years ended December 31,
	2012	2011
Cost of revenues	$4	$-
Distributor compensation	165	-
Sales and marketing	9	-
General and administrative	451	-
	$629	$-

As of December 31, 2012, there was approximately $880,000 of total unrecognized compensation expense related to unvested share-based compensation arrangements granted under the Plan. The expense is expected to be recognized over a weighted-average period of 1.43 years.

10.	COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS

The Company maintains cash balances at various financial institutions primarily located in San Diego, California. Accounts at the U.S. institutions are secured, up to certain limits, by the Federal Deposit Insurance Corporation. At times, balances may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to any significant credit risk with respect to its cash and cash equivalent balances.

 The Company has entered into a number of operating leases related to office and warehouse space as well as equipment used in operations.  The future minimum lease payments under our non-cancelable agreements as of December 31, 2012 are approximately (in thousands):

Years ending December 31,	Related Party	Other	Total
2013	$509	$272	$781
2014	509	217	726
2015	509	25	534
2016	509	-	509
2017	509	-	509
Thereafter	3,079	-	3,079

Total	$5,624	$514	$6,138

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     Future minimum lease payments include minimum payments that will be required if the Company elects to exercise all renewal options on the facility leases where the Company is a co-guarantor on the mortgage (See Notes 4 and 7).

The Company has entered into a number of business combinations in recent years.  In many of those transactions, the Company has recorded a liability for contingent consideration as part of the purchase price.  All contingent consideration amounts are based on management’s best estimates utilizing all known information at the time of the calculation.  The fair value of the contingent consideration arrangements were generally estimated by applying the income approach. That measure is based on significant inputs that are unobservable in the market, which is a Level 3 input. Key assumptions include discount rates ranging from 7.0% to 17.0% and probability-adjusted levels of annual revenues. In some cases, there is no maximum amount of contingent consideration that can be earned by the sellers.  The Company performs a quarterly revaluation of contingent consideration and records the change as a component of operating income.  There were approximately $1,130,000 of adjustments to the estimated contingent acquisition liabilities recognized during the year ended December 31, 2012 and no adjustments recognized during the year ended December 31, 2011.

2400 Boswell is the owner and lessor of the building occupied by the Company for its corporate office and warehouse in Chula Vista, CA.  The Company is the lessee and currently the sole tenant.  A family member of a greater than 5% shareholder of the Company is the single member of 2400 Boswell.  The Company is a guarantor of the 2400 Boswell mortgage on the leased building. As of December 31, 2012, the total remaining lease payments under the lease are $2,850,000. Subsequent to December 31, 2012, the Company acquired 2400 Boswell (See Note 13).

As part of the agreement to acquire FDI and FDI Realty, in October, 2011, the Company completed the acquisition of FDI, but postponed the acquisition of FDI Realty subject to the seller obtaining consent regarding assignment of certain mortgages. If the transaction with FDI Realty closes the Company will assume outstanding liabilities of approximately $2,160,000 in full consideration for FDI Realty.  No other consideration will be due to the seller with respect to the acquisition of FDI Realty. FDI is a co-guarantor of the mortgage guarantee obligations of FDI Realty, which houses the Windham, New Hampshire office.

The Company purchases its inventory from multiple third-party suppliers at competitive prices. For the year ended December 31, 2012 the Company made purchases from four vendors that individually comprised more than 10% of total purchases and in aggregate approximated 53% of total purchases.  For the year ended December 31, 2011 the Company made purchases from two vendors that individually comprised more than 10% of total purchases and in aggregate approximated 21% of total purchases.  The Company does not believe it is substantially dependent upon nor exposed to any significant concentration risk related to purchases from any single vendor, given the availability of alternative sources from which the Company may purchase inventory.

The Company has entered into a number of purchase commitments for the purchase of green or unroasted coffee to be used in the Company’s commercial coffee segment.  Each individual contract requires the Company to purchase and take delivery of certain quantities at agreed upon prices and delivery dates.  The contracts as of December 31, 2012, have minimum future purchase commitments of approximately $6,864,000, which are to be delivered in 2013.  The contracts contain provisions whereby any delays in taking delivery of the purchased product will result in additional charges related to the extended warehousing of the coffee product.  The fees average approximately $0.01 per pound for every month of delay.  As of December 31, 2012, the Company was adequately protected by firm sales contracts and has not recognized a provision for losses.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.	INCOME TAXES

The income tax provision contains the following components (in thousands):

	December 31,
	2012	2011
Current
Federal	$44	$22
State	126	179
Foreign	-	-
Total current	170	201
Deferred
Federal	$24	$33
State	2	12
Foreign	-	-
Total deferred	26	45
Total	$196	$246

The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income (loss) as a result of the following differences:

	December 31,
	2012	2011
Federal	$(129)	$(53,182)

Adjustments for tax effects of:
Foreign rate differential	(22)	(30)
State taxes, net	19	76
Goodwill impairment	-	53,002
Nondeductible interest expense	-	61
Other nondeductible items	359	441
Rate change	(21)	-
Other	(486)	-
Change in valuation allowance	476	(122)
	$196	$246

Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2012	2011
Deferred tax assets:
Amortizable assets	$468	$285
Inventory	371	362
Accruals and reserves	92	58
Net operating loss carry-forward	6,474	6,197
Credit carry-forward	106	-
	7,511	6,902
Deferred tax liabilities:
Indefinite lived intangibles	(742)	(716)
Depreciable assets	(133)	-
	(875)	(716)
Net deferred tax asset	6,636	6,186
Less valuation allowance	(7,378)	(6,902)
Net deferred tax liabilities	$(742)	$(716)

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    A valuation allowance has been recognized to offset the net deferred tax assets as the realization of such assets is uncertain as of December 31, 2012 and 2011.  The change in valuation allowance was an increase of approximately $476,000 for the year ended December 31, 2012.  For the year ended December 31, 2011, there was an increase in the valuation allowance of approximately $5,597,000 which is comprised of an increase of approximately $5,719,000 that was recorded as part of the purchase accounting in connection with the Javalution merger and did not impact income tax expense, offset by an approximate $122,000 decrease in the valuation allowance that did impact income tax expense.

At December 31, 2012, the Company had approximately $14,137,000 in federal net operating loss carryforwards, which begin to expire in 2023, and approximately $18,840,000 in net operating loss carryforwards from various states.  The Company had approximately $1,436,000 in net operating losses in foreign jurisdictions.

Pursuant to Internal Revenue Code ("IRC") Section 382, use of net operating loss and credit carryforwards may be limited if the Company experiences a cumulative change in ownership of greater than 50% in a moving three-year period.  Ownership changes could impact the Company's ability to utilize the net operating loss and credit carryforwards remaining at an ownership change date.  The Company has not completed its Section 382 study.

The Company has analyzed the impact of repatriating earnings from its foreign subsidiaries and has determined that the impact is immaterial.

Based upon the Company's evaluation of its tax positions, there were no significant uncertain tax positions requiring recognition in the accompanying consolidated financial statements.  The evaluation was performed for the periods from December 31, 2008 through December 31, 2012, the tax periods that remain subject to examination by major tax jurisdictions as of December 31, 2012.   The Company records interest and penalties on uncertain tax positions in income tax expense.

12.	SEGMENT AND GEOGRAPHICAL INFORMATION

The Company offers a wide variety of products including; nutritional and health, sports and energy drinks, gourmet coffee, skincare and cosmetics, lifestyle, pharmaceutical discount card and pet related. In addition, the Company offers health and wellness services. Beginning in July 2011 with the Reverse Acquisition, the Company’s business is classified by management into two reportable segments: direct selling and commercial coffee. Prior to the Reverse Acquisition, the Company had one operating and one reportable segment.

The Company’s segments reflect the manner in which the business is managed and how the Company allocates resources and assesses performance. The Company’s chief operating decision maker is the Chief Executive Officer. The Company’s chief operating decision maker evaluates segment performance primarily based on revenue and segment operating income. The principal measures and factors the Company considered in determining the number of reportable segments were revenue, gross margin percentage, sales channel, customer type and competitive risks. In addition, each reporting segment has similar products and customers, similar methods of marketing and distribution and a similar regulatory environment.

The accounting policies of the segments are consistent with those described in the summary of significant accounting policies. Segment revenue excludes intercompany revenue eliminated in the consolidation. The following tables present certain financial information for each segment (in thousands):

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Years ended December 31,
	2012	2011
Revenues
Direct selling	$67,324	$37,784
Commercial coffee	7,680	2,886
Total revenues	$75,004	$40,670
Gross margin
Direct selling	$42,963	$24,222
Commercial coffee	862	486
Total gross margin	$43,825	$24,708
Net loss
Direct selling	$327	$(151,925)
Commercial coffee	(891)	(270)
Total net loss	$(564)	$(152,195)
Capital expenditures
Direct selling	$481	$125
Commercial coffee	280	123
Total capital expenditures	$761	$248

	December 31,
	2012	2011
Total assets
Direct selling	$17,403	$14,621
Commercial coffee	7,504	9,746
Total assets	$24,907	$24,367

The Company conducts its operations in the U.S., Canada, New Zealand, Philippines and Singapore. The following table displays revenues attributable to the geographic location of the customer (in thousands):

	Years ended December 31,
	2012	2011
United States	$68,425	$36,315
International	6,579	4,355

Total revenues	$75,004	$40,670

Total tangible assets located outside the United States are not significant.

AL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	SUBSEQUENT EVENTS

During January 2013, the Company extended its Factoring Agreement through February 1, 2016, and modified certain of the terms. The Factoring Agreement provides for the Company to receive advances against the purchase price of its receivables at a rate up to 100% of the aggregate purchase price of the receivable outstanding at any time less: receivables that are in dispute, receivables that are not credit approved within the terms of the Factoring Agreement and any fees or estimated fees related to the Factoring Agreement. Interest is accrued on all outstanding advances at the greater of 5.25% per annum or the Prime Rate (as identified by the Wall Street Journal) plus an applicable margin. The margin is based on the magnitude of the total outstanding advances and ranges from 2.50% to 5.00%. In addition to the interest accrued on the outstanding balance, the factor charges a factoring commission for each invoice factored which is calculated as the greater of $5.00 or 0.875% to 1.00% of the gross invoice amount and is recorded as interest expense. The minimum factoring commission payable to the bank is $90,000 during each consecutive 12-month period.

During the first quarter of 2013, the Company issued 82,500 Options with exercise prices ranging from $0.18 to $0.30, vesting immediately with a contractual life of three years (See Note 9).

During the first quarter of 2013, the Company repurchased 305,500 shares of common stock at a weighted-average cost of $0.19 per share (See Note 8).

On March 19, 2013, the Company renegotiated its lease for its coffee roasting plant and distribution facility located in Miami, Florida, expanding the leased space to approximately 39,500 square feet and extended the term of the lease by 10 years through approximately May 2023, depending on occupancy date.  The average annual lease payment is approximately $351,000 and the total obligation under this lease is approximately $3,511,000.

On March 15 2013, 2400 Boswell refinanced its mortgage on the building occupied by the Company for its corporate office and warehouse in Chula Vista, CA. The Company, Stephan Wallach, and Michelle Wallach provided co-guarantees for the mortgage. The mortgage is for $3,625,000. Also on March 15, 2013, the Company acquired 2400 Boswell from an immediate family member of a greater than 5% shareholder of the Company for approximately $975,000 and assumed the mortgage.  The Company paid approximately $248,000 in cash, forgave a note receivable and accrued interest of approximately $334,000, and issued a promissory note of approximately $393,000, which is payable in equal payments over 5 years and bears interest at 5%.